Exhibit 10.5

CONFIDENTIAL	CONFIDENTIAL TREATMENT REQUESTED
Execution Copy	UNDER 17 C.F.R §§ 200.80(b)4, AND 240.24b-2

RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

BETWEEN

ISIS PHARMACEUTICALS, INC.,

AND

GLAXO GROUP LIMITED

RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

This RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT (together with all Appendices and Schedules hereto, the “Agreement”) is entered into as of the 30th day of March, 2010 (the “Effective Date”) by and between ISIS PHARMACEUTICALS, INC., a Delaware corporation, having its principal place of business at 1896 Rutherford Road, Carlsbad, CA 92008 (“Isis”), and GLAXO GROUP LIMITED, a company existing under the laws of England and Wales, having its registered office at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 0NN, England (“GSK”).  GSK and Isis each may be referred to herein individually as a “Party” or collectively as the “Parties.”  The terms used in this Agreement with initial letters capitalized, whether used in the singular or the plural, will have the meaning set forth in APPENDIX 1.

RECITALS

WHEREAS, Isis is the acknowledged leader in the field of Antisense and possesses certain Patent Rights, Know-How and technology with respect to Antisense therapeutics, and has novel and valuable capabilities for the research, discovery, identification, synthesis and development of Antisense therapeutics;

WHEREAS, GSK possesses expertise in the pharmaceutical research, development, manufacturing and commercialization of human pharmaceuticals, and GSK is interested in developing Antisense therapeutics as drug products;

WHEREAS, GSK desires (y) Isis to conduct Collaboration Programs to discover, research and develop Compounds through completion of a Phase 2 PoC Trial, and (z) to have exclusive options, exercisable at or prior to completion of a Phase 2 PoC Trial, to further Develop and Commercialize such Collaboration Programs; and

WHEREAS, upon GSK’s exercise of any of its options to such Collaboration Programs, GSK will obtain an exclusive license under this Agreement to Develop and Commercialize Licensed Products.

NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE 1.

COLLABORATION PROGRAMS

1.1.                            Overview.  The intent of the Collaboration is for Isis to continue to independently (i) conduct Collaboration Programs to generate at least one (1) Development Candidate and, subject to Section 1.4.4(a) regarding [***], one (1) Back-Up Compound for each Collaboration Program; and (ii) advance each Development Candidate through the completion of the first Phase 2 PoC Trial under the applicable Collaboration Program, with respect to which Collaboration Program GSK may exercise its option to further Develop and ultimately Commercialize such Collaboration Program through Licensed Products under an exclusive license from Isis (the “Objective”).  Isis will be responsible to progress each Collaboration Program through completion of a Phase 2 PoC

Trial.  For each Collaboration Program, GSK will have an option (exercisable on or before the completion of the first Phase 2 PoC Trial) to obtain from Isis an exclusive license to Develop and Commercialize the Licensed Compounds and Licensed Products under such Collaboration Program.  The purpose of this Section 1.1 is to provide a high-level overview of the roles, responsibilities, rights and obligations of each Party under this Agreement, and therefore this Section 1.1 is qualified in its entirety by the more detailed provisions of this Agreement set forth below.

1.2.                            Collaboration Term.  Subject to Section 1.8, the term for the conduct of Collaboration Programs (the “Collaboration Term”) will begin on the Effective Date and end on the [***] ([***]) anniversary of the Effective Date.

1.3.                            Collaboration Management.

1.3.1.                  JSC. The Parties will establish a joint steering committee (the “JSC”) to provide advice and make recommendations on how to conduct the Collaboration.  The JSC will consist of three (3) representatives appointed by Isis and three (3) representatives appointed by GSK.  Each Party will designate one of its three (3) representatives who possesses a thorough understanding of the scientific and business issues relevant to this Agreement to act as the co-chair of the JSC. The co-chairs will be responsible for ensuring that activities occur as set forth in this Agreement, including ensuring that the JSC meetings occur, material recommendations of the JSC are properly reflected in the minutes, and any dispute is given prompt attention and resolved in accordance with Sections 1.3.3 and 12.1.

(a)           The JSC operating procedures, including but not limited to frequency of meetings (at least quarterly), location of meetings, and responsibilities for agendas and minutes, will be determined by the JSC. The JSC will codify these operating procedures in the written minutes of the first meeting.

(b)           The JSC may hold quarterly meetings in person or by audio or video conference as determined by the JSC and will hold meetings as necessary under Section 1.5; but at least two (2) meetings per year will be in person (one held at Isis’ facilities, and the other held at GSK’s U.S. facilities). Alliance Managers will attend JSC meetings as participating non-members. In addition, upon prior approval of the other Party each Party may invite its employees or consultants to attend JSC meetings, including, without limitation, any subject matter expert(s) with valuable knowledge of a specific Collaboration Target, disease, or Indication that is the subject of a Collaboration Program.

(c)           The JSC members from the same Party will collectively have one (1) vote.  The JSC will strive to make recommendations with approval of both Isis members and GSK members, and record such recommendations in the minutes of the applicable JSC meeting.

(d)           Each Party will be responsible for the costs and expenses of its own JSC members.

1.3.2.                  Role of the JSC.  Without limiting any of the foregoing, subject to Section 1.3.3, the JSC will perform the following functions, some or all of which may be addressed directly at any given meeting of the JSC:

(a)                                  review progress on improvements to Antisense technology and advances in mechanistic understandings of Antisense technology;

(b)                                  review and provide advice on the Collaboration Program Research Plan (defined below) for each Collaboration Program, and the Early Development Plan (defined below) for each Development Candidate;

(c)                                  review the overall progress of Isis’ efforts to achieve Sanctioned Target status with respect to each Collaboration Program that has not achieved Sanctioned Target status;

(d)                                  review the overall progress of Isis’ efforts to discover, identify, optimize and otherwise Develop Compounds under each Collaboration Program;

(e)                                  review and approve new gene targets for substituting any Unvalidated Collaboration Program and determine whether the new Collaboration Targets are primarily associated with a Rare Disease in accordance with Section 1.5.2;

(f)                                    review and provide advice on (i) design and content of the [***] for each Collaboration Program and (ii) the [***] for each Collaboration Program, with each of (i) and (ii) being subject to [***] as described in Section 1.3.3; and

(g)                                 such other review and advisory responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon in writing by the Parties from time to time.

1.3.3.                  Decision Making. The Parties will conduct the Collaboration giving due consideration to the recommendations and advice of the JSC.  Isis will have the final decision-making authority regarding [***], subject to compliance with the Collaboration Program Research Plan (where applicable) and the terms of this Agreement.  GSK will have the final decision-making authority (i) with respect to any [***], any disputes concerning the interpretation and application of the [***], which [***] is set forth in [***], and the establishment of the [***]; and (ii) with respect to any [***], any disputes concerning the interpretation and application of the [***], which [***] is set forth in [***] and the establishment of the [***].  Notwithstanding anything in this Agreement to the contrary, the [***] and the [***] for the applicable Collaboration Programs will at all times be documented in APPENDIX 8(A) or APPENDIX 8(B), as applicable, and APPENDIX 8(A) and APPENDIX 8(B) may only be modified as mutually agreed in writing by both GSK and Isis. Notwithstanding the foregoing, the approval of a new gene target for substituting an Unvalidated Collaboration Program in accordance with Section 1.5.2 and the determination of whether In Vivo Efficacy has been demonstrated require mutual consent of the Parties and if the Parties cannot reach such mutual consent, the Parties will resolve such dispute by submitting the matter to an Expert Panel pursuant to Section 12.1.3.

1.3.4.                  Term of the JSC.  The JSC (and any of its subcommittees and working groups) as a formal governing body under this Agreement will be dissolved upon the later of (i) the expiration of the Collaboration Term and (ii) the exercise or expiration of the Option with respect to the last Collaboration Program.

1.3.5.                  Alliance Managers.  Each Party will appoint one representative who possesses a general understanding of the scientific and business issues relevant to this Agreement to act as its alliance manager (each, an “Alliance Manager”) under this Agreement. Each Alliance Manager will be responsible for performing the Alliance Management Activities.

1.3.6.                  IDJSC.  The Parties will also establish a joint steering committee to provide advice and make recommendations on how to conduct the ID/Additional Programs (the “IDJSC”).  The IDJSC will consist of three (3) representatives appointed by Isis and three (3) representatives appointed by GSK.  Each Party will designate one of its three (3) representatives who possesses a thorough understanding of the scientific and business issues relevant to infectious diseases to act as the co-chair of the IDJSC. The co-chairs will be responsible for ensuring that activities occur as set forth in this Agreement with respect to the ID/Additional Programs, including ensuring that the IDJSC meetings occur, and material recommendations of the IDJSC are properly reflected in the minutes.  The IDJSC will operate in accordance with the same operating procedures for the JSC as set forth in Section 1.3.1.  The IDJSC members from the same Party will collectively have one (1) vote.  The IDJSC will strive to make recommendations with approval of both Isis members and GSK members, and record such recommendations in the minutes of the applicable IDJSC meeting.  Any dispute with respect to the ID/Additional Programs that cannot be resolved by the IDJSC shall be submitted to the JSC and JSC shall resolve such dispute in accordance with Sections 1.3.3 and 12.1.  With respect to the ID/Additional Programs, unless the context otherwise requires, a reference in this Agreement to the “JSC” will be a reference to the “IDJSC.”

1.3.7.                  Role of the IDJSC.  Subject to Section 1.3.3 and solely in connection with the ID/Additional Programs, the IDJSC will perform the following functions, some or all of which may be addressed directly at any given meeting of the IDJSC:

(a)                                  review progress on improvements to Antisense technology and advances in mechanistic understandings of Antisense technology;

(b)                                  review and provide advice on the Collaboration Program Research Plan for each ID/Additional Program, and the Early Development Plan for each Development Candidate under the ID/Additional Programs;

(c)                                  review the overall progress of Isis’ efforts to achieve Sanctioned Target status with respect to each ID/Additional Program;

(d)                                  review the overall progress of Isis’ efforts to discover, identify, optimize and otherwise Develop Compounds under each ID/Additional Program;

(e)                                  determine criteria for achieving In Vivo Efficacy for the 6th Collaboration Program, if any, within sixty (60) days following selection;

(f)                                    discuss and approve the design and expenditure for animal efficacy studies;

(g)                                 review and determine whether In Vivo Efficacy has been demonstrated under the ID/Additional Programs;

(h)           subject to [***] as described in Section 1.3.3, review and provide advice on (i) design and content of the [***] and the [***] for each ID/Additional Program and (ii) the [***] and [***] for each ID/Additional Program, including [***]; and

(i)                                    such other review and advisory responsibilities as may be assigned to the IDJSC pursuant to this Agreement or as may be mutually agreed upon in writing by the Parties from time to time.

1.3.8.                  Term of IDJSC.  The IDJSC (and any of its subcommittees and working groups) as a formal governing body under this Agreement will be dissolved upon the later of (i) the expiration of the Collaboration Term and (ii) the exercise or expiration of the Option with respect to the last ID/Additional Program.

1.3.9.                  ID Alliance Managers.  Each Party will appoint one representative who possesses a general understanding of the scientific and business issues relevant to infectious diseases to act as its Alliance Manager with respect to the ID/Additional Programs. Such Alliance Manager will be responsible for performing the Alliance Management Activities solely with respect to the ID/Additional Programs.

1.3.10.           Meeting Coordination. Isis and GSK will schedule meetings of the JSC and IDJSC to take place at the same location and on the same dates to maximize the use of each Party’s time, increase information sharing efficiencies and reduce the cost of additional travel, lodging and related expenses.

1.4.                               Isis’ Collaboration Responsibilities.

1.4.1.     (a)            Collaboration Programs.  Subject to and in accordance with the terms of this Agreement, Isis will be responsible for conducting five (5) Collaboration Programs, each to be focused on a different Collaboration Target; provided, however, that GSK may add a sixth (6th) Collaboration Program for Isis to conduct under this Agreement by notifying Isis in writing of its intention to add the sixth (6th) Collaboration Program on or before the [***] ([***]) anniversary of the Effective Date and paying Isis a fee of $[***] within thirty (30) days after the final selection of the sixth (6th) Collaboration Target pursuant to Section 1.5.1. A brief description of the initial five (5) Collaboration Programs, including the applicable Collaboration Targets (and whether such Collaboration Programs are Rare Disease Programs, [***] Program or ID/Additional Programs), is set forth on APPENDIX 5, attached hereto.

(b)                                  Isis Diligence.  Isis will use Commercially Reasonable Efforts, subject to Section 1.6, to conduct (i) drug discovery activities including drug screening, identification, characterization, optimization and other necessary activities according to the applicable Collaboration Program Research Plans, and (ii) drug development of each Development Candidate under a Collaboration Program in accordance with the applicable Early Development Plan.  To that end, Isis will dedicate to the conduct of the activities hereunder the appropriate resources and allocate personnel with an appropriate level of education, experience and training reasonably necessary to achieve the Objective efficiently and expeditiously, which will at a minimum be the capacity with which Isis runs its drug discovery efforts for similar programs as of the Effective Date.

(c)                                  Collaboration Program Research Plans; Early Development Plans.  Isis will carry out its drug discovery efforts for each Collaboration Program pursuant to the applicable Collaboration Program Research Plan; and its drug development efforts for each Development Candidate pursuant to an Early Development Plan, in each case subject to Section 1.6 and Section 1.7, and review and comment by the JSC as described in Section 1.3.2(b). Isis will update each Collaboration Program Research Plan and Early Development Plan as needed, but at least once annually, and submit it to the JSC for its review and comment, subject to [***] as described in Section 1.3.3 on the [***] and the [***] for all Collaboration Programs, and for ID/Additional Programs, the [***] and the [***], as applicable.

For each Collaboration Program, and each Development Candidate, as applicable, Isis will provide the JSC:

(i)                                    promptly (but no later than ninety (90) days) following the Effective Date (or, with respect to the sixth (6th) Collaboration Program or any Collaboration Program for a substituted target, within ninety (90) days after its designation) for each Collaboration Program that has not reached [***];

(ii)                                the [***] approved by Isis’ RMC for each [***], as may be modified from time to time to address the [***] and [***] activities Isis will conduct under the Collaboration for such [***] (each such plan under Sections 1.4.1(c)(i) and 1.4.1(c)(ii), a “Collaboration Program Research Plan”); and

(iii)                            (A) for each [***] under a Collaboration Program for Rare Diseases or [***], an [***] that will first consist of the [***] approved by Isis’ DMC following designation of the applicable [***] by Isis’ RMC, and thereafter Isis will update as the program advances to include an initial [***], and once GSK provides the [***], a [***]; and (B) for each [***] under an ID/Additional Program, an initial [***] that will first consist of the [***] approved by Isis’ DMC following designation of the applicable [***] by Isis’ RMC, and thereafter Isis will update as the program advances to include the [***] provided by GSK; and once GSK provides the [***], a [***] (each such plan, an “Early Development Plan”), in all cases taking into consideration the recommendations of the JSC or IDJSC as described in Section 1.3.2(b) and Section 1.3.7(b), as applicable.

(d)                                  Briefing the JSC. At each regularly scheduled meeting of the JSC, Isis will provide to the JSC (i) progress updates on the status of the Collaboration generally; (ii) progress updates of Collaboration Program Research Plans; and (iii) progress updates of Early Development Plans for each Development Candidate, in each case, together with a summary of data associated with Isis’ research and/or Development activities for each Collaboration Program.

1.4.2.                  Drug Discovery.  Isis will use Commercially Reasonable Efforts to apply Antisense technology to and otherwise conduct the following Collaboration drug discovery research activities, in each case consistent with the level of quality, effort, resources and diligence Isis applies to its other internal and partnered programs:

(a)           conduct early-stage drug discovery on each Collaboration Program that has not achieved Sanctioned Target status;

(b)           conduct late-stage drug discovery on each Collaboration Program that has achieved Sanctioned Target status with the goals of identifying one (1) lead compound that would qualify as a Development Candidate and, subject to Section 1.4.4(a) regarding [***], at least one (1) Back-Up Compound in each Collaboration Program; and

(c)           each time a Development Candidate is designated under a Collaboration Program, Isis will notify GSK in writing within thirty (30) days of such designation and will provide GSK (i) the [***] Isis provided to its RMC and the JSC in connection with Isis’ designation of the applicable Compound as a Development Candidate, (ii) a proposed Early Development Plan with respect to such Development Candidate, (iii) a summary of the [***] and, to the best of Isis’ knowledge and belief, the need to [***], and (iv) a description of any [***] applicable to such Development Candidate (such notice and package, a “Development Candidate Package”).

1.4.3.                  Drug Development.  Isis will use Commercially Reasonable Efforts to conduct the following drug development activities under this Agreement:

(a)           Subject to Section 1.6 and Section 1.7 below, for each Collaboration Program, Develop at least one (1) Development Candidate through the completion of the first Phase 2 PoC Trial; provided, however, Isis may discontinue such Development if at any time (i) Isis in good faith believes, and a majority of the JSC recommends, that continuing such Development is not warranted because the Development Candidate has not demonstrated sufficient efficacy or activity in human trials or animal studies, or (ii) after having consulted the JSC, Isis in good faith believes that continuing such Development would (x) pose an unacceptable risk or threat of harm in humans, or (y) violate any Applicable Law, ethical principles, or principles of scientific integrity; provided, further, that Isis will [***] the expiration or termination of the Collaboration Term;

(b)           Phase 1 Trial Design.  For any Phase 1 Trial conducted by Isis for a Collaboration Program, which Phase 1 Trial may include patients as well as healthy volunteers, Isis will include a [***] when feasible and appropriate for the Development Candidate; provided that for ID/Additional Programs, [***], including that the total number of healthy subjects and patients in Phase 1 and Phase 2 PoC Trials shall be [***].  Isis acknowledges that for the ID/Additional Programs, unless otherwise agreed by GSK and Isis in APPENDIX 8(B), [***], and Isis shall conduct such [***], prior to commencement of the [***]; and

(c)                                  Phase 2 PoC Trial.  Each Phase 2 PoC Trial shall be designed in accordance with the [***] for Collaboration Programs for Rare Diseases and [***], and [***] for ID/Additional Programs.  No later than [***] days prior to the anticipated commencement date of a Phase 2 PoC Trial, Isis will provide GSK with an [***] for the Phase 2 PoC Trial, and GSK will have the right to provide input regarding [***] for such Phase 2 PoC Trial.  Isis will keep GSK informed of the progress and status of each Phase 2 PoC Trial and will provide GSK with the applicable Phase 2 PoC Data Package upon completion of such Phase 2 PoC Trial.

1.4.4.                  Development of Back-Up Compounds.

(a)                                  Prior to GSK’s exercise of an Option with respect to the Collaboration Program, Isis will use Commercially Reasonable Efforts to develop the Back-Up Compound to Development Candidate status in addition to the lead Development Candidate, at no additional cost to GSK; provided, however, the Parties acknowledge [***] presents a significant challenge for the identification of Back-Up Compounds and, as such, it may be commercially reasonable to [***], as the case may be, Development of any Back-Up Compounds for any Collaboration Program focused on a [***].

(b)           In addition, if, prior to the date GSK exercises the applicable Option, GSK or the JSC reasonably determines that a Development Candidate [***] or has otherwise [***] Trial [***], Isis will Develop the Back-Up Compound for such Collaboration Program through completion of a Phase 2 PoC Trial in accordance with this Agreement as long as the Parties and the JSC share a reasonable belief that such Back-Up Compound has properties that are likely to make it successful in Development and Commercialization.  [***] will be responsible for the costs and expenses to Develop such Back-Up Compound in accordance [***].

(c)                                  Notwithstanding the provisions of Section 1.4.4(a), but subject to the proviso in Section 1.4.4(a) regarding [***], at any time before or after GSK exercises an Option for a given Collaboration Program, upon written request from GSK, Isis will commence further Development work on a Back-Up Compound beyond Development Candidate status in the same manner as Isis would develop a Development Candidate under Section 1.4.3.  Isis will perform such Development work contemporaneously with the Development Isis is conducting on the Development Candidate under the applicable Collaboration Program and in accordance with a budget approved by GSK.  [***] will be responsible for the costs and expenses to further Develop such Back-Up Compound in accordance [***].

1.4.5.                  Follow-On Compounds. After GSK has [***], if GSK wants Isis to discover and develop a Follow-On Compound for the applicable Licensed Product/Collaboration Program, then GSK will provide a written request to Isis.  Upon Isis’ receipt of such request, Isis will commence drug discovery efforts to identify a Follow-On Compound against the same Collaboration Target within the applicable Collaboration Program, and use Commercially Reasonable Efforts to develop such Follow-On Compound to the Development Candidate stage [***].  Once a Follow-On Compound is designated as a Development Candidate in accordance with this Agreement, GSK is solely responsible, [***], for Developing and

Commercializing such Follow-On Compound. So long as GSK has exercised the applicable Option and is compliant with the terms of this Agreement with respect to such Follow-On Compound, such Follow-On Compound will be considered a Licensed Product under this Agreement.  Notwithstanding the foregoing, Isis will not be required to discover or Develop a Follow-On Compound for any Collaboration Program focused on a [***].  The Party responsible for the costs and expenses to Develop such Follow-On Compounds will be determined in accordance with Section 1.7.4.

1.4.6.                  Data Integrity.

(a)                                  Isis acknowledges the importance to GSK of ensuring that the activities under Collaboration Programs are undertaken in accordance with the following good data management practices (“Good Data Management Practices”):

(i)                                    data are being generated using sound scientific techniques and processes;

(ii)                                data are being accurately recorded in accordance with good scientific practices by persons conducting research hereunder;

(iii)                            data are being analyzed appropriately without bias in accordance with good scientific practices;

(iv)          data and results are being stored securely and can be easily retrieved, and

(v)            where, pursuant to then-existing policies and procedures, Isis’ senior management documents in writing its key decisions, it will follow its internal procedures and policy, so as to demonstrate and/or reconstruct key decisions made by such senior management during the conduct of the research and Development activities under this Agreement.

(b)           Isis agrees that it will carry out the activities under the Collaboration Programs and collect and record any data generated therefrom in a manner consistent with the above requirements, and will, upon reasonable request by GSK, permit review of relevant notebooks and records by GSK during normal business hours.

1.4.7.                  Isis Technology. In performing its research and development responsibilities under this Agreement, Isis will utilize any next generation Antisense chemistries and oligonucleotides Controlled by Isis or its Affiliates, using traditional and novel mechanisms of action, including, but not limited to, [***], as recommended by the JSC.  Except as otherwise set forth in this Agreement, Isis’ use of any and all improvements that are Controlled by Isis or its Affiliates to its Antisense chemistries or oligonucleotide motifs in the Collaboration Programs [***].

1.5.                            Adding Sixth (6th) Collaboration Program; Limited Right to Substitute Collaboration Programs.

1.5.1.                  Selecting Sixth (6th) Collaboration Program (if any).  If GSK elects to add a sixth (6th) Collaboration Program under Section 1.4.1(a), then within thirty (30) days of GSK’s notice electing such addition, GSK will provide Isis a gene target for consideration to be the focus of the sixth (6th) Collaboration Program, including the gene name and the NCBI accession number or nucleic acid sequence for such proposed target.  Together with GSK, Isis will review and evaluate if, at the time of such request, [***] for such proposed gene target; [***] Isis has [***] under this Agreement for such program [***]; and [***] Isis [***] the program proposed by GSK [***] collectively, the “Collaboration Target Acceptance Criteria”).  If, at such time, the proposed gene target fails to meet the Collaboration Target Acceptance Criteria, the proposed gene target will be rejected and will not become the focus of the sixth (6th) Collaboration Program.  If the proposed gene target is rejected, GSK may request another gene target in accordance with the terms of this Section 1.5.1.  If the proposed gene target is not rejected, such proposed gene target will be the sixth (6th) Collaboration Target.  Isis will not directly or indirectly research, develop or commercialize any Compounds with respect to any gene target rejected under this Section 1.5.1 if such gene target is rejected as a result of [***].  For purposes of this Section 1.5.1 and the sixth (6th) Collaboration Program, if the relevant gene target is an infectious agent, then the gene target shall be deemed the entire infectious agent and not a specific gene of the infectious agent.

1.5.2.                  Limited Right of Substitution.  If, by the [***] ([***]) anniversary of the Effective Date, a Rare Disease Program or a [***] Program has not reached the Sanctioned Target stage (each such program, an “Unvalidated Collaboration Program”), then within thirty (30) days following such [***] ([***]) anniversary, GSK will notify Isis whether GSK wishes (i) Isis to continue its research and development activities under this Agreement for such Unvalidated Collaboration Program; or (ii) subject to the procedures set forth below, to substitute a new program for such Unvalidated Collaboration Program; provided GSK may only substitute up to a total of [***] ([***]) Unvalidated Collaboration Programs (and for purposes of clarity, may not substitute any [***]).  If GSK timely elects to substitute an Unvalidated Collaboration Program under this Section 1.5.2, then GSK will propose a list of new gene targets for consideration as part of the substituted Collaboration Program, by adding such gene targets (including the gene name and the NCBI accession number or nucleic acid sequence for the proposed gene target and whether GSK believes such gene target is primarily associated with a Rare Disease) to the written agenda for the next scheduled JSC meeting; provided GSK must make such proposal at least fifteen (15) Business Days prior to such JSC meeting.  GSK may call an emergency JSC meeting for such purpose.  At such JSC meeting, the representatives of Isis and GSK will (i) mutually agree upon the replacement Collaboration Program(s) based on the greatest likelihood of success and using the same process as set forth in Section 1.5.1 above, and (ii) determine whether the applicable Collaboration Targets that are the focus of such Collaboration Programs are primarily associated with a Rare Disease.  With respect to any Collaboration Program substituted in under this Section 1.5.2 where the Parties agree the applicable Collaboration Target is primarily associated with a Rare Disease, then, for purposes of calculating the applicable payments under ARTICLE 5 of this Agreement, the Collaboration Program associated with such Collaboration Target will be treated as a Rare Disease Program.  With respect to any Collaboration Program substituted in under this Section 1.5.2 where the Parties agree the applicable Collaboration Target is not primarily associated with a Rare Disease, then, for purposes of calculating the applicable payments under ARTICLE 5 of this Agreement, the Collaboration Program associated with such

Collaboration Target will be treated as a [***] Program.  If, within thirty (30) days following such JSC meeting, the Parties cannot agree whether the applicable Collaboration Target is primarily associated with a Rare Disease, the Parties will resolve such dispute by submitting the matter to an Expert Panel pursuant to Section 12.1.3. Any Unvalidated Collaboration Program that GSK elects to substitute out under this Section 1.5.2 will no longer be a Collaboration Program under this Agreement and the applicable gene target associated therewith will no longer be a Collaboration Target under this Agreement.  Isis’ obligations (including but not limited to ARTICLE 1 and ARTICLE 2) and GSK’s rights and Options under this Agreement with respect to such substituted out gene targets and Compounds directed against such gene targets will terminate.  As of the Effective Date, the Collaboration Program focused on [***] and the Collaboration Program focused on [***] have each reached the [***] stage.  Isis will not directly or indirectly research, develop or commercialize any Compounds with respect to any gene target rejected pursuant to this Section 1.5.2 if such gene target is rejected as a result of Clause (A) set forth in the Collaboration Target Acceptance Criteria without providing GSK during the Collaboration Term with [***].

1.6.                            [***]Special Conditions of [***] and [***] Programs.

1.6.1.                  [***] Program

(a)                                  [***].  Isis will use Commercially Reasonable Efforts to conduct drug discovery activities including drug screening, identification, characterization, optimization and other necessary activities according to the applicable Collaboration Program Research Plans for each [***], with the goal of reaching the Sanction Target stage for each [***].  Isis’ drug discovery and development programs on each [***] will be considered a separate and distinct Collaboration Program under this Agreement and the [***] ([***]) [***] will only count as a single Collaboration Program against the limit on the maximum number of Collaboration Programs set forth in Section 1.4.1(a).  Each time Isis designates a [***] as a Sanctioned Target, Isis will notify GSK in writing within thirty (30) days of such designation and will provide GSK (a) the same [***] Isis provided its RMC and the JSC in connection with Isis’ decision to designate such [***] as a Sanctioned Target, (b) a proposed [***] with respect to such [***], (c) a summary of the [***] and, to the best of Isis’ knowledge and belief, the need to [***] any [***], and (d) a description of any [***] applicable to such [***] (such notice and package, a “[***] Sanction Notice”).  GSK will then have ninety (90) days following its receipt of the applicable [***] Sanction Notice (each, a “[***] Election Deadline”) to notify Isis whether GSK elects to maintain such [***] as a Collaboration Program.  If GSK delivers a written notice to Isis that affirmatively elects to maintain the applicable [***] as a Collaboration Program before the applicable [***] Election Deadline, then Isis’ drug discovery program focused on such [***] will remain a Collaboration Program under this Agreement, and Isis will perform the applicable research and development activities set forth in Section 1.4 above.  If GSK does not deliver a written notice to Isis that affirmatively elects to maintain the applicable [***] as a Collaboration Program before the applicable [***] Election Deadline, or if GSK delivers a notice indicating that GSK does not wish to maintain the applicable [***] as a Collaboration Program, then, in each case, (i) Isis will no longer be required to perform any work on such [***] under this Agreement, and (ii) such [***] will no longer be considered a Collaboration Target or part of a Collaboration Program.  For clarity, if a [***] is no longer a Collaboration Target but another [***] continues to be part of a Collaboration Program, GSK will not have a replacement right under Section 1.5.2 above with respect to the discontinued [***].  In addition, following delivery of the applicable [***] Sanction Notice, if GSK elects to maintain the [***] ([***]) [***] as a Collaboration Program under this Section 1.6.1, then within sixty (60) days after receipt by GSK of an invoice (sent from Isis on or after the date GSK makes the applicable election), GSK will pay a fee of $[***] for such [***] election (i.e., [***] Collaboration Programs will require [***] $[***] payment and no additional payment if GSK elects to have only [***] ([***]) [***] Collaboration Program) under this Section 1.6.1.

(b)           Right of First Negotiation with Respect to [***]. If, during the Collaboration Term, Isis (a) has a good-faith desire to grant any Third Party any right with respect to [***] or collaborate with any Third Party in researching, developing or commercializing Compounds with respect to [***] or (b) Initiates a Phase 2 PoC Trial for a Compound with respect to [***], then Isis will promptly (but in any case within thirty (30) days) provide written notice to GSK, and Isis will promptly deliver to GSK evaluation materials reasonably relevant to its [***] program and no less than those materials provided to applicable Third Parties, including a proposed collaboration plan, if any, and all information about the Compounds with respect to [***] consistent with the information Isis is required to disclose as part of a Phase 2 PoC Data Package, if any.  GSK will then have forty-five (45) days to notify Isis in writing whether GSK desires to collaborate with Isis in researching, Developing or Commercializing Compounds with respect to [***].  If GSK provides Isis with timely written notice that GSK desires to collaborate with Isis in researching, Developing or Commercializing Compounds with respect to [***] (including obtaining an exclusive license), then Isis and GSK will, in good faith, use commercially reasonable efforts to conclude a written collaboration and license agreement within [***]([***]) days.  If GSK fails to timely notify Isis that GSK desires to collaborate and obtain an exclusive license with respect to the [***] program, or if despite good-faith commercially reasonable efforts GSK and Isis are unable to reach an agreement within [***] ([***]) days after Isis’ receipt of such notice from GSK, then Isis may enter into a collaboration and license agreement with any Third Party with respect to [***].  For the avoidance of doubt, the right of first negotiation described herein will (x) not prevent Isis from researching or developing the applicable gene target, Compound or Development Candidate for itself through the use of Third-Party contract research organizations and other Third Parties performing similar fee-for-service drug research and development services for or on behalf of Isis; and (y) expire upon the [***], and will only be extended beyond the [***] if and to the extent GSK has the right to notify Isis in writing within the forty-five (45) day period described above and, if such notice is timely delivered by GSK, to the extent Isis and GSK are negotiating in good faith to conclude a written collaboration and license agreement within the [***] ([***]) day period described above.

1.6.2.                  [***] Programs.

(a)           Prior to Sanctioned Target Status.  With respect to the [***] Program, initially Isis will perform the drug discovery and Development activities under this Agreement for [***] and in a [***] using the same Compounds for the treatment of [***] via [***] and [***] with the goal of reaching the Sanctioned Target stage; provided, however, that, as part of such [***] Program, GSK may, at its sole cost and subject to Section 1.9.2, conduct or have conducted drug discovery activities with such Compounds for [***] using other [***] available to GSK, pursuant to mutually agreed protocols.

(b)           Initial Election; [***] Field.  Once Isis designates [***] as a Sanctioned Target, Isis will notify GSK in writing within thirty (30) days of such designation and will provide GSK (i) the same [***] Isis provided its RMC and the JSC in connection with Isis’ decision to designate [***] as a Sanctioned Target, (ii) a proposed [***] with respect to [***] in both the field of [***] and [***], (iii) a summary of the [***] and, to the best of Isis’ knowledge and belief, the need to [***] any [***]; and (iv) a description of any [***] applicable to [***] (such notice and package, a “[***] Notice”). GSK will then have ninety (90) days following its receipt of the [***] Notice (the “First [***] Election Deadline”) to notify Isis whether GSK elects to continue the [***] Program in the field of [***], in the field of [***], or in both the fields of [***] and [***] using the same Compounds for treating [***].  If GSK elects to continue with only one field, then the field in which GSK elects to continue the [***] Program under this Section 1.6.2(b) will be considered the “Base [***] Field” and the field in which GSK does not elect to continue will be considered the “Expanded [***] Field.”  If GSK does not elect either [***] or [***] by the First [***] Election Deadline, then the Base [***] Field will be considered [***], and the Expanded [***] Field will be considered [***].  Isis will perform the drug discovery and Development activities in accordance with this Agreement, including but not limited to Section 1.4, in the Base [***] Field (the “Base [***] Program”) and the Expanded [***] Field if GSK elects to have Isis perform the drug discovery and Development activities in the Expanded [***] Field (the “Expanded [***] Program”).

(c)                                  Subsequent Option to Expand. At any time from the First [***] Election Deadline through the date of the first Option Deadline under Section 3.1 for the [***] Program (the “Final [***] Election Deadline”), GSK may elect to have Isis perform the Expanded [***] Program either (i) using the same Compound Isis is Developing under the Base [***] Program (such program, the “Same Compound-Expanded [***] Program”), or (ii) using a different Compound than the Compound Isis is Developing under the Base [***] Program (such program, the “Different Compound-Expanded [***] Program”). GSK will make any election under this Section 1.6.2, by providing written notice to Isis, or specifically making such election at a JSC meeting where such election is documented in the minutes of the applicable meeting.  Within sixty (60) days after GSK notifies Isis of its desire to expand the [***] Program, Isis shall provide GSK with (i) a [***] summarizing the [***] of the Base [***] Program; (ii) a proposed [***] or [***] with respect to the Expanded [***] Program; (iii) a summary of the [***] and, to the best of Isis’ knowledge and belief, the need to [***] any [***] (iv) a description of any [***] applicable to the Expanded [***] Program; and (v) all other information that is useful to GSK’s election to expand the Base [***] Program (the “[***] Data Package”).  If GSK elects to expand the [***] Program to include the Expanded [***] Program, the Base [***] Program and such Expanded [***] Program will only count as a single Collaboration Program against the limit on the maximum number of Collaboration Programs set forth in Section 1.4.1(a).  If GSK does not provide Isis with a written notice electing to expand the [***] Program in accordance with this Section 1.6.2 prior to the expiration of the Final [***] Election Deadline, Isis shall have no obligation to conduct the [***] Program in the Expanded [***] Field, the Expanded [***] Field will not be considered a Collaboration Program under this Agreement.

(d)                                  Electing the Same Compound-Expanded [***] Program at or Before [***]. If GSK elects the Same Compound-Expanded [***] Program at or before [***]:

(i)                                    Within thirty (30) days, the JSC will meet and prepare a research or Development plan for advancing such Expanded [***] Program to the next stage.

(ii)                                Isis will provide a good-faith estimate of the costs (including external costs, internal costs and FTEs) to advance the Same Compound-Expanded [***] Program to the next stage based on the JSC’s research or Development plan, as well as a good-faith estimate of the costs (including external costs, internal costs and FTEs) to advance the Base [***] Program to the next stage based on the existing Collaboration Program Research Plan or Collaboration Program Development Plan, as the case may be, for the Base [***] Program. Isis’ estimate of such costs shall be subject to GSK’s approval; provided, however, that Isis has no obligation to conduct the Same Compound-Expanded [***] Program unless and until GSK approves such costs and pays Isis the milestones set forth in Section 1.6.2(d)(iii) below.

(iii)                            After GSK’s approval of the estimated costs described in Section 1.6.2(d)(ii) above, GSK will make milestone payments to Isis equal to [***] (including [***]) to advance the Same Compound-Expanded [***] Program to the next Development stage minus the [***] [***] to advance the Base [***] Program to the same Development stage (such [***], the “[***]”) as follows:

(A) within thirty (30) days after reaching the [***] stage, the [***] for developing the Compound through [***],

(B) within thirty (30) days after the [***], the [***] for developing the Development Candidate through [***],

(C) within thirty (30) days after the [***], the [***] for developing the

Development Candidate from [***] through the [***], and

(D) within thirty (30) days after the [***], the [***] for developing the Development Candidate from [***] through completion of the [***]

(iv)          GSK will pay Isis [***] ([***]) Option exercise fee under Section 5.4 for the [***] Program, [***] if GSK exercises its Option for both the Base [***] Program and the Same Compound-Expanded [***] Program under this Section 1.6.2(d).  In addition, subject to Section 1.6.2(g) below, GSK will pay (a) the [***] ([***]) [***] payments under [***] of [***] of [***] for any Development Milestone Events achieved by the Base [***] Program after such Option exercise, and (b) the [***] payments under [***] of [***] of [***] for any Development Milestone Events achieved by the Same Compound-Expanded [***] Program after such Option exercise.

(e)                                  Electing the Same Compound-Expanded [***] Program After [***]. If GSK elects the Same Compound-Expanded [***] Program after [***] but prior to the expiration of the Final [***] Election Deadline (including re-electing the Same Compound-Expanded [***] Program after it discontinues the Same Compound-Expanded [***] Program that it has elected previously), GSK will pay Isis:

(i)                                    a fee of $[***] within thirty (30) days after GSK’s receipt of the updated [***] Data Package from Isis. GSK’s election will become effective upon such payment to Isis;

(ii)                                for each Development Milestone Event achieved by a Compound after [***] but through and including the first [***], GSK will pay [***] to Isis for both the Base [***] Program and the Same Compound-Expanded [***] Program as set forth in [***] of [***] of [***];[***]subject to Section 1.6.2(g) below, for each Development Milestone Event achieved by a Compound after the [***] ([***]) [***] GSK will pay (a) the [***] ([***]) [***] of [***] of [***] for any such Development Milestone Events achieved by the Base [***] Program, and (b) the [***] payments under [***] of [***] of [***] for any such Development Milestone Events achieved by the Same Compound-Expanded [***] Program; and

(iii)                            only one (1) [***] under [***] for the [***] Program, even if GSK exercises its Option for both the Base [***] Program and the Same Compound-Expanded [***] Program under this Section 1.6.2(e).

(f)                                    Electing the Different Compound-Expanded [***] Program. If GSK elects the Different Compound-Expanded [***] Program at any time prior to the expiration of the Final [***] Election Deadline, (i) GSK will pay Isis a fee of $[***] within thirty (30) days after its receipt of the updated [***] Data Package, and GSK’s election will only become effective upon such payment to Isis; (ii) GSK will pay [***] ([***]) separate [***] under [***] of [***] of [***] for the Base [***] Program and the Different Compound-Expanded [***] Program if GSK exercises its Option for both such programs; and (iii) GSK will pay [***] ([***]) separate

[***] to Isis for both the Base [***] Program and the Different Compound-Expanded [***] Program as set forth in [***] of [***]of [***] if and when such Development Milestone Event is achieved by a Compound from such [***] Program.

(g)                                 Milestone Payments for the [***] Program. Section 1.6.2(d)(iv) and Section 1.6.2(e)(ii) above assume that the Development Milestone Events set forth in [***] of [***] will first be achieved by the Base [***] Program; provided, however, that irrespective of whether achieved by a Compound in the Base [***] Program or the Expanded [***] Program, except as otherwise provided in Section 1.6.2(e)(ii), any Development Milestone Event achieved by a Compound being Developed under the [***] Program under Section 1.6.2(d) or Section 1.6.2(e) will trigger (i) the [***] ([***]) [***] for such Development Milestone Event set forth in [***] of [***] of [***] if such Compound is the first (1st) Compound under the [***] Program to achieve such Development Milestone Event; or (ii) the [***] ([***]) [***] for such Development Milestone Event set forth in [***] of [***]of [***] if such Compound is not the first (1st) Compound under the [***] Program to achieve such Development Milestone Event.

1.7.                            Collaboration Costs and Expenses.

1.7.1.                  Development Candidates.

(a)           PoC Cost Limit for Rare Disease Programs and [***] Program.  Subject to Section 1.7.2 below, Isis will be responsible for its costs and expenses in performing its obligations under Section 1.4 for each Collaboration Program and each Development Candidate; except with respect to the Rare Disease Programs and the [***] Program, Isis will only be responsible for paying the Phase 2 PoC Trial Costs of the Phase 2 PoC Trial for a Development Candidate up to a total of [***] ($[***]) (the “PoC Cost Limit”); provided that for any Phase 2 PoC Trial that involves [***] ([***]) or fewer patients, dosed at [***] ([***]) [***] or less per week, for [***] ([***]) [***] or less, Isis may only apply up to [***] ($[***]) of its Cost of Goods toward the PoC Cost Limit.  If, for a Rare Disease Program or a [***] Program, the Phase 2 PoC Trial Costs for a Development Candidate are greater than the PoC Cost Limit, GSK [***] in order to complete the Phase 2 PoC Trial for such Development Candidate; provided that GSK will not have [***] Isis for the [***], including, without limitation, for the labor cost of Isis’ employees who are clinical scientists, clinicians, and project managers.  Isis’ [***] to manufacture API [***] in accordance with APPENDIX 4.

(b)           IND-Supporting Toxicology Studies for Rare Disease Programs and [***] Program.   For clarity, for a Rare Disease Program or a [***] Program, Isis will conduct IND-Supporting Toxicology Studies at its cost for a duration of up to [***]([***]) months to support the dosing in up to a [***] ([***]) month Phase 2 PoC Trial; provided, however, if GSK requests that Isis conduct an IND-Supporting Toxicology Study that is longer than [***] ([***]) months, then GSK will pay Isis the costs of such longer study to the extent such costs exceed the cost of a [***] ([***]) month study, in accordance with a mutually agreed budget.  Isis will provide GSK with such a budget containing Isis’ good-faith estimate of the cost of such longer IND-Supporting Toxicology Study. Isis’ estimated budget of such costs shall be subject to GSK’s approval; provided, however, that Isis has no obligation to conduct such longer IND-Supporting Toxicology Study unless and until Isis and GSK mutually agree on a budget.

(c)                                  Quarterly Invoice; Reimbursement True Up.  Isis will deliver to GSK an invoice for the portion of the budget attributable to the costs that exceed the PoC Cost Limit pursuant to Section 1.7.1(a) or the costs that exceed the costs of a [***] ([***]) month IND-Supporting Toxicology Study pursuant to Section 1.7.1(b) for the coming quarter on a quarterly basis no earlier than thirty (30) days prior to the beginning of such quarter, based on the approved budget for the applicable study, which GSK will pay within sixty (60) days after GSK’s receipt.  At the time Isis delivers its quarterly invoice to GSK, Isis shall also deliver to GSK a report summarizing the actual costs and expenses to conduct the applicable study in the previous quarter. GSK will reimburse Isis for such actual costs and expenses incurred by Isis in the previous quarter that is not covered by the advance payments made by GSK to Isis under Section 1.7.1(a) or Section 1.7.1(b) for such study for the previous quarter.  GSK may use the balance of its advance payments to Isis for the previous quarter to offset its payment obligation for the coming quarter.

1.7.2.                  Special Funding Conditions Related to ID/Additional Programs.

(a)           In Vivo Efficacy Studies.   With respect to the ID/Additional Programs, Isis will conduct the pharmacology efficacy models specified in APPENDIX 2(B), including, but not limited to, the [***] model at its cost; provided that Isis will only be responsible for paying its external out-of-pocket costs (for clarity, excluding the cost of Isis’ internal FTEs and Isis’ costs to manufacture API) up to a total of $[***] and [***] such external costs incurred pursuant to a budget pre-approved by GSK to the extent such cost exceeds $[***] per ID/Additional Program. Isis will provide GSK with a budget containing Isis’ good-faith estimate of such additional costs and the underlying activities.  Isis’ estimate of such costs shall be subject to GSK’s approval; provided, however, that Isis has no obligation to conduct such activities unless and until Isis and GSK mutually agree on a budget.

(b)           IND-Supporting Toxicology Studies.  For clarity, for an ID/Additional Program, Isis will conduct IND-Supporting Toxicology Studies at its cost for a duration of up to [***] ([***]) months to support the dosing in up to a [***] ([***]) month Phase 2 PoC Trial; provided, however, if GSK requests that Isis conduct an IND-Supporting Toxicology Study that is longer than [***] ([***]) months, then GSK will pay Isis the costs of such longer study to the extent such costs exceed the cost of a [***] ([***]) month study, in accordance with a mutually agreed budget.  Isis will provide GSK with such a budget containing Isis’ good-faith estimate of the cost of such longer IND-Supporting Toxicology Study. Isis’ estimated budget of such costs shall be subject to GSK’s approval; provided, however, that Isis has no obligation to conduct such longer IND-Supporting Toxicology Study unless and until Isis and GSK mutually agree on a budget.

(c)                                  Clinical Studies.  In addition, with respect to the ID/Additional Programs, if the Early Development Plan includes studies that are in addition to or exceed the studies contemplated by APPENDIX 8(B), Isis will provide GSK with a budget containing Isis’ good-faith estimate of the cost of such additional or expanded studies.  Isis’ estimate of such costs shall be subject to GSK’s approval and GSK will be responsible for the costs set forth in the approved budget for conducting such additional or expanded studies; provided, however, that Isis has no obligation to conduct such activities unless and until Isis and GSK mutually agree on a budget and provided, further, that Isis will provide [***] and/or [***] for the studies designed in accordance with APPENDIX 8(B) [***].

(d)           Post PoC Tox Studies.  If the IDJSC agrees that post-PoC enabling activities such as long-term toxicity studies need to be initiated prior to exercise by GSK of an Option, GSK will propose the study design, timeline and drug product requirements to Isis.  [***]; provided that Isis will provide up to [***] of API as required for such post-PoC enabling studies [***] per Collaboration Program.

(e)                                  Quarterly Invoice; Reimbursement True Up.  Isis will deliver to GSK an invoice for the portion of the budget attributable to the costs that exceed the [***] ($[***]) limit pursuant to Section 1.7.2(a), the costs that exceed the cost of a [***] ([***]) month study pursuant to Section 1.7.2(b) or the costs that exceed the cost of the IND-Supporting Toxicology Studies contemplated by APPENDIX 8(B) pursuant to Section 1.7.2(c), as the case may be, for the coming quarter on a quarterly basis no earlier than thirty (30) days prior to the beginning of such quarter, based on the approved budget for the applicable study, which GSK will pay within sixty (60) days after GSK’s receipt.  At the time Isis delivers its quarterly invoice to GSK pursuant to Section 1.7.2(a), 1.7.2(b) or 1.7.2(c) above, Isis shall also deliver to GSK a report summarizing the actual costs and expenses to conduct the applicable study in the previous quarter. GSK will reimburse Isis for such actual costs and expenses incurred by Isis in the previous quarter that is not covered by the advance payments made by GSK to Isis under Section 1.7.2(a), 1.7.2(b) or 1.7.2(c) for such study for the previous quarter.  GSK may use the balance of its advance payments to Isis for the previous quarter to offset its payment obligation for the coming quarter.

1.7.3.                  Back-Up Compounds.  [***] is responsible for [***] costs and expenses in performing its obligations under Sections 1.4.4(a) and 1.4.4(b) for any Back-Up Compound.  If Isis is further Developing a Back-Up Compound beyond the Development Candidate status under Section 1.4.4(c), then [***] for all reasonable costs and expenses of advancing such Back-Up Compound beyond the stage of Development Candidate designation, subject to a budget approved in writing in advance by GSK.

1.7.4.                  Follow-On Compounds.  [***] is responsible for [***] costs and expenses in performing its obligations to discover and Develop a Follow-On Compound to the Development Candidate stage pursuant to Section 1.4.5. Once a Follow-On Compound has reached the Development Candidate stage in accordance with this Agreement, [***] is [***] responsible, at [***] cost, for Developing and Commercializing such Follow-On Compound.

1.8.                            End of Collaboration Term.  Upon the expiration of the Collaboration Term, (i) Isis will no longer have an obligation to perform any activities under Section 1.4.2; (ii) any Collaboration Programs that have not reached the [***] stage will no longer be Collaboration Programs and the applicable gene targets associated therewith will no longer be Collaboration Targets; (iii) Isis’ obligations and GSK’s rights under this Agreement with respect to such gene target and any ASOs targeting such gene target will then terminate, and Isis will be free to Develop and Commercialize on its own or with a Third Party such gene target and any Compounds targeting such gene target; and (iv) Isis will own any data generated under the Collaboration for such gene target and any Compounds targeting such gene target.  For clarity, except to the extent explicitly set forth in the foregoing, the expiration of the Collaboration Term will not affect GSK’s rights or Isis’ obligations with respect to Collaboration Programs under this Agreement that have reached the [***] stage, including, but not limited to, Isis’ obligation under Section 1.4.3 to Develop each such [***] under the remaining Collaboration Programs through the completion of the Phase 2 PoC Trial.  Notwithstanding the foregoing, if Isis is not developing at least [***] ([***]) [***] under the applicable Collaboration Programs at the end of the Collaboration Term, (a) the Collaboration Term will be automatically extended for [***] ([***]) additional term of [***]([***]) [***] with respect to all Collaboration Programs that have reached the [***] stage, but have not generated a [***] by the end of the Collaboration Term, (b) Isis will continue its research and Development activities in accordance with Section 1.4.2 to generate [***] under such Collaboration Programs and (c) all rights and obligations of each Party with respect to such Collaboration Programs will remain the same during such extended [***] ([***]) [***] period.  For clarity, (y) following the expiration of the Collaboration Term (including any such extension), Isis will continue to Develop each Development Candidate in accordance with each Early Development Plan through the completion of the Phase 2 PoC Trial,  and (z) the automatic extension of the Collaboration Term set forth in this Section 1.8 cannot extend the Collaboration Term beyond the [***] ([***]) anniversary of the Effective Date.

1.9.                            General Collaboration Matters.

1.9.1.                  Conduct of Collaboration.  Isis will conduct its work under the Collaboration in a good scientific manner, and in compliance with all applicable good laboratory practices, and all Applicable Laws, to use Commercially Reasonable Efforts to efficiently and expeditiously achieve the Objective of each Collaboration Program.

(a)                                  Isis will, at its own expense and risk, maintain laboratories, offices, and all other facilities necessary to carry out its respective responsibilities under each Collaboration Program.

(b)                                  Isis will maintain complete and accurate records of all work it conducts in the performance of each Collaboration Program and all results, data, inventions and developments made in the performance of each Collaboration Program.  Such records will be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

1.9.2.                  GSK Assistance in Collaboration.  In GSK’s discretion, and as mutually agreed by GSK and Isis, GSK may, at GSK’s cost and expense, assist Isis with certain of the pharmacology studies for certain therapeutic areas included in the Collaboration, and, in the event GSK has access to animal models or other assays that Isis does not have in-house, GSK may perform portions of the Collaboration as mutually agreed therein.  GSK will promptly provide Isis any data generated by GSK under this Section 1.9.2 for use in connection with the research, Development and Commercialization of Discontinued Products.

1.9.3.                  Materials Transfer.  In order to facilitate the Collaboration, either Party may provide to the other Party certain materials for use by the other Party in furtherance of the Collaboration.  All such materials will be used by the receiving Party in accordance with the terms and conditions of this Agreement solely for purposes of performing its rights and obligations under this Agreement, and the receiving Party will not transfer such materials to any Third Party unless expressly contemplated by this Agreement or upon the written consent of the supplying Party.

1.9.4.                  Additional Research/Opportunities. In addition, under a separate, mutually agreed upon written research plan, the Parties may explore the opportunity for GSK and Isis to work together to further the technology, such as with formulation work, to allow [***], including exploring ways to [***]. GSK may present Isis with proposals regarding GSK’s access to Isis’ technology, outside of the Collaboration, which may include the formation of a joint venture with another party particularly as it relates to delivery technologies. Isis and GSK will evaluate and discuss such proposals in good faith, but will not be required to expand the scope of the Collaboration without executing a written agreement.

ARTICLE 2.

EXCLUSIVITY COVENANTS

2.1.                            Isis’ Exclusivity Covenants.

2.1.1.                  Isis’ Exclusivity Covenants.  Except as set forth in Section 2.1.2 or in Section 9.3.2, prior to GSK’s exercise of an Option, on a Collaboration Target-by-Collaboration Target basis, Isis agrees that it will not work independently of this Agreement for itself or any Affiliates or for or with any Third Party (including the grant of any license to any Third Party) with respect to discovery, research, development and/or commercialization activities of an ASO that is [***] a Collaboration Target for the period set forth below:

(a)           Collaboration Target.  Such exclusivity on a Collaboration Target will continue until the earlier of (i) the date such Collaboration Target is removed from the Collaboration in accordance with Section 1.5.2, 1.6.1 or 1.8; and (ii) the occurrence of an Option Deadline with respect to the applicable Collaboration Program and GSK does not exercise the Option for such Collaboration Program.

(b)           Licensed Program.  If GSK exercises its Option with respect to a Collaboration Program, then Isis’ exclusivity obligations with respect to such Collaboration Program will continue with respect to the applicable Collaboration Target and any and all Development Candidates, Licensed Compounds and Licensed Products under such Collaboration Program for so long as the exclusive license under Section 4.1.1 for the applicable Collaboration Program remains in effect.

2.1.2.                  Limitations and Exceptions to Isis’ Exclusivity Covenants.  Notwithstanding anything to the contrary in this Agreement, Isis’ practice of the following will not violate Section 2.1.1:

(a)                                  Any activities pursuant to the Prior Agreements;

(b)                                  Permitted Licenses;

(c)                                  Isis (for itself and not for a Third Party) will be permitted to discover, research and develop with respect to the Collaboration Target within such Collaboration Program (an “Isis Follow-On Product”) if (1) (i) GSK does not ask Isis to identify a Follow-On Compound for a Collaboration Program under Section 1.4.5 prior to the applicable Development Candidate successfully completing its first (1st) [***], or (ii) Isis identifies a Follow-On Compound for a Collaboration Program under Section 1.4.5, but thereafter GSK does not use Commercially Reasonable Efforts to continue to Develop and Commercialize such Follow-On Compound (on its own or with Isis); and (2) all [***]; provided, however, that (y) Isis will not have the right to develop or commercialize any Licensed Product being Developed or Commercialized by GSK under this Agreement, and (z) Isis hereby provides GSK with a [***]; and

(d)           After any exercise by GSK of its Option for the [***] Programs, if GSK is Developing or Commercializing the [***] Program for [***] (“[***] Program”), and is not Developing or Commercializing the [***] Program for [***] (“[***] Program”), Isis may Develop and Commercialize ASOs under a [***] Program in accordance with the following conditions:

(i)                                    Isis will have no access to, nor will GSK be obligated to grant Isis, a license to any of the Isis Product-Specific Patents assigned by Isis to GSK under this Agreement related to the [***] Program;

(ii)                                Isis’ ASO for [***] will not have [***] to the Licensed Compound or Licensed Product within GSK’s [***] Program for [***];

(iii)                            Isis will not grant a Third Party a license to Isis’ [***] Program until such program reaches the [***] stage of Development, at which time GSK will have a [***] with respect to such [***] Program [***], mutatis mutandis;

(iv)          If Isis and GSK do not consummate a license agreement for the [***] Program during GSK’s [***], then during (i) the period in which there is an issued claim within a patent Controlled by GSK in a Major Country Covering the composition of matter or approved method of use of the Licensed Compound or Licensed Product in the [***] Program or (ii) the data exclusivity period conferred by the applicable Regulatory Authority in such country with respect to such Licensed Product (such as in the case of an orphan drug), Isis will not, and will not allow its Third Party partner, to do any of the following:

[***].

(v)            Isis will include GSK as an intended third party beneficiary in its agreement with a Third-Party partner for the [***] Program, solely to allow GSK to enforce the obligations and restrictions set forth in this Section 2.1.2(d) directly against such Third Party partner; and

(vi)          As long as there is (i) an issued claim within a patent Controlled by GSK in a Major Country Covering the composition of matter or approved method of use of the Licensed Compound or Licensed Product in the [***] Program or (ii) a data exclusivity period conferred by the applicable Regulatory Authority in such country with respect to such Licensed Product (such as in the case of an orphan drug), Isis will pay GSK royalties [***] on Net Sales by Isis, its Affiliates or its Third-Party partner of such ASO within the [***] Program arising from prescriptions written by [***] or [***] for any [***] Indications in any Major Country (as determined by IMS data).

(e)                                  After any exercise by GSK of its Option for the [***] Programs, if such [***] Programs include both [***] and [***] and GSK is not Developing or Commercializing a Compound or Licensed Product for [***], Isis may Develop and Commercialize an ASO for [***], provided that Isis satisfies the conditions set forth in Section 2.1.2(d)(i) through Section 2.1.2(d)(vi) above.

For the avoidance of doubt, so long as GSK is Developing or Commercializing a Licensed Compound or Licensed Product for [***] via [***] in accordance with this Agreement, Isis will not have the right to Develop or Commercialize any ASO for [***].

2.1.3.                  Except as otherwise expressly provided in this Agreement, Isis will not enter into any research or development collaborations with a Third Party that would or be reasonably likely to diminish Isis’ ability to perform its obligations under this Agreement in any material respect.

2.2.                            GSK’s Exclusivity Covenants.

2.2.1.                  GSK’s Exclusivity Covenants.  Except as set forth in Section 2.2.2 or in Section 9.3.1, on a Collaboration Target-by-Collaboration Target basis and solely with respect to a Collaboration Target that Isis has generated a Development Candidate, GSK agrees that it will not work independently of this Agreement for itself or any Affiliates or for or with any Third Party in researching or Developing a nucleic acid—based approach [***] with respect to a Collaboration Target that has generated a Development Candidate until the earlier of (i) the date such Collaboration Target is removed from the Collaboration in accordance with Section 1.5.2, 1.6.1 or 1.8; and (ii) the date GSK elects to exercise or declines to exercise its Option with respect to the Collaboration Program relating to such Collaboration Target.

2.2.2.                  Limitations and Exceptions to GSK’s Exclusivity Covenants.  Notwithstanding anything to the contrary in this Agreement, GSK’s practice of the following will not violate Section 2.2.1:

(a)                                  Modalities other than Antisense;

(b)                                  [***] the practice of which is [***]; and

(c)                                  GSK continuing its (i) internal research and development efforts and (ii) collaborative work with a Third Party with respect to any gene target unless and until such gene target is a Collaboration Target with respect to which Isis has generated a Development Candidate. If GSK (by itself or with a Third Party) is researching or developing a nucleic acid-based therapeutic [***] against a Collaboration Target outside of the Collaboration, GSK will provide Isis with written notice thereof on the Effective Date, or at the time such Collaboration Target is proposed for inclusion in this Agreement, as applicable, which notice will only state that GSK is researching or developing a nucleic acid-based therapeutic [***] against a Collaboration Target outside of the Collaboration without disclosing any other information.

2.3.                            Effect of Exclusivity on Future Indications. Each Collaboration Program is focused on delineated gene targets that are known to play a role in certain therapeutic areas.  Nevertheless, GSK’s license to any drugs arising therefrom will not be limited to a particular therapeutic area or Indication. Isis is subject to exclusivity obligations under Section 2.1 of this Agreement with respect to Collaboration Targets; however, GSK acknowledges and agrees that, except as prohibited under Section 2.1 above, Isis (on its own or with a Third Party) may continue to discover, research, develop and commercialize products for any Indication, including Indications in the same therapeutic areas as a Collaboration Program.

ARTICLE 3.

EXCLUSIVE OPTION; MANUFACTURING

3.1.                            Option.  On a Collaboration Program-by-Collaboration Program basis, on or before 5:00 p.m. (Eastern time) on the [***] ([***]) day (each, an “Option Deadline”) following GSK’s receipt of (i) written notice from Isis regarding the completion of the first Phase 2 PoC Trial for the applicable Development Candidate, and (ii) the applicable Phase 2 PoC Data Package (such notice and package, a “PoC Trial Completion Notice”), GSK will have the exclusive option to obtain from Isis the license set forth in Section 4.1.1 below.  GSK will notify Isis whether GSK is exercising its option to license the Collaboration Program by notifying Isis in writing on or before the applicable Option Deadline.

3.1.1.                  If GSK does not notify Isis before the applicable Option Deadline of GSK’s determination to license a Collaboration Program, then GSK’s option under Section 3.1 with respect to such Collaboration Program will expire and, subject to Section 5.10, Isis will be free to develop and commercialize any Compounds that were included in such Collaboration Program on its own or with a Third Party.  In such a case, except as specified in Section 5.10, GSK will have no further rights to such Collaboration Program (including all Compounds included therein) and the gene target to which such Development Candidate is directed will no longer be a Collaboration Target.  Following any expiration of an Option under this Section 3.1.1, GSK will promptly transfer to Isis all data, results and information related to the testing and studies in the Collaboration Program in the possession of GSK and its contractors to the extent such data, results and information were generated by or on behalf of GSK under this Agreement.

3.1.2.                  If GSK notifies Isis in writing before the applicable Option Deadline of GSK’s determination to exercise an Option for a Collaboration Program, Isis will grant to GSK the license set forth in Section 4.1.1 for such Collaboration Program.

3.1.3.                  Early Exercise of an Option. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, GSK will have the right to exercise any Option prior to GSK’s receipt of a PoC Trial Completion Notice by notifying Isis in writing of GSK’s good-faith intent to exercise its Option for the applicable Collaboration Program. In such event, Isis will promptly provide GSK the Phase 2 PoC Data Package, to the extent available, for the applicable Collaboration Program. If, before the applicable Option Deadline, GSK then notifies Isis that it is exercising its Option early under this Section 3.1.3, Isis will grant to GSK the license under Section 4.1.1 for such Collaboration Program on the terms and conditions of this Agreement (including, without limitation, the terms and conditions of ARTICLE 5). In the event that GSK does not exercise such Option early under this Section 3.1.3, such Collaboration Program will continue to be subject to exercise of an Option until the applicable Option Deadline under Section 3.1.

3.2.                            HSR Compliance.

3.2.1.                  If either Party reasonably determines it is required for the exercise of any Option, each Party will use commercially reasonable efforts to satisfy any applicable requirements under HSR, and the regulations promulgated thereunder, including by making an initial HSR filing no later than five (5) days after GSK’s delivery of written notice of its exercise of an Option, or upon such other timing as mutually agreed by the Parties.

3.2.2.                  Each Party will cooperate with the other Party in the prompt preparation, execution and filing of all documents that are required or permitted to be filed pursuant to HSR, and to notify the other Party upon receipt of any formal or informal requests for information from any antitrust agency in connection with any filings under HSR.  Each Party will bear its own costs and expenses with respect to performing its obligations under this Section 3.2 and complying with HSR.

3.2.3.                  No exercise of an Option will be effective until the date (the “Option Exercise Effective Date”) when either (a) the requirements described in this Section 3.2 have been satisfied and all applicable waiting periods (including any extensions thereof) under HSR have expired or been terminated, or (b) GSK delivers to Isis a legal opinion addressed to Isis from a nationally recognized law firm that no HSR filings are required hereunder with respect to the exercise of such Option.

3.3.                            Manufacturing.

3.3.1.                  Isis will Manufacture and supply API for each Collaboration Program through [***]. Such API will be Manufactured with systems, processes and procedures consistent with cGMP practices. The Parties may discuss, without obligation, the continued Manufacture and supply of API for Development Candidates after [***].

3.3.2.                  Following the exercise of any Option hereunder, GSK will notify Isis in writing of GSK’s good faith intention to use a Third Party to Manufacture clinical supplies of API for any Licensed Compound(s) or Licensed Products. Isis will have thirty (30) days from the receipt of such notice to notify GSK in writing whether Isis desires to negotiate with GSK regarding the Manufacture of the API for such Licensed Compound(s).  If Isis fails to respond to GSK’s notice within such thirty (30) day period, or if Isis declines in writing to exercise its right of first negotiation, then GSK will be free to use a Third Party to Manufacture and supply the API for such Licensed Compound(s) and Isis shall promptly transfer its Licensed Know-How to such Third Party pursuant to Section 4.2.1 solely for use by such Third Party to Manufacture API for such Licensed Compound(s) for GSK. If Isis wishes to Manufacture the API for such Licensed Compound(s), the Parties will negotiate in good faith the terms of a manufacturing agreement regarding clinical supplies of such API.  If, despite good-faith negotiations, GSK and Isis do not reach an agreement within ninety (90) days from Isis’ exercise of its right of first negotiation, then GSK will be free to use a Third Party to Manufacture and supply the API for such Licensed Compound(s) on terms, which, when taken as a whole, are not more favorable than the terms last offered to Isis by GSK.

ARTICLE 4.

LICENSE GRANTS TO GSK; DEVELOPMENT AND DILIGENCE; FOLLOW-ON COMPOUNDS

4.1.                            License Grants to GSK.

4.1.1.                  Development and Commercialization License. On a Collaboration Program-by-Collaboration Program basis, subject to the terms and conditions of this Agreement, Isis hereby grants to GSK a worldwide, exclusive, royalty-bearing, sublicensable (in accordance with Section 4.1.2 below) license under the Licensed IP to Manufacture, Develop, and Commercialize Licensed Compounds and Licensed Products.

Notwithstanding the foregoing, (A) the licenses granted by Isis under this Section 4.1.1 are only effective upon (i) compliance with Section 3.2 above, and (ii) GSK’s exercise of any Option or by operation of the applicable termination provisions of Section 9.3.1 or Section 12.4 wherein the effect of such provisions is the grant of an exclusive license to GSK under this Section 4.1.1; and (B) with respect to Isis’ [***] Programs, the license granted by Isis under this Section 4.1.1 will be limited to the [***] Field, subject to Section 2.1.2(d).

4.1.2.                  Sublicense Rights.

(a)           Subject to the terms and conditions of this Agreement and at no additional costs to GSK, GSK will have the right to grant to its Affiliates and/or Third Parties sublicenses under the licenses granted under Section 4.1.1 above, in each case solely to further the Development and/or Commercialization of a Licensed Compound and/or Licensed Product; provided that each such sublicense will (i) be subject to, and consistent with, the applicable terms and conditions of this Agreement; and (ii) name Isis as an intended third party beneficiary with the right to directly enforce the applicable terms and conditions of this Agreement against such Affiliate or Sublicensee. GSK will provide Isis with a redacted copy of any sublicense granted pursuant to this Section 4.1.2 within thirty (30) days after the execution thereof; provided such redacted copy will at a minimum provide the information necessary for Isis to determine GSK’s and such Sublicensee’s compliance with this Agreement.

(b)           Effect of Termination on Sublicenses.  If this Agreement terminates for any reason, any Sublicensee will, from the effective date of such termination, automatically become a direct licensee of Isis with respect to the rights originally sublicensed to the Sublicensee by GSK, and GSK agrees that it will confirm the foregoing in writing at the request and for the benefit of Isis and/or the Sublicensee; provided, however, that (i) such Sublicensee is not in breach of its sublicense agreement, (ii) such Sublicensee agrees to comply with all of the terms of this Agreement to the extent applicable from the rights originally sublicensed to it by GSK, and (iii) such Sublicensee agrees to pay directly to Isis such Sublicensee’s payments under this Agreement to the extent applicable to the rights sublicensed to it by GSK.

4.1.3.                  No Implied Licenses.  All rights in and to Licensed IP not expressly licensed to GSK hereunder or pursuant to the operation of the relevant applicable express provisions of this Agreement, and any other Patent Rights or Know-How of Isis or its Affiliates, are hereby retained by Isis or its Affiliates.  All rights in and to GSK Technology not expressly licensed to Isis under Section 10.1 or pursuant to the operation of the relevant applicable express provisions of this Agreement, and any other Patent Rights or Know-How of GSK or its Affiliates, are hereby retained by GSK or its Affiliates.  Except as expressly provided in this Agreement, no Party will be deemed by estoppel or implication to have granted the other Party any license or other right with respect to any intellectual property of such Party.

4.1.4.                  License Conditions; Limitations.  Subject to Section 5.11, any license granted under Section 4.1.1 and the sublicense rights under Section 4.1.2 are subject to and limited by (i) any applicable Third Party Obligations, and (ii) the Prior Agreements, in each case to the extent provisions of such obligations or agreements are specifically disclosed to GSK in writing prior to GSK’s exercise of the applicable Option.  Isis will disclose to GSK the applicable Third Party Obligations each time (x) Isis provides GSK with a Development Candidate Package under Section 1.4.2(c); and (y) Isis provides GSK with a Phase 2 PoC Data Package under Section 3.1.

4.1.5.                  Trademarks for Licensed Products.  If GSK has exercised its Option with respect to a Collaboration Program hereunder, to the extent that (i) Isis owns any trademark(s) which Isis used prior to the exercise of the Option, (ii) such trademarks are specific to any Licensed Compound developed under such Collaboration Program, and (iii) GSK reasonably believes such trademark(s) would be reasonably necessary or useful for the marketing and sale of such Licensed Compound or related Licensed Product, then Isis will, upon GSK’s request and at GSK’s sole cost and expense relating to such assignment, assign its rights and title to such trademark(s) to GSK reasonably in advance of the First Commercial Sale of such Licensed Products (but in no event prior to NDA Filing for such Licensed Product). Other than the trademarks described above which are owned by Isis prior to the exercise of an Option by GSK, GSK will be solely responsible for developing, selecting, searching, registering and maintaining, and will be the exclusive owner of, all trademarks, trade dress, logos, slogans, designs, copyrights and domain names used on and/or in connection with any of the Licensed Compounds and Licensed Products resulting from a Collaboration Program.

4.1.6.                  New Licensed Know-How.  During the Agreement Term, at no additional cost or expense to GSK, Isis will provide all Licensed Know-How that has not previously been provided hereunder for use solely in accordance with the licenses granted under Section 4.1.1.  Isis will provide such Licensed Know-How promptly upon such Licensed Know-How coming under the control of Isis.

4.1.7.                  Subcontracting.  Each Party will have the right to engage Third-Party subcontractors to perform certain of its obligations under this Agreement; provided that Isis will not have the right to subcontract, in whole or in part, any activities to be performed by Isis under this Agreement if doing so would be inconsistent with Isis’ normal business practices for its own programs as of the Effective Date.  Any subcontractor to be engaged by a Party to perform a Party’s obligations set forth in the Agreement will meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity.  Notwithstanding the preceding, any Party engaging a subcontractor hereunder (including, without limitation, for the performance of clinical trials) will remain responsible and obligated for such activities and will in all cases retain or obtain exclusive Control (i.e., either ownership or an exclusive, sublicenseable license or an option to obtain such a license) of any and all intellectual property created by (or used with the relevant Party’s permission by) such subcontractor directly related to such subcontracted activity, at the sole cost and expense of the Party engaging such subcontractor, and any such costs and expenses will be included in Isis Supported Pass-Through Costs or GSK Supported Pass-Through Costs, as the case may be.  To the extent that such exclusive Control of rights cannot be obtained by Isis with respect to any intellectual property from any such subcontractor of Isis, prior to entering into any such arrangement with any such subcontractor, Isis will bring such matter to GSK in writing in a timely fashion in order to seek the prior written consent from GSK to enter into such an arrangement, such consent not to be unreasonably withheld.  For clarity, this Section 4.1.7 will not apply to restrict or otherwise limit the rights of GSK to use a subcontractor after the exercise of its Option or the acquisition of exclusive rights to the Collaboration Compounds of a Collaboration Program pursuant to the express provisions of Section 9.3.1 and Section 12.4 for the relevant Collaboration Program.

4.2.                            Technology Transfer after Exercise by GSK of an Option.

4.2.1.                  Generally.  Isis will promptly, but no later than [***] ([***]) [***] after GSK exercises its Option for a Collaboration Program hereunder, deliver to GSK and/or GSK’s Third-Party designee solely for use by such Third Party to Manufacture API for such Licensed Compound(s) for GSK, if Isis does not elect to Manufacture the API for GSK under Section 3.3.2, [***], all Licensed Know-How in Isis’ Control relating to the Compounds included in such Collaboration Program, including, but not limited to, (a) information regarding the bulk drug substance and methods of manufacturing the same, including bulk and final product manufacturing processes, manufacturing data, batch records, vendor information and validation documentation, which is necessary or useful for the exercise by GSK of the Manufacturing rights granted under Section 4.1.1; (b) pre-clinical and clinical data and results (including pharmacology, toxicology, emulation and stability studies), adverse event data, protocol results and analytical methodologies; (c) copies of patent applications and patents included within Isis Product-Specific Patents and other relevant patent information; and (d) regulatory filings (including all relevant INDs and Approvals), regulatory documentation, regulatory correspondence, and applicable reference standards relating to the applicable Licensed Compounds to the extent permitted under applicable law, provided, that, at GSK’s reasonable discretion if no such transfer is reasonably practical, then Isis will grant to GSK a right of reference to such regulatory filings; and (e) pursuant to a mutually agreed supply agreement, bulk drug substance or other materials, including drug substance, drug product and intermediate stocks, reference standards and analytical specification and testing methods used to Manufacture the applicable Licensed Compounds, as well as any then-existing supplies of such materials, which are deemed suitable by GSK, of such Licensed Compounds, including Back-Up Compounds and other Licensed Compounds under such Collaboration Program. Further, Isis shall, in good faith and [***], provide up to [***] ([***]) hours of support to GSK, including, but not limited to, its internal resource, to enable GSK to successfully manufacture at least one (1) post-technology transfer demonstration batch of Licensed Product.  If GSK desires to receive additional support from Isis beyond such initial [***] ([***]) hours, GSK will pay Isis to provide such assistance at the FTE Rate.  All information should be supplied to GSK in electronic format to the extent possible.  Without limiting the foregoing, Isis will use Commercially Reasonable Efforts to perform the transfer of such information and materials to GSK in an orderly manner, without undue interruption of Isis’ business operations and GSK’s Development of Licensed Compounds and related Licensed Products hereunder.  Upon delivery of such information and materials to GSK, GSK will use Commercially Reasonable Efforts to promptly implement such information and materials into its Development and Commercialization activities with respect to such Licensed Compounds and related Licensed Products hereunder. For the avoidance of doubt, the obligation on Isis to deliver to GSK all Licensed Know-How and other information in accordance with this Section 4.2.1 will include the use of Commercially Reasonable Efforts to procure any Licensed Know-How in the possession of any Third Party subcontractor engaged by Isis as a subcontractor in the performance of the Collaboration Program.

4.2.2.                  Additional Services.  In the event that GSK reasonably requests Isis to provide GSK with any materials or services beyond those set forth in Section 4.2.1, such materials and/or services may be scheduled and provided by Isis to GSK on such terms and conditions as may be mutually agreed between the Parties at the time of any such request, if the Parties mutually desire to engage in the transfer or provision of such additional materials or services.

4.3.                            GSK Diligence.  As soon as practicable after the exercise by GSK of an Option for a Collaboration Program, GSK will use Commercially Reasonable Efforts to promptly commence and pursue a program of ongoing Development and Commercialization for the Licensed Compound and related Licensed Product under such Collaboration Program, in accordance with GSK’s diligence obligations set forth below.  GSK will be solely responsible for all Development and Commercialization activities, and for all costs and expenses associated therewith, with respect to the Development, Manufacture and Commercialization of the Licensed Compound and related Licensed Product of a Collaboration Program, following the exercise of its Option for such Collaboration Program, and will exercise Commercially Reasonable Efforts in Developing and Commercializing such Licensed Product for each Collaboration Program for which GSK exercises the Option.

4.3.1.                  Specific GSK Responsibilities.  Without limiting any of the foregoing, following the exercise of an Option for a Collaboration Program hereunder, GSK will use Commercially Reasonable Efforts to:

(a)           conduct all Pre-Clinical Studies and Clinical Studies on the Licensed Compound and related Licensed Product as deemed necessary or desirable by GSK or any applicable Regulatory Authority, but at a minimum consistent with the level and type of activities GSK would reasonably conduct for its other compounds or products of similar market potential at similar stages in development or product life;

(b)           conduct additional formulation development of the Licensed Compound and related Licensed Product as and if deemed necessary or appropriate by GSK;

(c)                                  provide to Isis reasonable progress updates and product plans in accordance with Section 4.3.2 and Section 4.3.3 below on the status of GSK’s Development and Commercialization efforts with respect to the Licensed Compounds and related Licensed Products;

(d)           prepare and file all regulatory filings for the Licensed Compound or related Licensed Product, including all INDs, NDAs and other filings;

(e)                                  except as provided in Section 3.3.2, Manufacture or have Manufactured (including process development and scale up) bulk drug substance or drug product material with respect to the Licensed Compound and related Licensed Product for ongoing Development and Commercialization requirements, consistent with GSK’s internal practices and all Applicable Laws;

(f)            own and maintain INDs, NDAs, Approvals and other regulatory filings and approvals, and brands and trademarks for any resulting Licensed Product;

(g)                                 maintain a safety database with respect to the Licensed Compound and related Licensed Product Developed and Commercialized by GSK, and report all adverse drug reaction experiences related to such Licensed Compound and Licensed

Product in connection with the activities of GSK under this Agreement to the appropriate Regulatory Authorities in which the Licensed Compound and related Licensed Product are being Developed and Commercialized, in accordance with Applicable Laws of the relevant countries and Regulatory Authorities and in accordance with GSK’s internal policies and, without limiting Section 4.4, GSK will provide Isis with such safety-related information as required under Section 4.4; and

(h)           conduct, at GSK’s sole expense, Commercialization activities in connection with the marketing, promotion, and sale of such Licensed Product.

4.3.2.                  Development Status Reports by GSK. After GSK exercises its Option for a Collaboration Program hereunder, GSK agrees to keep Isis informed with respect to activities and progress with the Development of the Licensed Compound and related Licensed Product, and agrees to provide to Isis every six (6) months a written summary of such activities and progress. Each such report will contain the same summary information of all key strategic decisions and management approvals regarding a Licensed Compound and related Licensed Product as presented in the report provided to the internal GSK committee primarily responsible for overseeing the Development of the particular Licensed Compound and related Licensed Product; provided that GSK may redact all unrelated information and all information belonging to a Third Party that is the subject of an agreement between GSK and such Third Party that prevents GSK from disclosing such information to Isis.

4.3.3.                  Product Development Plans; Integrated Product Plans.  For each Licensed Product Developed by GSK under this Agreement, GSK will prepare a Development plan outlining key aspects of the Development of such Licensed Product through Approval. GSK will prepare each Development plan at the same time and containing information consistent with GSK’s Development plans for its similar products at similar stages of development (each a “Product Development Plan”).  In addition, GSK will prepare a global integrated Licensed Product plan outlining the key aspects of market launch and Commercialization (the “Integrated Product Plan” or “IPP”).  GSK will prepare each IPP at the same time and containing information and target markets as customarily contained in GSK’s Commercialization plans for its similar products at similar stages of development. Once GSK has prepared such plans, GSK will update each Product Development Plan and IPP consistent with GSK’s standard practice and provide such update to Isis annually.  GSK and Isis will meet on a yearly basis to discuss the draft of each Product Development Plan and IPP and GSK will consider, in its sole discretion, any proposals and comments made by Isis for incorporation in the final Product Development Plan or IPP (as the case may be).  Notwithstanding the foregoing, following the closing of any Change of Control with respect to Isis, this Section 4.3.3 will no longer apply to GSK.

4.3.4.                  Class Generic Claims.  To the extent GSK intends to make any claims in a Licensed Product label that are class generic to ASOs, GSK will provide such claims to Isis in advance and will [***] any proposals and comments made by Isis.

4.4.                            Safety Database.

4.4.1.                  Isis maintains a database that includes information regarding the tolerability of its drug compounds, individually and as a class, including information discovered during pre-clinical and clinical development (the “Isis Database”). In an effort to maximize understanding of the safety profile and pharmacokinetics of Isis compounds, after GSK exercises its Option for a Collaboration Program hereunder, GSK will cooperate in connection with populating the Isis Database. To the extent collected by GSK and in the form in which GSK uses/stores such information for its own purposes, GSK will provide Isis with information concerning toxicology, pharmacokinetics, safety pharmacology study(ies), serious adverse events and other safety information related to each Licensed Compound and Licensed Product as soon as practicable following the date such information is available to GSK (but not later than thirty (30) days after GSK’s receipt of such information). In connection with any reported serious adverse event, GSK will provide Isis all serious adverse event reports, including initial, interim, follow-up, amended, and final reports.  In addition, with respect to each Licensed Compound and Licensed Product, GSK will provide Isis with copies of annual safety updates filed with each IND and the safety sections of any final Clinical Study reports within thirty (30) days following the date such information is filed or is available to GSK, as applicable. Furthermore, GSK will promptly provide Isis with any supporting data and answer any follow-up questions reasonably requested by Isis. All such information disclosed by GSK to Isis will be GSK Confidential Information; provided, however, that Isis may disclose any such GSK Confidential Information to (a) Isis’ other partners pursuant to Section 4.4.2 below if such information is regarding class generic properties of ASOs, and/or (b) any Third Party, in each case, so long as Isis does not disclose the identity of the Licensed Compound, Licensed Product, or GSK. GSK will deliver all such information to Isis for the Isis Database to Isis Pharmaceuticals, Inc., 1896 Rutherford Road, Carlsbad, California 92008, Attention: Chief Medical Officer (or to such other address/contact designated in writing by Isis).

4.4.2.                  From time to time, Isis utilizes the information in the Isis Database to conduct analyses to keep Isis and its partners informed regarding class generic properties of ASOs, including with respect to safety.  As such, if and when Isis identifies safety or other related issues that may be relevant to a Licensed Compound and Licensed Product (including any potential class-related toxicity), Isis will promptly inform GSK of such issues and, if requested, provide the data supporting Isis’ conclusions.

ARTICLE 5.

FINANCIAL PROVISIONS

5.1.                            Overview.  The specific amount of each payment GSK is required to make under this ARTICLE 5 will depend on whether the Collaboration Program is a Rare Disease Program, a [***] Program or an ID/Additional Program; and additionally with respect to the [***] Program, whether the payment is triggered by the first Indication, second Indication, and/or the Different Compound-Expanded [***] Program.  As such, the provisions in this ARTICLE 5 contain tables that specify the amount of each payment applicable to each type of Collaboration Program, and with respect to [***] Programs and ID/Additional Programs, whether such milestone is achieved in the first or second Indication.  For purposes of clarity, each [***] that GSK elects to continue under Section

1.6.1 will be counted as a separate and distinct Collaboration Program under this Agreement, such that by way of example and not limitation, if GSK exercised its Option for [***], GSK would pay Isis [***] ([***]) separate $[***] Option exercise fees under Column 1 of Table 1 in Section 5.4, and Isis would be eligible to receive [***] ([***]) [***] of milestone payments (totaling $[***] for each Collaboration Program, and $[***] in the aggregate) under Column 1 of Table 2 in Section 5.5.  For purposes of clarity, the Different Compound-Expanded [***] Program will be counted as a separate and distinct Collaboration Program from the Base [***] Program under Section 5.4 and Section 5.5, such that by way of example and not limitation, GSK would pay Isis [***] ([***]) separate $[***] Option exercise fees under Column 2 of Table 1 in Section 5.4, Isis would be eligible to receive [***] ([***]) [***] of milestone payments for the first Indication (totaling $[***] for each Collaboration Program, and $[***] in the aggregate) under Column 2 of Table 2 in Section 5.5 and [***]([***]) [***] of milestone payments for the second Indication (totaling $[***] for each Collaboration Program, and $[***] in the aggregate) under Column 3 of Table 2 in Section 5.5.  The Base [***] Program is a part of the Same Compound-Expanded [***] Program, and GSK’s exercise of its option to expand the [***] Program to include the Same Compound-Expanded [***] Program pursuant to Section 1.6.2(d)  will not entitle Isis to receive additional sets of payments under Section 5.4 and Section 5.5; provided, however, that if GSK exercises such expansion option after the [***] stage under Section 1.6.2(e), GSK will pay the first Indication milestone payments under Column 2 of Table 2 in Section 5.5 for both the Base [***] Field and the Expanded [***] Field for Development Milestone Events after [***] but through and including the first [***] (totaling $[***] for the Base [***] Program and $[***] for the Same Compound-Expanded [***] Program, and $[***] in the aggregate) and will thereafter resume milestone payments in accordance with Table 2 of Section 5.5 for first and second Indications, as applicable.  The purpose of this Section 5.1 is to provide examples of certain actual payments Isis is eligible to receive hereunder and a high-level overview of the financial terms under this Agreement, and therefore this Section 5.1 is qualified in its entirety by the more detailed financial provisions in the remainder of this ARTICLE 5.

5.2.                            Up-Front Payment. In partial consideration for GSK’s Options hereunder, within five (5) Business Days following the Effective Date and receipt of an invoice by GSK, GSK will pay Isis a technology access fee equal to $35,000,000.

5.3.                            Other Payments.

5.3.1.                  If GSK elects to add a sixth (6th) Collaboration Program to this Agreement under Section 1.4.1, then GSK will pay Isis the $[***] payment specified in Section 1.4.1.

5.3.2.                  If GSK elects to pursue [***] ([***]) [***] under Section 1.6.1, then GSK will pay Isis a $[***] payment as further specified in Section 1.6.1.

5.3.3.                  If GSK elects to expand the Base [***] Program to include the Same Compound-Expanded [***] Program pursuant to Section 1.6.2(d), then GSK will pay Isis the milestone payments in accordance with Section 1.6.2(d).  If GSK elects to pursue the Same Compound-Expanded [***] Program pursuant to Section 1.6.2(e), then GSK will pay Isis the $[***] payment specified in Section 1.6.2(e).  If GSK elects to pursue the Different Compound-Expanded [***] Program pursuant to Section 1.6.2(f), then GSK will pay Isis the $[***] payment specified in Section 1.6.2(f).

5.4.                            Option Exercise Fees.  On an Option-by-Option basis, upon the exercise by GSK of an Option for a given Collaboration Program in accordance with Section 3.1, GSK will pay to Isis an Option exercise fee in accordance with Table 1 below (as determined by the type of Collaboration Program for which GSK so exercised its Option) within [***] ([***]) days of receipt by GSK of an invoice sent from Isis on or after the Option exercise becomes effective pursuant to Section 3.2.  For purposes of clarification, except as set forth in Section 1.6.2(f) for any Option exercised by GSK for a Different Compound-Expanded [***] Program, once GSK has paid the Option exercise fee under this Section 5.4 in connection with the exercise of an Option, then GSK will not be required to pay a second exercise fee for any Follow-On Compound, Back-Up Compound or other Licensed Compound under the same Collaboration Program Developed and Commercialized by GSK.

Table 1

	Column 1	Column 2	Column 3
	Each Rare Disease Program	Each [***] Program	Each ID/Additional Program
Option Exercise Fee	$ [***]	$ [***]	$ [***]

5.5.                            Milestone Payments for Achievement of Development Milestone Events for Rare Disease Programs or [***] Programs.

5.5.1.                  Milestone Payments for First Achievement of Development Milestone Event. On a Collaboration Program-by-Collaboration Program basis in either a Rare Disease Program or a [***] Program, GSK will pay to Isis the applicable one-time milestone payments as set forth in Table 2 below (as determined by the type of Collaboration Program to achieve such event, and with respect to the [***] Programs, whether the first Indication or second Indication achieved such event, subject to Section 1.6.2) after a Licensed Product that is part of such Collaboration Program first achieves the events (each, a “Development Milestone Event”) listed in Table 2 by or on behalf of GSK or its Affiliates or Sublicensees.

Table 2

Development Milestone	Column 1	Column 2	Column 3
Events for a Licensed Product	Each Rare Disease Program	Each [***] Program (1st Indication)	Each [***] Program (2nd Indication)
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
Total Development Milestone Payments per Collaboration Program	[***]	[***]	[***]

5.5.2.                  Development Milestone Payments for Follow-On Compounds.  For each Collaboration Program that is either a Rare Disease Program or a [***] Program for which GSK has requested a Follow-On Compound under Section 1.4.5, (i) upon the designation of a Follow-On Compound as a Development Candidate, GSK will pay to Isis a milestone payment equal to [***] ($[***]), and (ii) when such Follow-On Compound first achieves a listed Development Milestone Event, by or on behalf of GSK or its Affiliates or Sublicensees, [***] percent ([***]%) of the milestone payments for such Development Milestone Event set forth in Table 2 above if such Follow-On Compound is the first Licensed Product under the applicable Option to achieve such Development Milestone Event, or in amounts that are [***] percent ([***]%) of the applicable milestone payments for such Development Milestone Event set forth in Table 2 above if such Follow-On Compound is not the first Licensed Product under the applicable Option to achieve such Development Milestone Event.

5.6.                            Milestone Payments for Achievement of Development and Regulatory Milestone Events by ID/Additional Program.

5.6.1.                  Milestone Payments for First Achievement of Milestone Event. On a Collaboration Program-by-Collaboration Program basis and with respect to the ID/Additional Program, GSK will pay to Isis the applicable one-time milestone payments as set forth in Table 3 below (as determined by whether the first or second Indication achieves such event) after a Licensed Product that is part of such Collaboration Program first achieves the Development Milestone Event listed in Table 3, by or on behalf of GSK or its Affiliates or Sublicensees.  For clarity, except as otherwise set forth in the footnotes to Table 3 below, GSK will be required to make a milestone payment only if the corresponding Development Milestone Event has actually occurred.  For example, if Isis initiates a [***] for a second Indication without the need to conduct a [***], then Isis will not be entitled to receive the $[***] milestone payment for the [***].

GSK Comments (03/15/10)

For Discussion Purpose Only

Table 3

Development Milestone Events for a Licensed	ID /Additional Programs – 1st Indication	ID /Additional Programs – 2nd Indication
Product	Column 1	Column 2
[***]†♣	[***]	[***]
[***]♣	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]††	[***]	[***]
[***]	[***]	[***]
[***]†††	[***]	[***]
[***]†††[***]	[***]	[***]
Total Development Milestone Payments per Collaboration Program	[***]	[***]

† For the ID/Additional Program for [***], the “[***]” Development Milestone Event (i) occurs when such Development Milestone Event is achieved in a [***] and (ii) shall also be deemed to have occurred when the “[***]” Development Milestone Event is achieved for the same Collaboration Program. For the ID/Additional Program that is the 6th Collaboration Program, the “[***]” Development Milestone Event (i) occurs when such Development Milestone Event is achieved in the [***] agreed to by the Parties and (ii) it shall also be deemed to have occurred when the “[***]” Development Milestone Event is achieved for the same Collaboration Program.

♣ For the ID/Additional Program for [***], if the [***] is completed and [***] has not been achieved but GSK desires to continue Development under such ID/Additional Program, then GSK may waive the condition that [***] be achieved in such [***] and the “[***]” Development Milestone Event for such ID/Additional Program will be deemed to have been achieved.

†† For clarity with respect to this Milestone Event, “[***]” by the applicable Regulatory Authority in [***] (or any other [***] such as [***] or the [***]) of the equivalent of [***] in [***] (or any other [***] such as [***] or the [***]) will satisfy the requirements for achievement of this Development Milestone Event.

††† For clarity with respect to this Milestone Event, “[***]” by the applicable Regulatory Authority in [***] (or any other [***] such as [***] or the [***]) of the equivalent of [***] in [***] (or any other [***] such as [***] or the [***]) will satisfy the requirements for achievement of this Development Milestone Event.

5.6.2.                  Milestone Payments for Follow-On Compounds in ID/Additional Programs.  For each Collaboration Program that is an ID/Additional Program for which GSK has requested a Follow-On Compound under Section 1.4.5, (i) upon the designation of a Follow-On Compound as a Development Candidate, GSK will pay to Isis a milestone payment equal to [***] ($[***]), and (ii) when such Follow-On Compound first achieves a listed Milestone Event, by or on behalf of GSK or its Affiliates or Sublicensees, [***] percent ([***]%) of the milestone payments for such Development Milestone Event set forth in Table 3 above if such Follow-On Compound is the first Licensed Product under the applicable Option to achieve such Development Milestone Event, or in amounts that are [***] percent ([***]%) of the applicable milestone payments for such Development Milestone Event set forth in Table 3 above if such Follow-On Compound is not the first Licensed Product under the applicable Option to achieve such Development Milestone Event.

5.7.                            Milestone Payments for Achievement of Sales Milestone Events.

5.7.1.                  Milestone Payments for First Achievement of Sales Milestone Event. On a Collaboration Program-by-Collaboration Program basis, GSK will pay to Isis the applicable one-time milestone payments as set forth in Table 4 below (as determined by the type of Collaboration Program to achieve such event) after a Licensed Product that is part of such Collaboration Program first achieves the listed events (each, a “Sales Milestone Event”), by or on behalf of GSK or its Affiliates or Sublicensees.

Table 4

Sales Milestones for each Licensed Product	Each Rare Disease Program	Each ID/ Additional Program
$[***] in worldwide Annual Net Sales	[***]	[***]
$[***] in worldwide Annual Net Sales	[***]	[***]
$[***] in worldwide Annual Net Sales	[***]	[***]
Total Sales Milestone Payments per Collaboration Program	[***]	[***]

5.8.                            Limitations on Milestone Payments; Notice.

5.8.1.                  Except as expressly set forth in Section 5.5.2, Section 5.6.2 and Section 1.6.2, each milestone set forth in Table 2, Table 3 and Table 4 above will be paid only once per Collaboration Program upon the first achievement of the Milestone Event, regardless of the number of Licensed Compounds, Follow-On Compounds or Licensed Products resulting under the Collaboration Program. So long as GSK has paid Isis the [***] milestone payment for the first Development Candidate in a Collaboration Program, GSK will not be required to pay Isis an additional [***] milestone payment under Table 2 or Table 3, as applicable, for a Back-Up Compound under the same Collaboration Program.  If GSK is reimbursing Isis for all costs and expenses of advancing a Back-Up Compound beyond the stage of Development Candidate designation as described in Section 1.7.3 above, no milestone payments will be payable under Table 2 or Table 3, as applicable, with respect to such Back-Up Compound unless GSK later ceases to actively Develop the Development Candidate under the applicable Collaboration Program, in which case, if GSK or its Affiliate or Sublicensee achieves a Milestone Event with respect to such Back-Up Compound, GSK will make the applicable milestone payment only if such milestone payment has not been made by GSK to Isis with respect to the Development Candidate already.

5.8.2.                  Each time a Milestone Event is achieved under this ARTICLE 5, GSK will send Isis, or Isis will send GSK, as the case may be, a written notice thereof promptly (but in any event no later than ten (10) Business Days) following the date of achievement of such Milestone Event and such payment will be due within [***] ([***]) days of receipt by GSK of an invoice sent from Isis.

5.9.                            Royalty Payments to Isis.

5.9.1.                  GSK Patent Royalty. As partial consideration for the rights granted to GSK hereunder, GSK will pay to Isis royalties on Annual Net Sales of each Licensed Product sold by GSK, its Affiliates or Sublicensees, on a country-by-country basis and Licensed Product-by-Licensed Product basis, in the countries in which either (i) there is a Valid Claim within [***] Patents (or the foreign equivalent or counterpart of such [***] Patents) that is either licensed or assigned by Isis to GSK that Covers the [***] such Licensed Product or (ii) the data exclusivity period conferred by the applicable Regulatory Authority in such country with respect to such Licensed Product (such as in the case of an orphan drug), in each case in the amounts as follows (the “GSK Patent Royalty”). For purposes of clarification, royalties are payable on Follow-On Products in the same manner as they are payable for Licensed Products containing the lead Development Candidates except that royalties on Licensed Products containing a Follow-On Compound will be paid at [***] percent ([***]%) of the rates set forth in Table 5 below otherwise applicable for Licensed Products; provided, however, if the Follow-On Product is the first Licensed Product to achieve First Commercial Sale for the applicable license Option, then GSK will pay [***] percent ([***]%) of the royalty rates set forth in Table 5 below for such Licensed Product, and any subsequent Licensed Products sold pursuant to the same license Option will be treated as Follow-On Products subject to the reduced royalty rate described in this Section 5.9.1.

(a)                                  Subject to the provisions of this Section 5.9.1 and Section 5.9.2, GSK will pay to Isis the royalties at the percentages as described in Table 5 below:

Table 5

Annual Net Sales of each Licensed Product Worldwide	Royalty Rate
for the portion up to and including $[***]	[***]	%
for the portion above $[***] and up to and including $[***]	[***]	%
for the portion above $[***]	[***]	%

(b)           In the event any Combination Products are sold, royalties on such Combination Products will be calculated pursuant to the definition of “Net Sales” and “Combination Products” set forth in APPENDIX 1 to this Agreement.

(c)           The royalty rates in Table 5 above are incremental rates, which apply only for the respective increment of worldwide Annual Net Sales described in the Annual Net Sales column.  Thus, once a total worldwide Annual Net Sales figure is achieved for the Calendar Year, the royalties owed on any lower-tier portion of Annual Net Sales are not adjusted up to the higher-tier rate and the higher tier rate will only apply to the portion of the Annual Net Sales that are within the higher tier Annual Net Sales.

5.9.2.                  Application of Royalty Rates.  All royalties set forth under Section 5.9.1 are subject to the provisions of this Section 5.9.2, and will be payable as follows, on a Licensed Product-by-Licensed Product and country-by-country basis:

(a)           Patent Royalty Term. GSK’s obligation to pay the GSK Patent Royalty above with respect to a Licensed Product and/or Combination Product will continue on a country-by-country and Licensed Product-by-Licensed Product basis from the date of First Commercial Sale of the Licensed Product until the later of the date of expiration of (i) the last Valid Claim within the [***] Patents (or the foreign equivalent or counterpart of such [***] Patents) that are either licensed or assigned by Isis to GSK under this Agreement that Covers the [***] such Licensed Product sold in such country or (ii) the data exclusivity period conferred by the applicable Regulatory Authority in such country with respect to such Licensed Product (such as in the case of an orphan drug).

(b)           Know-How Royalty. On a country-by-country and Licensed Product-by-Licensed Product basis, if GSK is not required to pay the GSK Patent Royalty, at any time during the period within [***] ([***]) years after the date of First Commercial Sale of such Licensed Product in such country, GSK will pay Isis a royalty at the rate of [***] percent ([***]%) of the GSK Patent Royalty rates as described in Section 5.9.1 above (the “GSK Know-How Royalty”); provided, however, if the Licensed Product is Covered by Third Party technology that is sublicensed by Isis to GSK under this Agreement and within the Licensed IP that bears a royalty or other financial obligation to such Third Party (including but not limited to any Isis Supported Pass-Through Costs) extending beyond such [***] ([***]) year term (such as manufacturing or formulation technology), GSK will, subject to Section 5.9.2(d) below, pay Isis a continuing royalty sufficient to cover Isis’ obligations under such Third Party license or cease using such Third Party technology.

(c)                                  Reduction of Royalty for Competition from Generic Products.  On a country-by-country and Licensed Product-by-Licensed Product basis, if at any time during the Agreement Term one or more Third Parties are selling one or more Generic Products during the applicable Calendar Quarter, and such Generic Products taken in the aggregate have a market share (measured in number of prescriptions with the numerator of such fractional share being the Generic Products taken in the aggregate, and the denominator being the total of the Generic Products taken in the aggregate plus the Licensed Products taken in the aggregate, as provided by IMS) in such country of at least [***] percent ([***]%), then, subject to Section 5.9.2(d) below, GSK’s obligation to pay royalties to Isis on Net Sales of the relevant Licensed Products in such country will be reduced to the amount which is [***] percent ([***]%) of the otherwise applicable GSK Patent Royalty rate under Section 5.9.1(a).

(d)           Limitation on Aggregate Reduction for GSK Royalties. Notwithstanding anything in this Agreement to the contrary, on a Collaboration Program-by-Collaboration Program basis, in no event will Isis receive royalties for Annual Net Sales of Licensed Products sold by GSK or its Affiliates or Sublicensees, with respect to any Calendar Quarter, less than the sum of the Isis Supported Pass-Through Costs; provided such sum of the Isis Supported Pass-Through Costs is less than [***] percent ([***]%) of the Annual Net Sales of Licensed Products sold by GSK or its Affiliates or Sublicensees.

5.10.                     Reverse Royalty Payments to GSK for Discontinued Products.

5.10.1.           Reverse Royalty for Discontinued Products.  In the event that Isis or any of its Affiliates or Sublicensees Develops and Commercializes any Discontinued Product for which GSK has paid Isis the applicable [***] milestone payment, Isis will pay the following royalty payments to GSK set forth in Table 6 below, following the First Commercial Sale of a

Discontinued Product by Isis or its Affiliates or Sublicensees, on a country-by-country basis and Discontinued Product-by-Discontinued Product basis, for worldwide Annual Net Sales of all Discontinued Products within the relevant Collaboration Program (“Reverse Royalties”) as follows:

Table 6

Development/Regulatory Status of Discontinued Product at time of reversion under this Agreement	Applicable Royalty Rate on worldwide Annual Net Sales of Discontinued Product
Discontinued Products for which GSK has paid Isis the applicable [***] milestone payment	[***]	%
Discontinued Products for which GSK has (i) [***], and (ii) paid Isis the applicable [***] milestone payment	[***]	%
[***]	[***]	%
[***]	[***]	%
[***]	[***]	%

5.10.2.           Applicable Royalty Provisions.  In addition to this Section 5.10, the definition of Net Sales in APPENDIX 1 and the other provisions contained in this ARTICLE 5 governing payment of royalties from GSK to Isis will govern the payment of royalties from Isis to GSK under this Section 5.10, mutatis mutandis, including, without limitation, the provisions of Sections 5.9.2(a), 5.12, 5.13, 5.14, and 5.15.

5.11.                     Third Party Payment Obligations.

5.11.1.           Isis In-License Agreements.

(a)           Certain of the Licensed IP Controlled by Isis as of the Effective Date and during the Collaboration Term that are licensed to GSK under Section 4.1.1 are in-licensed or were acquired by Isis under agreements with Third Party licensors or sellers (such license or purchase agreements being the “Isis In-License Agreements”), and certain milestone and/or royalty payments may become payable by Isis to such Third Party under Isis In-License Agreements based on the Development and Commercialization of a Licensed Compound or Licensed Product by GSK under this Agreement.  SCHEDULE 5.11.1 sets forth a list of Isis In-License Agreements related to Collaboration Programs existing as of the Effective Date.  The Parties acknowledge that whether a milestone and/or royalty payment becomes payable by Isis to such Third Party licensor depends on the terms and conditions of the Isis In-License Agreement.

(b)           Isis will be responsible for paying 100% of the Isis Supported Pass-Through Costs arising under any Isis In-License Agreements as they apply to any Licensed Compound or Licensed Product.

(c)           GSK will be responsible for paying Isis 100% of the GSK Supported Pass-Through Costs arising under any Isis In-License Agreements as they apply to any Licensed Compound or Licensed Product.

5.11.2.           Platform Blocking IP In-License Agreements.  If GSK provides Isis with written notice of GSK’s reasonable determination that a license to Platform Blocking IP is necessary to Develop and/or Commercialize a particular Licensed Product, then Isis will have the first right to negotiate with and obtain such a license from such Third Party.  After obtaining such a Third Party license, Isis will include such Platform Blocking IP in any applicable license grant to GSK under Section 4.1.1 for such Licensed Product, and any financial obligations under such Third Party agreement will be paid solely by Isis as Isis-Supported Pass-Through Costs.  If, however, Isis elects not to obtain such a license to such Third Party intellectual property, Isis will so notify GSK, and GSK may obtain such Third Party license and GSK may offset [***] percent ([***]%) of the payments applicable to such Licensed Product paid by GSK under such Third Party license against any milestone payments and Patent Royalty payments due to Isis under Section 5.5.1, Section 5.6.1 and/or Section 5.9.1 of this Agreement for such Licensed Product; provided, that in no event will Isis receive, with respect to any Calendar Quarter, less than the minimum royalty amount for such Licensed Product as stated in Section 5.9.2(d).  GSK will have the right to carry forward and apply in future Calendar Quarters or Years any such unused offset to which GSK is entitled for such Licensed Product.

5.12.                     Payments.

5.12.1.           Commencement.  Beginning with the Calendar Quarter in which the First Commercial Sale for an applicable Licensed Product is made and for each Calendar Quarter thereafter, royalty payments will be made by GSK to Isis under this Agreement within [***] ([***]) days following the end of each such Calendar Quarter.  Each royalty payment will be accompanied by a report, summarizing Net Sales for the applicable Licensed Product during the relevant Calendar Quarter and the calculation of royalties, if any, due thereon.  Notwithstanding the foregoing, in the event that no royalties are payable in respect of a given Calendar Quarter, GSK will submit a written royalty report to Isis so indicating.  In addition, beginning with the Calendar Quarter in which the First Commercial Sale for an applicable Licensed Product is made and for each Calendar Quarter thereafter, within [***] ([***]) Business Days following the end of each such Calendar Quarter, GSK will provide Isis a preliminary non-binding quarterly report estimating the total sales revenue of Licensed Products projected for such Calendar Quarter.

5.12.2.           Mode of Payment.  All payments under this Agreement will be (i) payable, in full, in U.S. dollars, regardless of the country(ies) in which sales are made, (ii) made by wire transfer of immediately available funds to an account designated by Isis in writing, and (iii) irrevocable, non-refundable, and non-creditable.  For the purposes of computing Net Sales of Licensed Products sold in a currency other than U.S. dollars, such currency will be converted into U.S. dollars as calculated using the average exchange rates as calculated and utilized by GSK’s group reporting system and published accounts.

5.12.3.           Records Retention.  Commencing with the First Commercial Sale of a Licensed Product, GSK will keep complete and accurate records pertaining to the sale of such Licensed Products for a period of three (3) Calendar Years after the year in which such sales occurred, and in sufficient detail to permit Isis to confirm the accuracy of the Net Sales or royalties paid by GSK hereunder.

5.13.                     Audits.  During the Agreement Term and for a period of three (3) years thereafter, at the request and expense of Isis, GSK will permit an independent certified public accountant of nationally recognized standing appointed by Isis, and reasonably acceptable to GSK, at reasonable times and upon reasonable notice, but in no case more than once per Calendar Year thereafter, to examine such records as may be necessary for the sole purpose of verifying the calculation and reporting of Net Sales and the correctness of any royalty payment made under this Agreement for any period within the preceding three (3) years.  The independent certified public accountant will disclose to Isis only the royalty amounts which the independent certified public accountant believes to be due and payable hereunder to the payee and will disclose no other information revealed in such audit.  Any and all records of GSK examined by such independent certified public accountant will be deemed GSK’s Confidential Information, which may not be disclosed by said independent certified public accountant to any Third Party or (except for the information expressly sought to be confirmed by Isis as set forth in this Section 5.13) to Isis.  If, as a result of any inspection of the books and records of GSK, it is shown that GSK’s payments under this Agreement were less than the royalty amount which should have been paid, then GSK will make all payments required to be made by paying Isis the difference between such amounts to eliminate any discrepancy revealed by said inspection within sixty (60) days.  If it is shown that GSK’s payments under this Agreement were more than the royalty amount which should have been paid, then Isis will return that overpaid amount by paying GSK the difference between such amounts to eliminate any discrepancy revealed by said inspection within sixty (60) days.  Isis will pay for such audits, except that in the event that GSK is found to have underpaid Isis by more than ten percent (10%) of the amount that should have been paid during the period in question, GSK will reimburse Isis’ reasonable costs of the audit.

5.14.                     Taxes.

5.14.1.           Sales or Other Transfers.  The recipient of any transfer under this Agreement of Licensed IP, GSK Technology, Confidential Information, Licensed Compounds, or Licensed Products (including Discontinued Products), as the case may be, will be solely responsible for any sales, use, value-added, excise or other taxes applicable to such transfer.

5.14.2.           Withholding Tax.  The Parties acknowledge and agree that, under applicable laws in effect as of the Effective Date, GSK will not be required to withhold any taxes from the technology access fee under Section 5.2, election fees under Section 5.3, Option exercise fees under Section 5.4, milestone payments under Section 5.5 or Section 5.6, or any reimbursement payments for Developing Compounds under this Agreement (including under Section 1.7), (collectively, the “Withholding-Free Payments”) in each case payable to Isis under this Agreement. Consequently, GSK agrees not to withhold any taxes from payment of the Withholding-Free Payments.  Any tax paid or required to be withheld by GSK for the benefit of Isis on account of any royalties payable to Isis under this Agreement will be deducted from the amount of royalties or other payments otherwise due.  GSK will secure and send to Isis proof of any such taxes withheld and paid by GSK for the benefit of Isis, and will, at Isis’ request, provide reasonable assistance to Isis in recovering such taxes. Isis warrants that Isis is a Delaware corporation as of the Effective Date and, prior to the payment of royalties by GSK hereunder, will be a resident for tax purposes in the US and that, as of such time, Isis will be entitled to relief from United Kingdom income tax under the terms of the double tax agreement between the UK and the US.  Isis will notify GSK immediately in writing in the event that Isis ceases to be entitled to such relief. Pending receipt of formal certification from the UK Inland Revenue (the “UK Tax Certification”), GSK may pay royalty income under this Agreement to Isis by deducting tax at the applicable rate specified in the double tax treaty between the UK and US.  After receipt of the UK Tax Certification, and so long as the UK Tax Certification remains current, GSK will not withhold any taxes from the payment of any royalties, unless GSK is advised such withholding is required under Applicable Law.  Isis agrees to indemnify and hold harmless GSK against any loss, damage, expense or liability arising in any way from a breach of the above warranties or any future claim by a UK tax authority or other similar body alleging that GSK was not entitled to deduct withholding tax on such payments at source at the treaty rate, unless such loss, damage, expense or liability arises as a result of any legislative changes in the future, and except that Isis’ indemnification obligation under this Section 5.14.2 will not apply to GSK’s payment of the Withholding-Free Payments.  GSK will indemnify and hold harmless Isis against any loss, damage, expense or liability arising in any way from a claim by a UK tax authority or other similar body alleging that the Withholding-Free Payments are subject to the withholding of taxes by GSK, unless such loss, damage, expense or liability arises as a result of any legislative changes in the future.

5.15.                     Interest.  Any undisputed payments to be made hereunder that are not paid on or before the date such payments are due under this Agreement will bear interest at a rate per annum equal to the lesser of (i) the rate announced by Bank of America (or its successor) as its prime rate in effect on the date that such payment would have been first due plus [***] percent ([***]%) or (ii) the maximum rate permissible under applicable law.  However, the interest on late payments shall not apply if the payment has been delayed by Isis (for instance due to invalid or late changes to bank details, non-compliance invoices, etc.) or if Isis has not responded to genuine questions or queries from GSK.

ARTICLE 6.

INTELLECTUAL PROPERTY

6.1.                            Ownership.

6.1.1.                  Isis Technology and GSK Technology.  As between the Parties, Isis will own and retain all of its rights, title and interest in and to the Licensed Know-How and Isis Patents and GSK will own and retain all of its rights, title and interest in and to the GSK Know-How and GSK Patents, subject to any rights or licenses expressly granted by one Party to the other Party under this Agreement.

6.1.2.                  Collaboration Technology.  As between the Parties, GSK will be the sole owner of any Know-How discovered, developed, invented or created solely by or on behalf of GSK and/or its Affiliates under this Agreement (“GSK Collaboration Know-How”) and any Patent Rights that claim or cover GSK Collaboration Know-How (“GSK Collaboration

Patents” and together with the GSK Collaboration Know-How, the “GSK Collaboration Technology”), and will retain all of its rights, title and interest thereto, subject to any rights or licenses expressly granted by GSK to Isis under this Agreement.  As between the Parties, Isis will be the sole owner of any Know-How discovered, developed, invented or created solely by or on behalf of Isis and/or its Affiliates (“Isis Collaboration Know-How”) and any Patent Rights that claim or cover such Know-How (“Isis Collaboration Patents” and together with the Isis Collaboration Know-How, the “Isis Collaboration Technology”), and will retain all of its rights, title and interest thereto, subject to any rights or licenses expressly granted by Isis to GSK under this Agreement. Any Know-How that is discovered, developed, invented or created jointly under this Agreement by or on behalf of a Party or its Affiliates, on the one hand, and the other Party or such other Party’s Affiliates, on the other hand (“Jointly-Owned Collaboration Know-How”), and any Patent Rights that claim or cover such Jointly-Owned Collaboration Know-How (“Jointly-Owned Collaboration Patents”) and together with the Jointly-Owned Collaboration Know-How, the “Jointly-Owned Collaboration Technology”), will be owned jointly by GSK and Isis on an equal and undivided basis, including all rights, title and interest thereto, subject to any rights or licenses expressly granted by one Party to the other Party under this Agreement.  Except as expressly provided in this Agreement, neither Party will have any obligation to account to the other for profits with respect to, or to obtain any consent of the other Party to license or exploit, Jointly-Owned Collaboration Technology by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting.  Each Party will promptly disclose to the other Party in writing, and will cause its Affiliates to so disclose, the discovery, development, invention or creation of any Jointly-Owned Collaboration Technology.  The GSK Collaboration Patents, Isis Collaboration Patents and Jointly-Owned Collaboration Patents are collectively referred to herein as the “Collaboration Patents.”

6.1.3.                  Joint Patent Committee.

(a)           The Parties will establish a “Joint Patent Committee” or “JPC.”  The JPC will serve as the primary contacts and forum for discussion between the Parties with respect to intellectual property matters arising under this Agreement, and will cooperate with respect to the activities set forth in this ARTICLE 6.  A strategy will be discussed with regard to prosecution and maintenance, defense and enforcement of Isis Product-Specific Patents, GSK Product-Specific Patents and Jointly-Owned Collaboration Patents that would be and/or are licensed to GSK under Section 4.1.1 in connection with a Collaboration Target or a Compound included in a Collaboration Program, defense against allegations of infringement of Third Party Patent Rights, and licenses to Third Party Patent Rights or Know-How, and any material change to any license to Third Party Patents Rights or Know-How in existence as of the Effective Date, in each case to the extent such matter would be reasonably likely to have a material impact on the Collaboration or the licenses granted hereunder.  The Joint Patent Committee is established as of the Effective Date and will dissolve as a formal governing body upon the earlier of (i) the exercise or expiration of the Option with respect to the last Collaboration Program (ii) the Parties’ mutual agreement or (iii) after the Collaboration Term, Isis’ written notice to GSK of its intention to disband and no longer participate in the JPC. Once Isis has provided such written notice, the JPC shall have no further obligations under this Agreement and the matters to be decided by the JPC shall be decided by the Parties.

(b)                                  In addition, the Joint Patent Committee will be responsible for the determination of inventorship.  The determination of inventorship will be made in accordance with United States patent laws.  In case of a dispute in the Joint Patent Committee (or otherwise between Isis and GSK) over inventorship and, as a result, whether (i) any particular technology arising from the Collaboration is solely owned by one Party or the other or jointly owned by both Parties, or (ii) whether any particular Know-How is Isis Know-How, GSK Know-How or Jointly-Owned Collaboration Know-How, such dispute will be resolved pursuant to Section 6.1.3(d).

(c)                                  The Joint Patent Committee will meet as often as agreed by them (and at least semi-annually if requested), via teleconference or videoconference or as otherwise agreed, to discuss matters arising out of the activities set forth in ARTICLE 6.  To the extent reasonably requested by either Party, the Joint Patent Committee will solicit the involvement of more senior members of their respective legal departments (up to the most senior intellectual property attorney, where appropriate) with respect to critical issues, and may escalate issues to the JSC for input and resolution pursuant to Section 6.1.3(d).  Each Party’s representatives on the Joint Patent Committee will consider comments and suggestions made by the other in good faith.  Notwithstanding anything in this Agreement to the contrary, neither Party will have the obligation to disclose information to the other Party through the Joint Patent Committee to the extent prohibited by obligation of confidentiality or protective order, that would result in loss of attorney-client or other relevant legal privilege, that constitutes proprietary manufacturing information or where the other Party has an actual or potential conflict of interest with respect to such information (e.g., where sharing such information would be reasonably likely to provide the recipient with an inappropriate commercial advantage).

(d)           In the event the Joint Patent Committee cannot resolve any dispute arising thereunder, even with JSC’s input, such dispute will be resolved by independent patent counsel not engaged or regularly employed in the past two (2) years by either Party and reasonably acceptable to both Parties to resolve such dispute.  The decision of such independent patent counsel will be binding on the Parties with respect to the issue of inventorship.  Expenses of such patent counsel will be shared equally by the Parties.

6.2.                            Prosecution and Maintenance of Patents.

6.2.1.                  Patent Filings. The Party responsible for Prosecution and Maintenance of any Patent Rights as set forth in Sections 6.2.2 and 6.2.3 will endeavor to obtain patent protection for Compounds and Licensed Products, if and as applicable, as it Prosecutes and Maintains its other patents Covering products in development, using counsel of its own choice but reasonably acceptable to the other Party, in such countries as the responsible Party sees fit.

6.2.2.                  Isis Patents and GSK Patents.

(a)           Isis will control and be responsible for all aspects of the Prosecution and Maintenance of all Isis Patents, subject to Section 6.2.2(b) and Section 6.2.4.

(b)           Isis Patents After Exercise of Option.  After GSK has obtained the applicable license under Section 4.1.1 and following review and approval of a majority of the members of the Joint Patent Committee, Isis will assign to GSK all Isis Product-Specific Patents that Cover Licensed Compounds, Licensed Products and/or the Collaboration Target included in such Collaboration Program, and GSK will thereafter control and be responsible for all aspects of the Prosecution and Maintenance of all such Isis Product-Specific Patents, subject to Section 6.2.4.

(c)           GSK will control and be responsible for all aspects of the Prosecution and Maintenance of all GSK Patents, subject to Section 6.2.4.

6.2.3.                  Jointly-Owned Collaboration Patents.  The strategy and responsibility for Prosecution and Maintenance of all Jointly-Owned Collaboration Patents will be decided by the Joint Patent Committee.

6.2.4.                  Other Matters Pertaining to Prosecution and Maintenance of Patents.

(a)           Each Party will keep the other Party informed through the Joint Patent Committee as to material developments with respect to the Prosecution and Maintenance of Isis Product-Specific Patents or GSK Orange Book Patents for which such Party has responsibility for Prosecution and Maintenance pursuant to Section 6.2.2, Section 6.2.3 or this Section 6.2.4, including, without limitation, by providing copies of material data as it arises, any office actions or office action response or other correspondence that such Party provides to or receives from any patent office, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions, and all patent-related filings, and by providing the other Party the timely opportunity to have reasonable input into the strategic aspects of such Prosecution and Maintenance.

(b)           If, during the Agreement Term, GSK intends to allow any GSK Product-Specific Patent with respect to which GSK is responsible for Prosecution and Maintenance to lapse or become abandoned without having first filed a continuation or substitution and such GSK Product-Specific Patent Covers any Discontinued Product, GSK will notify Isis of such intention at least sixty (60) days prior to the date upon which such Patent Right will lapse or become abandoned, and Isis will thereupon have the right, but not the obligation, to assume responsibility for the Prosecution and Maintenance of the claims within such GSK Product-Specific Patent that Covers the Discontinued Product at its own expense (subject to Section 6.3.1) with counsel of its own choice.  For the avoidance of doubt, if Isis assumes responsibility for the Prosecution and Maintenance of any such GSK Product-Specific Patent under this Section 6.2.4(b), Isis will have no obligation to notify GSK of any intention of Isis to allow such GSK Product-Specific Patent to later lapse or become abandoned.

(c)                                  If, during the Agreement Term, Isis intends to allow any Isis Product-Specific Patent with respect to which Isis is responsible for Prosecution and Maintenance to lapse or become abandoned without having first filed a continuation or substitution, then, if GSK has obtained a license to a Licensed Product under Section 4.1.1 (or still has the right to exercise its Option with respect to a Collaboration Program), then Isis will notify GSK of such intention at least sixty (60) days prior to the date upon which such Patent Right will lapse or become abandoned, and GSK will thereupon have the right, but not the obligation, to assume responsibility for the Prosecution and Maintenance thereof at its own expense (subject to Section 6.3.1) with counsel of its own choice.  For the avoidance of doubt, if GSK assumes responsibility for the Prosecution and Maintenance of any such Isis Product-Specific Patent under this Section 6.2.4(c), GSK will have no obligation to notify Isis of any intention of GSK to allow such Isis Product-Specific Patent to later lapse or become abandoned.

(d)           The Parties, through the Joint Patent Committee, will cooperate in good faith to determine if and when any divisional applications will be filed with respect to any Collaboration Patents or Isis Patents, and where a divisional patent application filing would be practical and reasonable, then such a divisional filing will be made and (i) GSK will have the first right to control the Prosecution and Maintenance of such claims within the Jointly-Owned Collaboration Patents or Isis Patents which solely Cover Licensed Compound or Licensed Product with respect to a Collaboration Program after exercise of an Option by GSK, or (ii) Isis will have the first right to control the Prosecution and Maintenance of such claims within the Collaboration Patents or Isis Patents which solely Cover Discontinued Products.  If the Party responsible for Prosecution and Maintenance pursuant to this Section 6.2.4(d) is an owner or co-owner of such Collaboration Patent or Isis Patent, the other Party will have the step-in right described in Section 6.2.4(b) or Section 6.2.4(c), as applicable.

(e)                                  If the Party responsible for Prosecution and Maintenance pursuant to Section 6.2.3 intends to allow such Jointly-Owned Collaboration Patent to lapse or become abandoned without having first filed a continuation or substitution, then such Party will notify the other Party of such intention at least sixty (60) days prior to the date upon which such Jointly-Owned Collaboration Patent will lapse or become abandoned, and such other Party will thereupon have the right, but not the obligation, to assume responsibility for the Prosecution and Maintenance thereof at its own expense (subject to Section 6.3.1) with counsel of its own choice, in which case the abandoning Party will, and will cause its Affiliates to, assign to the other Party (or, if such assignment is not possible, grant a fully-paid exclusive license in) all of their rights, titles and interests in and to such Jointly-Owned Collaboration Patents.  For the avoidance of doubt, if a Party assumes responsibility for the Prosecution and Maintenance of any such Jointly-Owned Collaboration Patents under this Section 6.2.4(e), such Party will have no obligation to notify the other Party of any intention of such Party to allow such Jointly-Owned Collaboration Patents to later lapse or become abandoned.

(f)            In addition, the Parties will consult, through the Joint Patent Committee, and take into consideration the comments of the other Party for all matters relating to interferences, reissues, re-examinations and oppositions with respect to those Patent Rights in which such other Party (i) has an ownership interest, (ii) has received a license thereunder in accordance with this Agreement, or (iii) may in the future, in accordance with this Agreement, obtain a license or sublicense thereunder.

6.3.                            Patent Costs.

6.3.1.                  Jointly-Owned Collaboration Patents. Isis and GSK will share equally the Patent Costs associated with the Prosecution and Maintenance of Jointly-Owned Collaboration Patents, unless the Parties otherwise agree; provided that, either Party may decline to pay its share of costs for filing, prosecuting and maintaining any Jointly-Owned Collaboration Patents in a particular country or particular countries, in which case the declining Party will, and will cause its Affiliates to, assign to the other Party (or, if such assignment is not possible, grant a fully-paid exclusive license in) all of their rights, titles and interests in and to such Jointly-Owned Collaboration Patents.

6.3.2.                  Isis Patents and GSK Patents.  Except as set forth in Section 6.2.4 and Section 6.3.1, each Party will be responsible for all Patent Costs incurred by such Party prior to and after the Effective Date in all countries in the Prosecution and Maintenance of Patent Rights for which such Party is responsible under Section 6.2.

6.4.                            Defense of Claims Brought by Third Parties.

6.4.1.                  Prior to Exercise of Option.  If a Third Party initiates a Proceeding claiming that any Patent Right owned by or licensed to such Third Party is infringed by the Development, Manufacture or Commercialization of any Compound (and related Licensed Product) being Developed under a Collaboration Program with respect to which GSK has not yet exercised its Option, Isis will have the first right, but not the obligation, to defend against such Proceeding at its sole cost and expense.  In the event Isis elects to defend against such Proceeding, Isis will have the sole right to direct the defense and to elect whether to settle such claim; provided, if such Compound (and related Licensed Product) is being Developed under a Collaboration Program, then Isis will not settle such Proceeding without the prior written consent of GSK, not to be unreasonably withheld.  In the event that Isis elects not to defend against such Proceeding within sixty (60) days after it first receives written notice of the actual initiation of such Proceeding, GSK will have the right, but not the obligation, to defend against such Proceeding at its sole cost and expense, which right GSK may exercise by providing Isis with a written notice thereof within thirty (30) days after GSK’s receipt of Isis’ notice of its election not to defend such Proceeding.  After such exercise and thereafter, GSK will have the sole right to direct the defense of such Proceeding, including, without limitation, the right to settle such claim (but only with the prior written consent of Isis, not to be unreasonably withheld). In any event, the Party not defending such Proceeding will reasonably assist the Party defending such Proceeding and cooperate in any such litigation at the request and expense of the Party defending such Proceeding.  Each Party may at its own expense and with its own counsel join any defense initiated and/or directed by the other Party under this Section 6.4.1.  Each Party will provide the other Party with prompt written notice of the commencement of any such

Proceeding, or of any allegation of infringement of which such Party becomes aware and that is of the type described in this Section 6.4.1, and such Party will promptly furnish the other Party with a copy of each communication relating to the alleged infringement that is received by such Party.

6.4.2.                  Following Exercise of Option.  If a Third Party initiates a Proceeding claiming that any Patent Right or Know-How owned by or licensed to such Third Party is infringed by the Development, Manufacture or Commercialization of any Licensed Product being Developed or Commercialized by GSK under a license granted under Section 4.1.1, GSK will have the first right, but not the obligation, to defend against any such Proceeding at its sole cost and expense.  In the event GSK elects to defend against such Proceeding, GSK will have the sole right to direct the defense and to elect whether to settle such claim (but only with the prior written consent of Isis, not to be unreasonably withheld).  In the event that GSK elects not to defend against a particular proceeding, then it will so notify Isis in writing within sixty (60) days after it first receives written notice of the actual initiation of such Proceeding, Isis will have the right, but not the obligation, to defend against such Proceeding at its sole cost and expense and thereafter Isis will have the sole right to direct the defense thereof, including, without limitation, the right to settle such claim (but only with the prior written consent of GSK, not to be unreasonably withheld).  In any event, the Party not defending such Proceeding will reasonably assist the Party defending such Proceeding and cooperate in any such litigation at the request and expense of the Party defending such Proceeding.  Each Party may at its own expense and with its own counsel join any defense initiated and/or directed by the other Party under this Section 6.4.2.  Each Party will provide the other Party with prompt written notice of the commencement of any such Proceeding, or of any allegation of infringement of which such Party becomes aware and that is of the type described in this Section 6.4.2, and such Party will promptly furnish the other Party with a copy of each communication relating to the alleged infringement that is received by such Party.

6.4.3.                  Discontinued Products.  If a Third Party initiates a Proceeding claiming that any Patent Right or Know-How owned by or licensed to such Third Party is infringed by the Development, Manufacture or Commercialization of any Discontinued Product, Isis will have the right, but not the obligation, to defend against and settle such Proceeding at its sole cost and expense; provided, however, if such Patent Right or Know-How also Covers the Development, Manufacture or Commercialization of any Licensed Product or Licensed Compound, GSK will have the sole right to direct the defense and to elect whether to settle such claim (but only with the prior written consent of Isis, not to be unreasonably withheld). In any event, GSK will reasonably assist Isis in defending such Proceeding and cooperate in any such litigation at the request and expense of Isis.  Each Party may at its own expense and with its own counsel join any defense directed by the other Party. GSK will provide Isis with prompt written notice of the commencement of any such Proceedings, or of any allegation of infringement of which GSK becomes aware and that is of the type described in this Section 6.4.3, and GSK will promptly furnish Isis with a copy of each communication relating to the alleged infringement that is received by GSK.

6.4.4.                  Interplay Between Enforcement of IP and Defense of Third Party Claims.   Notwithstanding the provisions of Sections 6.4.2 and 6.4.3, to the extent that a Party’s defense against a Third Party claim of infringement under this Section 6.4 (excluding Section 6.4.1) would involve (i) the enforcement of the other Party’s Know-How or Patent Rights, or (ii) the defense of an invalidity claim with respect to such other Party’s Know-How or Patent Rights, then, in each case, the general concepts of Section 6.5 will apply to the enforcement of such other Party’s Know-How or Patent Rights or the defense of such invalidity claim (i.e., each Party has the right to enforce its own intellectual property, except that the relevant Commercializing Party will have the initial right, to the extent provided in Section 6.5, to enforce such Know-How or Patent Rights or defend such invalidity claim, and the other Party will have a step-in right, to the extent provided in Section 6.5, to enforce such Know-How or Patent Rights or defend such invalidity claim).

6.5.                            Enforcement of Patents Against Competitive Infringement.

6.5.1.                  Duty to Notify of Competitive Infringement.  If either Party learns of an infringement, unauthorized use, misappropriation or threatened infringement by a Third Party to which such Party does not owe any obligation of confidentiality with respect to any Licensed Patents, Jointly-Owned Collaboration Technology, Licensed Know-How or, solely for purposes of Section 6.5.4, GSK Technology, by reason of the development, manufacture, use or commercialization of (i) a product that contains or consists of a compound as an active ingredient that is substantially identical in structure, sequence or composition to a Compound in any Licensed Compound or Licensed Product being Developed or Commercialized under a license granted under Section 4.1.1 of this Agreement, or (ii) an Antisense product directed against a Collaboration Target (“Competitive Infringement”), such Party will promptly notify the other Party in writing and will provide such other Party with available evidence of such Competitive Infringement; provided, however, that for cases of Competitive Infringement under Section 6.5.6 below, such written notice will be given within ten (10) days.

6.5.2.                  Following Exercise of Option.  For any Competitive Infringement with respect to any Licensed Compound (and any related Licensed Product) (except for any Discontinued Products) that occurs after GSK’s exercise of an Option in reference to the Collaboration Program under which such Licensed Compounds were Developed, so long as part of such Proceeding GSK also enforces any GSK Orange Book Patents Controlled by GSK (including any Isis Product-Specific Patents assigned by Isis to GSK under this Agreement) being infringed that Cover such Licensed Compound (and any related Licensed Product), then GSK will have the first right, but not the obligation, to institute, prosecute, and control a Proceeding with respect thereto (including, without limitation, with respect to any defense or counterclaim brought in connection therewith that a GSK Orange Book Patent is invalid or unenforceable) by counsel of its own choice at its own expense, and Isis will have the right, at its own expense, to be represented in that action by counsel of its own choice, however, GSK will have the right to control such litigation, irrespective of whether Isis is represented by counsel of its own choice.  If GSK fails to initiate a Proceeding within a period of ninety (90) days after receipt of written notice of such Competitive Infringement (subject to a ninety (90) day extension to conclude negotiations, if GSK has commenced good faith negotiations with an alleged infringer for elimination of such Competitive Infringement within such ninety (90) day period), Isis will have the right to initiate and control a Proceeding with respect to such Competitive Infringement by counsel of its own choice, and GSK will have the right to be represented in any such action by counsel of its own choice at its own expense.

6.5.3.                  Joinder.

(a)           If one Party initiates a Proceeding in accordance with this Section 6.5, the other Party agrees to be joined as a party plaintiff where necessary and to give the first Party reasonable assistance and authority to file and prosecute the Proceeding.  Subject to Section 6.5.4, the costs and expenses of the Party initiating the Proceeding under this Section 6.5.3(a) and the costs and expenses of the other Party incurred pursuant to this Section 6.5.3(a), will be borne by the Party initiating such Proceeding.

(b)           If one Party initiates a Proceeding in accordance with this Section 6.5.3, the other Party may join such Proceeding as a party plaintiff where necessary for such other Party to seek lost profits with respect to such infringement.

6.5.4.                  Share of Recoveries.  Any damages or other monetary awards recovered with respect to a Proceeding brought pursuant to this Section 6.5 will be shared as follows: (i) the amount of such recovery will first be applied to the Parties’ reasonable out-of-pocket costs incurred in connection with such Proceeding (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses); and then (ii) any remaining proceeds will be allocated between the Parties as follows:  (A) if Isis initiates the Proceeding pursuant to Section 6.4.1 or Section 6.5.2, Isis will retain or receive such remaining proceeds; and (B) if GSK initiates the Proceeding pursuant to Section 6.5.2, GSK will receive and retain [***] [***].

6.5.5.                  Settlement.  Neither Party may enter a settlement, consent judgment or other voluntary final disposition of a suit under this ARTICLE 6 that disclaims, limits the scope of, admits the invalidity or unenforceability of, or grants a license under a Patent Controlled by the other Party without first obtaining the written consent of the Party that Controls the relevant Patent.

6.5.6.                  35 USC 271(e)(2) Infringement.  Notwithstanding anything to the contrary in this Section 6.5, solely with respect to Licensed Patents that have not been assigned to GSK under this Agreement for a Competitive Infringement under 35 USC 271(e)(2) the time period set forth in Section 6.5.2 during which a Party will have the initial right to bring a Proceeding will be shortened to a total of twenty five (25) days, so that, to the extent the other Party has the right, pursuant to such Sections, to initiate a Proceeding if the first Party does not initiate a Proceeding, such other Party will have such right if the first Party does not initiate a Proceeding within twenty five (25) days after such first Party’s receipt of written notice of such Competitive Infringement.

6.6.                            Other Infringement.

6.6.1.                  Jointly-Owned Collaboration Patents. With respect to the infringement of a Jointly-Owned Collaboration Patent which is not a Competitive Infringement, the Parties will cooperate in good faith to bring suit together against such infringing party or the Parties may decide to permit one Party to bring suit solely. Any damages or other monetary awards recovered with respect to a Proceeding brought pursuant to this Section 6.6.1 will be shared as follows:  (i) the amount of such recovery will first be applied to the Parties’ reasonable out-of-pocket costs incurred in connection with such Proceeding (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses); and then (ii) (A) if the Parties jointly initiate a Proceeding pursuant to this Section 6.6.1, each Party will retain or receive fifty percent (50%) of such remaining proceeds; and (B) if only one Party initiates the Proceeding pursuant to Section 6.6.1, such Party will retain or receive such remaining proceeds.

6.6.2.                  Patents Solely Owned by Isis.  Isis will retain all rights to pursue an infringement of any Patent Right solely owned by Isis which is other than a Competitive Infringement and Isis will retain all recoveries with respect thereto.

6.6.3.                  Patents Solely Owned by GSK.  GSK will retain all rights to pursue an infringement of any Patent Right solely owned by GSK which is other than a Competitive Infringement and GSK will retain all recoveries with respect thereto.

6.7.                            Patent Listing.

6.7.1.                  GSK’s Obligations. GSK will promptly, accurately and completely list, with the applicable Regulatory Authorities during the Agreement Term, all applicable GSK Orange Book Patents.  Prior to such listings, the Parties will meet, through the Joint Patent Committee, to evaluate and identify all applicable Patent Rights, and GSK will have the right to review, where reasonable, original records relating to any invention for which Patent Rights are being considered by the Joint Patent Committee for any such listing.  Notwithstanding the preceding sentence, GSK will retain final decision-making authority as to the listing of all applicable GSK Orange Book Patents for such Licensed Product (excluding Isis Core Technology Patents), regardless of which Party owns such GSK Orange Book Patent.

6.7.2.                  Isis’ Obligations.  Isis will promptly, accurately and completely list, with the applicable Regulatory Authorities during the Agreement Term, all applicable Isis Orange Book Patents.  Prior to such listings, the Parties will meet, through the Joint Patent Committee, to evaluate and identify all applicable Patent Rights, and Isis will have the right to review, where reasonable, original records relating to any invention for which Patent Rights are being considered by the Joint Patent Committee for any such listing.  Notwithstanding the preceding sentence, Isis will retain final decision-making authority as to the listing of all applicable Isis Orange Book Patents for such Discontinued Products, as applicable, regardless of which Party owns such Isis Orange Book Patents.

6.8.                            CREATE Act.  Notwithstanding anything to the contrary in this ARTICLE 6, neither Party will have the right to make an election under the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. § 103(c)(2)-(c)(3) (the “CREATE Act”) when exercising its rights under this ARTICLE 6 without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned or delayed.  With respect to any such permitted election, the Parties will use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof.  The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

6.9.                            Obligations to Third Parties.  Notwithstanding any of the foregoing, each Party’s rights and obligations with respect to Licensed IP under this ARTICLE 6 will be subject to any Third Party rights and obligations existing as of the Effective Date.

6.10.                     Additional Right and Exceptions.  Notwithstanding any provision of this ARTICLE 6, Isis retains the sole right to Prosecute and Maintain Isis Core Technology Patents and Isis Manufacturing and Analytical Patents during the Agreement Term and, except as provided in Section 6.5.2, to control any enforcement of Isis Core Technology Patents and Isis Manufacturing and Analytical Patents and will take the lead of such enforcement solely to the extent that the scope or validity of any Patent Rights Controlled by Isis and Covering the Isis Core Technology Patents or Isis Manufacturing and Analytical Patents is at risk.

6.11.                     Patent Term Extension. The Parties will cooperate with each other in gaining patent term extension wherever applicable to any Licensed Product. The Commercializing Party will determine which patents will be extended. All filings for such extension will be made by the Party to whom the patent is assigned; provided, however, that in the event that the Party to whom the patent is assigned elects not to file for an extension, such Party will (i) inform the other Party of its intention not to file, (ii) grant the other Party the right to file for such extension, and (iii) cooperate as necessary to assist the other Party in filing such extension.

6.12.                     [***]

6.13.                     Rights for [***] Programs Limited to [***] Field.  Notwithstanding anything to the contrary in this ARTICLE 6, with respect to the [***] Program, GSK’s rights under Sections 6.2, 6.3, 6.4, 6.5 and 6.6 are limited to the extent of the scope of the [***] Field.

ARTICLE 7.

REPRESENTATIONS AND WARRANTIES

7.1.                            Representations and Warranties of Both Parties.  Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

7.1.1.                  such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

7.1.2.                  such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

7.1.3.                  this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation, enforceable against it in accordance with the terms hereof;

7.1.4.                  the execution, delivery and performance of this Agreement by such Party will not constitute a default under or conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, or violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

7.1.5.                  no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements; and

7.1.6.                  it has not employed (and, to the best of its knowledge, has not used a contractor or consultant that has employed) and in the future will not employ (or, to the best of its knowledge, use any contractor or consultant that employs, provided that such Party may reasonably rely on a representation made by such contractor or consultant) any Person debarred by the FDA (or subject to a similar sanction of EMEA or foreign equivalent), or any Person which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMEA or foreign equivalent), in the conduct of the Pre-Clinical Studies or Clinical Studies of Compounds and related Licensed Products and its activities under each Collaboration Program.

7.2.                            Representations and Warranties of Isis.  Isis hereby represents and warrants to GSK, as of the Effective Date, that:

7.2.1.                  Isis is the owner of, or otherwise has the right to grant, all rights and licenses (or sublicenses, as the case may be) it purports to grant to GSK with respect to the Licensed IP under this Agreement for all Collaboration Programs as they exist on the Effective Date;

7.2.2.                  to the best of its knowledge and belief, after due inquiry, Isis does not require any additional licenses or other intellectual property rights to conduct the identification, research, optimization and other Development activities contemplated to be conducted by Isis with respect to the Collaboration Programs as they exist on the Effective Date;

7.2.3.                  to the best of its knowledge and belief, after due inquiry, no written claims have been made against Isis alleging that (i) any of the Licensed Patents existing as of the Effective Date are invalid or unenforceable or (ii) the practice of the Licensed Patents in connection with a Collaboration Program infringes any intellectual property rights of a Third Party;

7.2.4.                  to the best of its knowledge and belief, there are no additional licenses (beyond those that would be granted to GSK under ARTICLE 4 upon the exercise of an Option) under any intellectual property that is owned or Controlled by Isis or its Affiliates as of the Effective Date that would be required in order for GSK to further Develop and Commercialize any Compounds that bind to the Collaboration Targets as of the Effective Date, in each case assuming the exercise by GSK of such Option on the Effective Date;

7.2.5.                  SCHEDULE 7.2.5(a), SCHEDULE 7.2.5(b) and SCHEDULE 7.2.5(c) set forth true, correct and complete lists of all Isis Core Technology Patents, Isis Manufacturing and Analytical Patents, and Product-Specific Patents that apply to the Collaboration Programs as such programs exist on the Effective Date, respectively, and indicates whether each such Patent is owned by Isis or licensed by Isis from a Third Party and if so, identifies the licensor or sublicensor from which the Patent is licensed;

7.2.6.                  SCHEDULE 5.11.1 sets forth true, correct and complete lists of all Isis In-License Agreements that Isis considers in good faith to be most relevant to the research, Development, Manufacture or Commercialization of Compounds as contemplated under the Collaboration Programs existing on the Effective Date (together with a description of all applicable Isis Supported Pass Through Costs); Isis is in compliance in all material respects with Isis In-License Agreements and is not in default or breach under any Isis In-License Agreements and, to the best of its knowledge and belief, there is no ground that would give any Third Party that is a party to any In-License Agreement the right to terminate such In-License Agreement, and to Isis’ best knowledge and belief, none of such Third Parties are in default or breach under any Isis In-License Agreement;

7.2.7.                  SCHEDULE 7.2.7 is a complete and accurate list of all agreements that create Third Party Obligations, that Isis considers in good faith may materially limit or restrict the rights granted by Isis to GSK under this Agreement;

7.2.8.                  Isis has not granted to any Third Party rights under the Licensed IP to Develop, Manufacture or Commercialize any ASOs that bind to the Collaboration Targets existing as of the Effective Date, except Isis granted (i) Permitted Licenses, and (ii) Alnylam the right to practice the Isis Core Technology Patents for double-stranded RNAi under the Alnylam Agreement;

7.2.9.                  Isis owns or possesses adequate licenses or other rights to use all existing research tools that it uses or has used to identify the Compounds as of the Effective Date; and

7.2.10.           Isis has not withheld from GSK any material data or any material correspondence, including to or from any Regulatory Authority, in Isis’ possession as of the Effective Date that would be material and relevant to a reasonable assessment of the scientific, commercial, safety and regulatory liabilities and commercial value of the Collaboration Programs as listed on the Effective Date.

Further, except as otherwise set forth in the applicable Phase 2 PoC Data Package or schedule of exceptions provided to GSK in accordance with the procedures set forth below, the foregoing representations and warranties (other than those contained in Section 7.2.2 and Section 7.2.9) shall be deemed to be made by Isis to GSK upon the Bring Down Date (as defined below) with respect to each Collaboration Program, solely with respect to such Collaboration Program and solely with respect to the ASOs, Compounds, Collaboration Targets and Licensed IP applicable to such Collaboration Program as if the “Effective Date” is the Bring Down Date.  If GSK has a good faith intention of exercising an Option prior to its receipt of the applicable Phase 2 PoC Data Package, GSK will notify Isis thereof, and Isis will have thirty (30) days following such notice to deliver to GSK a schedule of exceptions to the representations and warranties provided under this Section 7.2.  For purposes of this Section 7.2, “Bring Down Date” will mean the date GSK receives from Isis (i) the applicable Phase 2 PoC Data Package, if GSK exercises the applicable Option after the applicable Collaboration Program completes the first Phase 2 PoC Trial; or (ii) the applicable Phase 2 PoC Data Package, to the extent available, delivered under Section 3.1.3, if GSK exercises the applicable Option before the applicable Collaboration Program completes the first Phase 2 PoC Trial.

7.3.                            Isis Covenants.  Isis hereby covenants to GSK that:

7.3.1.                  during the Term, Isis will maintain and not breach any agreements with Third Parties that provide a grant of rights from such Third Party to Isis that are Controlled by Isis and are licensed or become subject to a license from Isis to GSK under this Agreement;

7.3.2.                  all employees of Isis performing Development activities hereunder on behalf of Isis will be obligated to assign all right, title and interest in and to any inventions developed by them, whether or not patentable, to Isis or such Affiliate, respectively, as the sole owner thereof;

7.3.3.                  Isis will, as appropriate, hire and maintain sufficient staff and management to meet its Commercially Reasonable Efforts in order to support and conduct all the Collaboration Programs hereunder in a timely fashion;

7.3.4.                  except as permitted under Section 2.1.2, it will not during the Agreement Term grant any right or license to any Third Party that would conflict or interfere with any of the rights or licenses granted to GSK hereunder, or would encumber the Isis Patents that apply to the rights or licenses granted to GSK hereunder including, without limitation, any liens, mortgages, security interests or another similar interest that would give the holder the right to convert the interest into ownership of such Isis Patent(s);

7.3.5.                  in the event that Isis has knowledge, at any time during the Agreement Term of any settled, pending or threatened (in writing) claim or lawsuit or legal proceeding of a Third Party against Isis alleging that any Isis Patent is invalid or unenforceable, or Isis or GSK’s practices of such Isis Patent(s) under this Agreement infringes or misappropriates in part or in whole the intellectual property or intellectual property rights of such Third Party, Isis will promptly inform GSK in writing of the same; and

7.3.6.                  Isis will perform its activities pursuant to this Agreement in compliance with good laboratory and clinical practices and cGMP, in each case as applicable under the laws and regulations of the country and the state and local government wherein such activities are conducted, and with respect to the care, handling and use in Development activities hereunder of any non-human animals by or on behalf of Isis, will at all times comply with all applicable federal, state and local laws, regulations and ordinances and the guiding principles of the “3R’s”, namely, wherever reasonably possible, reducing the number of animals used, replacing animals with non-animal methods and refining the research techniques used for the proper care, handling and use of animals in pharmaceutical research and development activities, subject to GSK’s reasonable right to conduct reasonable inspections (but not to audit) with advance notice; and will promptly and in good faith undertake reasonable corrective steps and measures to remedy the situation to the extent that any significant deficiencies in complying with the “3R’s” or applicable law or regulation are identified as the result of any such inspection.

7.4.                            GSK Covenants.  GSK hereby covenants to Isis that GSK will perform its activities pursuant to this Agreement in compliance with good laboratory and clinical practices and cGMP, in each case as applicable under the laws and regulations of the country and the state and local government wherein such activities are conducted, and with respect to the care, handling and use in Development activities hereunder of any non-human animals by or on behalf of GSK; will at all times comply (and will ensure compliance by any of its subcontractors or Affiliates) with all applicable federal, state and local laws, regulations and ordinances and the guiding principles of the “3R’s”, namely, wherever reasonably possible, reducing the number of animals used, replacing animals with non-animal methods and refining the research techniques used for the proper care, handling and use of animals in pharmaceutical research and development activities, subject to Isis’ reasonable right to conduct reasonable inspections (but not to audit) with advance notice; and will promptly and in good faith undertake reasonable corrective steps and measures to remedy the situation to the extent that any significant deficiencies in complying with the “3R’s” or applicable law or regulation are identified as the result of any such inspection.

7.5.                            DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY NOR ITS AFFILIATES MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY THAT ANY PATENT RIGHTS LICENSED TO THE OTHER PARTY HEREUNDER ARE VALID OR ENFORCEABLE OR THAT THEIR EXERCISE DOES NOT INFRINGE OR MISAPPROPRIATE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.  GSK AND ISIS UNDERSTAND THAT THE COMPOUNDS ARE THE SUBJECT OF ONGOING CLINICAL RESEARCH AND DEVELOPMENT AND THAT NEITHER PARTY CAN ASSURE THE SAFETY, USEFULNESS OR COMMERCIAL OR TECHNICAL VIABILITY OF RESULTING DEVELOPMENT CANDIDATES, LICENSED COMPOUNDS, AND/OR LICENSED PRODUCTS.

ARTICLE 8.

INDEMNIFICATION; INSURANCE

8.1.                            Indemnification by GSK.  GSK will indemnify, defend and hold harmless Isis and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses including, but not limited to, the reasonable fees of attorneys and other professionals (collectively “Losses”) arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

8.1.1.                  the negligence, recklessness or wrongful intentional acts or omissions of GSK and/or its Affiliates and its or their respective directors, officers, employees and agents, in connection with GSK’s performance of its obligations or exercise of its rights under this Agreement;

8.1.2.                  any breach of any representation or warranty or express covenant made by GSK under ARTICLE 7 or any other provision under this Agreement;

8.1.3.                  the Development or Manufacturing activities that are conducted by and/or on behalf of GSK or its Affiliates or Sublicensees (which will exclude any Development or Manufacturing activities that are conducted by and/or on behalf of Isis pursuant to this

Agreement), including handling and storage and manufacture by and/or on behalf of GSK or its Affiliates or Sublicensees of any Licensed Compounds or Licensed Product for the purpose of conducting Development or Commercialization by or on behalf of GSK or its Affiliates or Sublicensees; or

8.1.4.                  the Commercialization by or on behalf of GSK or its Affiliates or Sublicensees of any Licensed Product pursuant to the exercise by GSK of the relevant Option;

except, in each case above, to the extent such Claim arose out of or resulted from or is attributable to any acts or omissions of Isis and/or its Affiliates, licensees, Sublicensees or contractors, and its or their respective directors, officers, employees and agents, for which Isis is required to indemnify GSK pursuant to Section 8.2.

8.2.                            Indemnification by Isis.  Isis will indemnify, defend and hold harmless GSK and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all Losses arising out of or resulting from any and all Claims based upon:

8.2.1.                  the negligence, recklessness or wrongful intentional acts or omissions of Isis and/or any of its Affiliates and/or its or their respective directors, officers, employees and agents, in connection with Isis’ performance of its obligations or exercise of its rights under this Agreement;

8.2.2.                  any breach of any representation or warranty or express covenant made by Isis under ARTICLE 7 or any other provision under this Agreement;

8.2.3.                  the discovery, Development or Manufacturing activities conducted by or on behalf of Isis (which will exclude any Development or Manufacturing activities conducted by or on behalf of GSK pursuant to this Agreement), including the storage and handling and manufacture by and/or on behalf of Isis and/or its Affiliates and/or its Sublicensees or subcontractors of any Compounds for the purpose of Development or Commercialization by or on behalf of Isis or GSK under this Agreement; or

8.2.4.                  the Commercialization of any Discontinued Products by or on behalf of Isis and/or its Affiliates or Sublicensees;

except, in each case above, to the extent such Claim arose out of or resulted from or is attributable to any acts or omissions of GSK and/or its Affiliates, licensees, Sublicensees or contractors and its or their respective directors, officers, employees and agents for which GSK is required to indemnify Isis pursuant to Section 8.1.

8.3.                            Procedure.  In the event that any Person entitled to indemnification under Section 8.1 or Section 8.2 (an “Indemnitee”) is seeking such indemnification, such Indemnitee will (i) inform, in writing, the indemnifying Party of a Claim as soon as reasonably practicable after such Indemnitee receives notice of such Claim, (ii) permit the indemnifying Party to assume direction and control of the defense of the Claim (including the sole right to settle it at the sole discretion of the indemnifying Party, provided that such settlement or compromise does not admit any fault or negligence on the part of the Indemnitee, or impose any obligation on, or otherwise materially adversely affect, the Indemnitee or other Party), (iii) cooperate as reasonably requested (at the expense of the indemnifying Party) in the defense of the Claim, and (iv) undertake reasonable steps to mitigate any loss, damage or expense with respect to the Claim. The provisions of Section 6.4 will govern the procedures for responding to a Claim of infringement described therein. Notwithstanding anything in this Agreement to the contrary, the indemnifying Party will have no liability under Section 8.1 or 8.2, as the case may be, with respect to Claims settled or compromised by the Indemnitee without the indemnifying Party’s prior written consent.

8.4.                            Insurance.

8.4.1.                  Isis’ Insurance Obligations.  Isis will maintain, at its cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement, including but not limited to its clinical trials and its indemnification obligations herein, in such amounts and on such terms as are customary for prudent practices for biotech companies of similar size and with similar resources in the pharmaceutical industry for the activities to be conducted by it under this Agreement taking into account the scope of development of products, provided, that, at a minimum, Isis will maintain, in force from thirty (30) days prior to enrollment of the first patient in a Clinical Study, at its sole cost, a clinical trials/product liability insurance policy providing coverage of at least [***] Dollars ($[***]) per claim and annual aggregate and, provided further that such coverage is increased to at least [***] Dollars ($[***]) at least thirty (30) days before Isis initiates the First Commercial Sale of any Discontinued Product hereunder.  Isis will furnish to GSK evidence of such insurance upon request.

8.4.2.                  GSK’s Insurance Obligations.  GSK hereby represents and warrants to Isis that it is self-insured against liability and other risks associated with its activities and obligations under this Agreement in such amounts and on such terms as are customary for prudent practices for large companies in the pharmaceutical industry for the activities to be conducted by GSK under this Agreement.  GSK will furnish to Isis evidence of such self-insurance upon request.

8.5.                            LIMITATION OF CONSEQUENTIAL DAMAGES.  EXCEPT FOR CLAIMS OF A THIRD PARTY WHICH ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 8 OR AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER ISIS NOR GSK, NOR ANY OF THEIR AFFILIATES OR SUBLICENSEES WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT OR ITS AFFILIATES OR ANY OF THEIR SUBLICENSEES FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR OTHER INDIRECT DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE 9.

TERM; TERMINATION

9.1.                            Agreement Term; Expiration. This Agreement will be effective as of the Effective Date and will continue in force and effect until expiration as described in this Section 9.1, unless earlier terminated pursuant to the other provisions of this ARTICLE 9, and will expire as follows:

9.1.1.                  on a Licensed Product-by-Licensed Product and country-by-country basis, on the date of expiration of all payment obligations by the Commercializing Party under this Agreement with respect to such Licensed Product (including Discontinued Products) in such country;

9.1.2.                  in its entirety upon the expiration of all payment obligations under this Agreement with respect to the last Licensed Product (including Discontinued Products) in all countries pursuant to Section 9.1.1; and

9.1.3.                  where GSK declines to exercise a given Option on or before the applicable Option Deadline for a given Collaboration Program, on a Collaboration Program-by-Collaboration Program basis, the rights and obligations of each Party with respect to such Collaboration Program will terminate upon expiration of the Option Deadline with respect to the relevant Collaboration Program.

9.1.4.                  the period from the Effective Date until the date of expiration of this Agreement or as the case may be, until the date of expiration of this Agreement in part with respect to a given Licensed Product pursuant to this Section 9.1 will be the “Agreement Term.”

9.1.5.                  Effect of Expiration of the Agreement Term. Following the expiration of the Agreement Term with respect to a Licensed Product (including Discontinued Products) in a country pursuant to Section 9.1.1, (i) if GSK is the Commercializing Party, the license granted to GSK pursuant to Section 4.1.1 with respect to such Licensed Product will convert to an exclusive, fully paid and royalty-free, right and license, with the right to grant sublicenses (as set forth in Section 4.1.2), under all of Isis’ rights in and to the Know-How within the Licensed IP, solely as necessary to continue to Develop, Manufacture and Commercialize such Licensed Product in such country, for so long as it continues to do so; (ii) if Isis is the Commercializing Party, the license granted to Isis pursuant to Section 10.1, with respect to such Discontinued Product, will convert to an exclusive, fully paid and royalty-free right and license, with the right to grant sublicenses, under all of GSK’s rights in and to the Know-How within the GSK Technology, solely as necessary to continue to Develop, Manufacture and Commercialize such Discontinued Product in such country, for so long as it continues to do so; and (iii) any remaining exclusivity obligation under ARTICLE 2 will no longer apply to bind or restrict either Party or its Affiliates with respect to the gene target against which such Licensed Product, or Discontinued Product, as the case may be, is directed.

9.2.                            Termination of the Agreement.

9.2.1.                  GSK’s Right to Terminate.  At any time during the Agreement Term, but following payment by GSK of the up-front payment described in Section 5.2, GSK will be entitled to terminate this Agreement in its entirety or in part on a Licensed Product-by-Licensed Product, Collaboration Program-by-Collaboration Program basis by providing ninety (90) days’ written notice to Isis of such termination; provided, however, with respect to each Voluntarily Terminated Collaboration Program (as defined below) GSK will pay Isis an amount equal to [***] percent ([***]%) of the milestone payment associated with the next Development Milestone Event that is a [***] Development Milestone Event unachieved as of the date of such notice (such payment, the “Termination Payment”).  If Isis enters into a licensing or collaboration agreement with a Third Party for such Voluntarily Terminated Collaboration Program within [***] ([***]) months after the effective date of GSK’s termination of such Voluntarily Terminated Collaboration Program, then Isis shall pay GSK an amount equal to the applicable Termination Payment in full within ten (10) days.  For purposes of this Section 9.2.1, a “Voluntarily Terminated Collaboration Program” means a Collaboration Program terminated by GSK under this Section 9.2.1 meeting the following conditions:

(a)                                  the Collaboration Program is not focused on [***] or [***];

(b)           GSK terminated such Collaboration Program after Sanctioned Target stage but prior to GSK’s exercise of the applicable Option for such Collaboration Program;

(c)                                  at the time of such termination, Isis had initiated Development work past the Sanctioned Target stage for such Collaboration Program and in Developing such Collaboration Program Isis spent at least an amount equal to (i) $[***] plus (ii) [***] percent ([***]%) of the aggregate amount of the [***] and [***] paid by GSK to Isis pursuant to Section 5.3 and Section 5.5 or 5.6, as demonstrated by documentation provided to GSK;

(d)           solely with respect to [***], such terminated Collaboration Program was the last Collaboration Program focused on [***]; and

(e)                                  solely with respect to the [***] Program, such terminated Collaboration Program was the last [***] Program subject to an Option under this Agreement.

Subject to Section 9.3.4 and Section 9.3.5, immediately following such termination notice date, GSK’s obligations under Section 5.5 through Section 5.9 will cease.  Notwithstanding the foregoing, in the event GSK believes in good faith that there are safety concerns with respect to a Licensed Product or a Collaboration Program, which concerns merit the immediate termination of Licensed Product or Collaboration Program, GSK will have the right to terminate this Agreement with respect to such Licensed Product or Collaboration Program immediately upon written notice to Isis and without such ninety (90) day notice period for termination [***].

9.2.2.                  Termination for Material Breach.

(a)           If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) is in material breach of this Agreement (other than with respect to a failure to use Commercially Reasonable Efforts under Section 1.4 or Section 4.3, which is governed by Section 9.2.3 below), then the Non-Breaching Party may deliver notice of such material breach to the Breaching Party. In such notice, the Non-Breaching Party will identify the actions or conduct that it wishes such Breaching Party to take for an acceptable and prompt cure of such breach (or will otherwise state its good-faith belief that such breach is incurable); provided, however, that such identified actions or conduct will not be binding upon the Breaching Party with respect to the actions that it may need to take to cure such breach. If the breach is curable, the Breaching Party will have ninety (90) days to either cure such breach (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within thirty (30) days following such notice) or, if a cure cannot be reasonably effected within such ninety (90) day period, to deliver to the Non-Breaching Party a plan for curing such breach which is reasonably sufficient to effect a cure within a reasonable period.  If the Breaching Party fails to (a) cure such breach within the ninety (90) day or thirty (30) day period, as applicable, or (b) use Commercially Reasonable Efforts to carry out the plan and cure the breach, the Non-Breaching Party may terminate this Agreement in its entirety if such breach relates to this Agreement in its entirety, or in relevant part if such breach does not relate to this Agreement in its entirety, by providing written notice to the Breaching Party.

(b)           The termination right set forth in this Section 9.2.2 will be in addition to the provisions of Section 9.2.3 and Section 9.2.4.

9.2.3.                  Termination for Failure to Use Commercially Reasonable Efforts.

(a)           If Isis, in GSK’s reasonable determination, fails to use Commercially Reasonable Efforts in the activities contemplated in Section 1.4 above, GSK will notify Isis and, within thirty (30) days thereafter, Isis and GSK will meet and confer to discuss and resolve the matter in good faith, and attempt to devise a mutually agreeable plan to address any outstanding issues related to Isis’ use of Commercially Reasonable Efforts in Section 1.4. Following such a meeting, if Isis fails to use Commercially Reasonable Efforts as contemplated by Section 1.4, then subject to Section 9.2.3(c), Section 9.2.3(d), and Section 9.2.4 below, GSK will have the right, at its sole discretion, to terminate this Agreement in whole or in part on a Collaboration Program-by-Collaboration Program basis.

(b)           If GSK, in Isis’ reasonable determination, fails to use Commercially Reasonable Efforts under Section 4.3 above, Isis will notify GSK and, within thirty (30) days thereafter, Isis and GSK will meet and confer to discuss and resolve the matter in good faith, and attempt to devise a mutually agreeable plan to address any outstanding issues related to GSK’s use of Commercially Reasonable Efforts in Section 4.3. Following such a meeting, if GSK fails to use Commercially Reasonable Efforts as contemplated by Section 4.3, then subject to Section 9.2.3(c), Section 9.2.3(d), and Section 9.2.4 below, Isis will have the right, at its sole discretion, to terminate this Agreement in part on a Licensed Product-by-Licensed Product basis.

(c)                                  Notwithstanding the foregoing, this Agreement will not so terminate unless (x) the Breaching Party is given ninety (90) days prior written notice by the Non-Breaching Party of the Non-Breaching Party’s intent to terminate, stating the reasons and justification for such termination and recommending steps which the Breaching Party should take, and (y) the Breaching Party or its Sublicensee has not used good-faith Commercially Reasonable Efforts during the ninety (90) day period following such notice to diligently pursue a cure of such material breach or exercised its rights under Section 9.2.4.

(d)           This Section 9.2.3 and Section 9.3 set forth the Non-Breaching Party’s sole and exclusive remedy for the Breaching Party’s breach of its obligation to use Commercially Reasonable Efforts.

9.2.4.                  Disputes Regarding Material Breach.  Notwithstanding the foregoing, if the Breaching Party in Section 9.2.2 or Section 9.2.3 disputes in good faith the existence, materiality, or failure to cure of any such breach which is not a payment breach, and provides notice to the Non-Breaching Party of such dispute within such ninety (90) day period or such other reasonable cure period, as applicable, the Non-Breaching Party will not have the right to terminate this Agreement in accordance with Section 9.2.2 or Section 9.2.3, as applicable, unless and until it has been determined in accordance with Section 12.1 that this Agreement was materially breached by the Breaching Party and the Breaching Party fails to cure such breach within the allowed cure period following such determination. It is understood and acknowledged that during the pendency of such dispute, all the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

9.2.5.                  Termination for Insolvency.

(a)           Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state or country a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets; or if the other Party proposes a written agreement of composition or extension of substantially all of its debts; or if the other Party will be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within ninety (90) days after the filing thereof; or if the other Party will propose or be a party to any dissolution or liquidation; or if the other Party will make an assignment of substantially all of its assets for the benefit of creditors.

(b)           All rights and licenses granted under or pursuant to any section of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code.  The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.  Upon the bankruptcy of any Party, the non-bankrupt Party will further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, will be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

9.3.                            Consequences of Termination of the Agreement. In the event of a termination of this Agreement by a Party in its entirety or on a Collaboration Program-by-Collaboration Program basis or Licensed Product-by-Licensed Product basis, as the case may be, the following terms will apply to any such termination, but only to the extent of any such termination (i.e., in part or in its entirety):

9.3.1.                  Special Consequences for Termination by GSK.  In the event of a termination of this Agreement either in its entirety or on a Collaboration Program-by-Collaboration Program basis by GSK pursuant to Section 9.2.2, 9.2.3 or 9.2.5, then:

(a)                                  the licenses granted by GSK to Isis under this Agreement will terminate, except that Isis, its Affiliates and Sublicensees may sell any remaining inventory of such Discontinued Products obtained from GSK pursuant to Section 10.1 over a period of no greater than twelve (12) months after the effective date of such termination; and Isis will pay GSK royalties in accordance with Section 5.10 on the Net Sales of such inventory of such Discontinued Products;

(b)           except as explicitly set forth in this Section 9.3.1, Section 9.3.3, 9.3.4 or 9.2.5 Isis will have no further rights and GSK will have no further obligations with respect to the applicable terminated Collaboration Program(s);

(c)                                  notwithstanding anything contained herein to the contrary, for each Collaboration Program for which GSK has not exercised its Option, GSK will have and Isis hereby grants, with respect to each Collaboration Program terminated under Section 9.2.2 or Section 9.2.3, the exclusive licenses granted to GSK under Section 4.1.1 with respect to the Licensed Compounds and Licensed Products under such Collaboration Program at the Option exercise payment, milestones, and royalties that are set forth in ARTICLE 5 (subject to Section 9.3.1(e) and Section 9.3.1(f) below);

(d)           Isis will perform its obligations under Section 4.2.1 with respect to the applicable terminated Collaboration Program(s);

(e)                                  GSK will not be required to pay milestone payments for any Development Milestone Event up to and including the [***] with respect to the applicable terminated Collaboration Programs (i.e., including the milestone payment for the [***]); provided, however, GSK will be required to pay Isis the full amount of the (i) milestone payments for any achieved Development Milestone Event after the [***], (ii) milestone payments for any achieved Sales Milestone Events, (iii) Option exercise payments, and (iv) royalties, with respect to the applicable terminated Collaboration Programs, in each case in accordance with ARTICLE 5; and

(f)                                    As a result of such termination, Isis will pay GSK on a quarterly basis within [***] days of Isis’ receipt of GSK’s invoice, an amount equal to the product of (i) the [***], minus the [***], multiplied by (ii) [***]percent ([***]%).  The Parties will enter into any agreements required to address clinical safety, clinical trial responsibilities and regulatory matters to comply with applicable laws and regulations.

The Parties acknowledge and agree that the special consequences set forth in this Section 9.3.1 constitute a genuine and reasonable good faith pre-estimate of the damages that will be suffered by GSK upon the occurrence of any termination by GSK under Section 9.2.2, 9.2.3 or 9.2.5 and will not be characterized as or deemed to be a penalty.

9.3.2.                  Special Consequences for Termination by Isis or Voluntary Termination by GSK.  In the event of a termination of this Agreement either in its entirety or on a Licensed Product-by-Licensed Product basis by Isis pursuant to Section 9.2.2 or Section 9.2.3, or by GSK pursuant to Section 9.2.1, then

(a)                                  the licenses granted by Isis to GSK under this Agreement will terminate and GSK, its Affiliates and Sublicensees will cease selling all Licensed Products that are the subject of such termination; provided that GSK, its Affiliates and Sublicensees will have the right to sell any remaining inventory of such Licensed Products over a period of no greater than [***] ([***]) months after the effective date of such termination and GSK will pay Isis royalties in accordance with Section 5.9 on the Net Sales of such inventory of Licensed Products;

(b)           each such Licensed Product will revert back to Isis as a Discontinued Product in accordance with Section 10.1 and Isis will have the obligation to pay royalties to GSK at a rate that is [***] percent ([***]%) of the otherwise applicable royalty under Section 5.10 with respect to such Discontinued Product;

(c)                                  GSK will perform the obligations under Section 4.2.1 for the Collaboration Program to which such Discontinued Product relates, as though such obligations under Section 4.2 were obligations owed by GSK to Isis, mutatis mutandis; and

(d)           except as explicitly set forth in this Section 9.3.2, Section 9.3.3, 9.3.4 or 9.3.5, GSK will have no further rights and Isis will have no further obligations with respect to the applicable terminated Collaboration Program(s).

The Parties acknowledge and agree that the special consequences set forth in this Section 9.3.2 constitute a genuine and reasonable good faith pre-estimate of the damages that will be suffered by Isis upon the occurrence of any termination by Isis pursuant to Section 9.2.2 or Section 9.2.3, or by GSK pursuant to Section 9.2.1, and will not be characterized as or deemed to be a penalty.

9.3.3.                  Return of Information and Materials.  The Parties will return (or destroy, as directed by the other Party) all data, files, records and other materials containing or comprising the other Party’s Confidential Information that are the subject of such termination. Notwithstanding the foregoing, the Parties will be permitted to retain one copy of such data, files, records, and other materials for archival purposes.

9.3.4.                  Accrued Rights. Termination of this Agreement (in whole or in part) for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration, including, but not limited to, any obligation to reimburse Isis for research and/or Development expenses accrued under Section 1.7.1 or Section 1.7.2 prior to the date of such termination or expiration. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.  For purposes of clarification, milestone payments under ARTICLE 5 accrue as of the date the applicable Milestone Event occurs even if the payment is not due under Section 5.8.2 until receipt of an invoice therefor.

9.3.5.                  Survival.  The following provisions of this Agreement will survive the expiration or termination of the Agreement (in whole or in part): Section 3.2 (but only to the extent necessary to carry out the provisions of Section 9.3.1), Section 4.2.1 (but only to the extent necessary to satisfy the requirements of Section 9.3.1 or Section 9.3.2, as applicable), Section 4.4 (but only to the extent GSK is Developing or Commercializing a Licensed Compound or Licensed Product), Section 5.10, Section 5.12.3, Section 5.13, Section 5.14.2, Section 6.1.1, Section 6.1.2, Section 6.8, Section 7.5, Section 9.3, ARTICLE 6 (but only to the extent GSK is Developing or Commercializing a Licensed Compound or Licensed Product), ARTICLE 8, ARTICLE 10 (if the Agreement is terminated (i) by GSK under Section 9.2.1, or (ii) by Isis under Section 9.2.2 or Section 9.2.3), ARTICLE 11 and ARTICLE 12 and APPENDIX 1 (to the extent definitions are embodied in the foregoing listed Articles and Sections).

ARTICLE 10.

ISIS REVERSION RIGHTS

10.1.                     Reversion Rights.  Isis may elect to continue to Develop and Commercialize any Discontinued Products that are the subject of a termination (i) by GSK under Section 9.2.1, or (ii) by Isis under Section 9.2.2 or Section 9.2.3, by notice in writing to GSK after such termination (an “Election Notice”) that Isis is exercising its rights under this Section 10.1, in which case GSK will grant to Isis a sublicensable, worldwide, exclusive license or sublicense, as the case may be, to all GSK Technology Controlled by GSK as of the date of the Election Notice solely as they are necessary to make, have made, use, sell, offer for sale, have sold and import Discontinued Products. Such license will be sublicensable by Isis in accordance with Section 4.1.2, mutatis mutandis. In addition, if Isis provides GSK an Election Notice within ninety (90) days of such termination, then GSK will (x) assign back to Isis any GSK Orange Book Patents (or any other Patent Rights) that relate to such Discontinued Products assigned by Isis to GSK under this Agreement, and (y) transfer to Isis for Isis’ use with respect to the Development and Commercialization of the Discontinued Products, any Know-How data, results, regulatory information, filings, and files in the possession of GSK as of the date of the Election Notice that relate to such Discontinued Products, and any other information or material specified in Section 4.2.1.

10.2.                     Reversion Royalty Rates.  In consideration for the rights granted by GSK to Isis under Section 10.1, subject to the terms of this Agreement, Isis will pay a royalty on Net Sales of each Discontinued Product by Isis, its Affiliates and Sublicensees in accordance with Section 5.10 above.

ARTICLE 11.

CONFIDENTIALITY

11.1.                     Confidentiality; Exceptions.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Agreement Term and for five (5) years thereafter, the receiving Party (the “Receiving Party”) and its Affiliates will keep confidential and will not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Know-How or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or its Affiliates or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including, but not limited to, trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to the past, present and future marketing, financial, and research and development activities of any product or potential product or useful technology of the Disclosing Party or its Affiliates and the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

11.1.1.           was in the lawful knowledge and possession of the Receiving Party or its Affiliates prior to the time it was disclosed to, or learned by, the Receiving Party or its Affiliates, or was otherwise developed independently by the Receiving Party or its Affiliates, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party or its Affiliates;

11.1.2.           was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party or its Affiliates;

11.1.3.           became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party or its Affiliates in breach of this Agreement; or

11.1.4.           was disclosed to the Receiving Party or its Affiliates, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party or its Affiliates not to disclose such information to others.

For clarity the fact that a particular Collaboration Target is included in a Collaboration Program is Confidential Information of GSK.

11.2.                     Authorized Disclosure.  Except as expressly provided otherwise in this Agreement, a Receiving Party or its Affiliates may use and disclose to Third Parties Confidential Information of the Disclosing Party as follows: (i)  with respect to any such disclosure of Confidential Information, under confidentiality provisions no less restrictive than those in this Agreement, and solely in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including, without limitation, the rights to Develop and Commercialize Compounds, Licensed Products, and/or Discontinued Products, and to grant licenses and sublicenses hereunder), provided, that Confidential Information may be disclosed by a Receiving Party to a governmental entity or agency without requiring such entity or agency to enter into a confidentiality agreement with such Receiving Party if such Receiving Party has used reasonable efforts to impose such requirement without success and disclosure to such governmental entity or agency is necessary for the performance of the Receiving Party’s obligations hereunder; (ii) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications (subject to Section 11.6 below), complying with applicable governmental regulations, obtaining Approvals, conducting Pre-Clinical Studies or Clinical Studies, marketing Licensed Products, or as otherwise required by applicable law, regulation, rule or legal process (including the rules of the SEC and any stock exchange); provided, however, that if a Receiving Party or any of its Affiliates is required by law or regulation to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example, but without limitation, in the event of a medical emergency, give reasonable advance notice to the Disclosing Party of such disclosure requirement and will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (iii) in communication with actual or potential lenders, investors, merger partners, acquirers, consultants, or professional advisors on a need-to-know basis, in each case under confidentiality provisions no less restrictive than those of this Agreement; (iv) to the extent and only to the extent that such disclosure is required to comply with existing expressly stated contractual obligations owed to such Party’s or its Affiliates’ licensor with respect to any intellectual property licensed to the other Party under this Agreement; or (v) to the extent mutually agreed to in writing by the Parties.

11.3.                     Press Release; Disclosure of Agreement.  On or promptly after the Effective Date, the Parties will jointly issue a public announcement of the execution of this Agreement in form and substance substantially as set forth on SCHEDULE 11.3.  Except to the extent required to comply with applicable law, regulation, rule or legal process or as otherwise permitted in accordance with this Section 11.3, neither Party nor such Party’s Affiliates will make any public announcements, press releases or other public disclosures concerning this Agreement or the terms or the subject matter hereof without the prior written consent of the other, which will not be unreasonably withheld. Notwithstanding the foregoing, (a) except for scientific presentations and publications (which will be governed by Section 11.6 below) each Commercializing Party or its Affiliates may, without the other Party’s approval, make disclosures pertaining solely to Licensed Products (as to GSK) or Discontinued Products (as to Isis), provided, however, that GSK will immediately notify (and provide as much advance notice as possible to) Isis of any event materially related to Licensed Products (including in such notice any disclosure of clinical data or results, material regulatory filings or Approval) so that the Parties may analyze the need for or desirability of publicly disclosing or reporting such event, any press release or other similar public communication by GSK related to efficacy or safety data and/or results of a Licensed Product will be submitted to Isis for review at least [***] ([***]) Business Days (to the extent permitted by law) in advance of such proposed public disclosure, Isis will have the right to expeditiously review and recommend changes to such communication and GSK will in good faith consider any changes that are timely recommended by Isis or GSK, as the case may be, and (b) to the extent information regarding this Agreement has already been publicly disclosed, either Party (or its Affiliates) may subsequently disclose the same information to the public without the consent of the other Party. Each Party will give the other Party a reasonable opportunity (to the extent consistent with law) to review all material filings with the SEC describing the terms of this Agreement prior to submission of such filings, and will give due consideration to any reasonable comments by the non-filing Party relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought.

11.4.                     Prior Confidentiality Agreement Superseded.  As of the Effective Date, this Agreement supersedes the Confidential Disclosure Agreement executed by Isis and GSK on September 26, 2008 (including any and all amendments thereto).  All information exchanged between the Parties under that agreement will be deemed Confidential Information hereunder and will be subject to the terms of this ARTICLE 11.

11.5.                     Remedies.  Notwithstanding Section 12.1, each Party will be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this ARTICLE 11.

11.6.                     Publications.

(a)                                  Prior to Exercise of an Option.  Prior to GSK’s exercise of an Option for a given Collaboration Program, all Compounds and Development Candidates with respect to such Collaboration Program will be considered the sole property of Isis, and Isis will be free, consistent with its practice with its other compounds and products, to publish and present data regarding any such Collaboration Program, and/or Development Candidate; provided, however, that GSK will have a right to review and comment on any such publications and Isis will incorporate GSK’s requested changes unless there is a reasonable basis, that is discussed with GSK, to decline to do so.  Notwithstanding the foregoing, Isis may not publish or present any data or information that contains any of GSK’s Confidential Information without GSK’s prior written consent.

(b)                                  After Exercise of an Option.  After GSK exercises its Option for a given Collaboration Program, GSK and Isis will publish and present data regarding any such Collaboration Program pursuant to the provisions of this Section 11.6(b). After GSK exercises its Option for a given Collaboration Program, and subject to this Section 11.6(b), GSK will have the right to publish summaries of results from any human clinical trials generated by Isis or GSK with respect to the Licensed Compounds without obtaining the consent of Isis and, except as required under Law, Isis may not publish any of such data, without the prior consent of GSK.  The Parties will discuss and reasonably cooperate in order to facilitate the process to be employed in order to ensure the publication of any such summaries of human clinical trials data and results as required on the clinical trial registry of each respective Party, and will provide the other Party via submission to the Joint Patent Committee, at least [***] ([***]) days prior notice to review the clinical trials results to be published for the purposes of preparing any necessary Patent Rights filings. The Parties acknowledge that scientific lead time is a key element of the value of the Collaboration under this Agreement and further agree to use Commercially Reasonable Efforts to control public scientific disclosures of the results of the Development activities under this Agreement to prevent any potential adverse effect of any premature public disclosure of such results. The Parties will establish a procedure for publication review and each Party will first submit to the other Party through the Joint Patent Committee an early draft of all such publications, whether they are to be presented orally or in written form, at least [***] ([***]) days prior to submission for publication including, without limitation, to facilitate the publication of any summaries of human clinical trials data and results as required on the clinical trial registry of each respective Party. Each Party will review such proposed publication in order to avoid the unauthorized disclosure of a Party’s Confidential Information and to preserve the patentability of inventions arising from the Collaboration.  If, as soon as reasonably possible, but no longer than [***] ([***]) days following receipt of an advance copy of a Party’s proposed publication, the other Party informs such Party that its proposed publication contains Confidential Information of the other Party, then such Party will delete such Confidential Information from its proposed publication.  In addition, if at any time during such [***] ([***]) day period, the other Party informs such Party that its proposed publication discloses inventions made by either Party in the course of the collaboration under this Agreement that have not yet been protected through the filing of a patent application, or the public disclosure of such proposed publication could be expected to have a material adverse effect on any Patents or Know-How solely owned or Controlled by such other Party, then such Party will either (a) delay such proposed publication, for up to [***] ([***]) days from the date the other Party informed such Party of its objection to the proposed publication, to permit the timely preparation and first filing of patent application(s) on the information involved or (b) remove the identified disclosures prior to publication.

11.7.                     Acknowledgment. Unless otherwise agreed upon in writing by the Parties, each Party will acknowledge in any press release, public presentation or publication regarding a Collaboration Program and/or a Licensed Product, the other Party’s role in discovering and developing the Collaboration Program, Licensed Product and/or Discontinued Product, as applicable, and that such Collaboration Program, Licensed Products and Discontinued Products are under license from Isis and otherwise acknowledge the contributions from the other Party.

ARTICLE 12.

MISCELLANEOUS

12.1.                     Dispute Resolution.

12.1.1.           Escalation.  In the event any dispute, controversy or claim arises under, out of, in connection with or in relation to this Agreement, or the breach, termination, validity or enforceability of any provision hereof (a “Dispute”), the Parties will discuss and negotiate in good faith a solution acceptable to the Parties and in the spirit of this Agreement.  If, after negotiating in good faith pursuant to the foregoing sentence the Parties fail to reach agreement within sixty (60) days, then the Dispute may be referred to the executives of each Party (the “Executives”) for resolution at the request of either Party.  If the Executives fail, after good-faith discussions, to reach an amicable agreement on the Dispute within ten (10) Business Days of submission to the Executives, then either Party’s sole recourse is to submit such Dispute to binding arbitration pursuant to Section 12.1.2 after providing written notice to the other Party.

12.1.2.           Binding Arbitration.  Any controversy or claim arising out of or under this Agreement, or the breach thereof, which is not settled under the procedures set forth in the appropriate provisions of Section 1.3.3 or Section 12.1.1 and which is not subject to the final decision-making authority of a Party under the provisions of Section 1.3.3 will be finally resolved by binding arbitration, held in New York City, New York, and administered by the American Arbitration Association under its Commercial Arbitration Rules.  Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  If the Parties cannot mutually agree on a single arbitrator, the Parties will make reasonable efforts to appoint three (3) arbitrators, who are each mutually acceptable to GSK and Isis, within forty-five (45) days of the initiation of the arbitration; in the event they are unsuccessful and do not agree to extend the time period, the arbitrators will be appointed in accordance with the rules.  The Parties will share the expenses for the arbitrators, but will otherwise be responsible for their own fees in relation to such arbitration.  Until such time as arbitrators are appointed, the Parties may seek judicial relief for interim measures, such as injunctive relief, in any court having competent jurisdiction. For clarity, the Parties understand and agree that binding arbitration pursuant to this Section 12.1.2 will not apply to alter or modify the indemnity obligations of the respective Parties under ARTICLE 8, but arbitration may be sought to interpret such obligations.  For clarity, the Arbitrators will not have authority or discretion to decide any matter other than the matter for decision before them, and any such decision will not include any award or determination which would amend the applicable terms of this Agreement.

12.1.3.           Certain Matters Subject to Expert Panel. If, at any time during the relevant Collaboration Term, the Parties cannot agree whether [***] has been demonstrated in a particular Collaboration Program, or whether any applicable Collaboration Target substituted in under Section 1.5.2 is primarily associated with a Rare Disease, the Parties will submit such matter to a panel of three (3) experts who are experienced in the field of biopharmaceuticals (an “Expert Panel”).  All members of the Expert Panel must be mutually agreed by the Parties in good faith and as promptly as possible and must be free of any conflicts of interest with respect to either or both Parties.  The Expert Panel will promptly hold a hearing to review the matter, at which they will consider briefs submitted by each Party at least fifteen (15) days before the hearing, as well as reasonable presentations that each Party may present.  The Parties may elect to use separate Expert Panels for different Collaboration Programs in order to align the expertise of the members of the Expert Panels with the subject matter of the respective Collaboration Programs. The determination of the relevant Expert Panel as to such dispute will be binding on both Parties.  The Parties will share equally in the costs of the Expert Panel, and each Party shall bear its own costs associated with preparing for and presenting to the Expert Panel.  The Parties may also elect by mutual agreement to use an Expert Panel (or other panels of key opinion leaders) for guidance on other issues that may arise during the Collaboration Term.

12.2.                     Governing Law.  This Agreement and any dispute arising from the performance or breach hereof will be governed by and construed and enforced in accordance with the laws of the State of Delaware, U.S.A., without reference to conflicts of laws principles.

12.3.                     Assignment and Successors.  Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other, which will not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or all or substantially all of its assets to which this Agreement relates or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction. In addition, Isis may assign or transfer its rights to receive royalties and milestones under this Agreement (but no liabilities and provided no security interest is granted to such Third Party in any Patent Rights that are licensed to GSK under this Agreement for a Licensed Product or Discontinued Product), without GSK’s consent, to an Affiliate or to a Third Party in connection with a payment factoring transaction.

12.4.                     Change of Control.

12.4.1.           In the event of a Change of Control of Isis, then, notwithstanding anything to the contrary in this Agreement, Isis will provide written notice to GSK of the closing of such Change of Control, and GSK will have the right, within [***] ([***]) days following the public announcement of the closing thereof, to either:

(a)           exercise any unexercised Options by notifying Isis in writing of GSK’s election to license any Collaboration Program at a pro-rata reduced Option exercise payment as compared to the Option exercise payment set forth in Section 5.4 (“Reduced Option Payment”), based upon the stage of Development of such Collaboration Program at the time of Change of Control as compared to completion of a Phase 2 PoC Trial stage of Development, which is set forth on SCHEDULE 12.4 hereto.  Upon GSK’s exercise of its option pursuant to this Section 12.4.1(a), GSK will be deemed to have obtained and Isis will be deemed to have granted the license set forth in Section 4.1.1 with respect to such Collaboration Program(s); or

(b)           require Isis and its successor to reimburse GSK on a quarterly basis within [***] days of Isis’ receipt of GSK’s invoice, in an amount equal to the product of (i) the [***] minus the [***] multiplied by (ii) [***] percent ([***]%).  The Parties will enter into any agreements required to address clinical safety, clinical trial responsibilities and regulatory matters to comply with applicable laws and regulations. In the event of GSK’s exercise of its option pursuant to this Section 12.4.1(b) and the further completion of such Phase 2 PoC Trial, GSK will have the right to exercise its Option in accordance with this Agreement; or

(c)                                  Allow such [***] ([***]) day period to lapse without providing any such notice of election under this Section 12.4.1, or otherwise provide Isis with written notice within such period electing not to exercise either of its options pursuant to Section 12.4.1(a) or Section 12.4.1(b) above, in either of which cases Isis and GSK will continue to perform and enjoy their respective rights and obligations with respect to such Collaboration Programs under the terms of this Agreement.

12.4.2.           Upon GSK’s exercise of its option pursuant to Section 12.4.1(a) or Section 12.4.1(b) above, Isis will carry out its technology transfer obligations pursuant to Section 4.2 with respect to such Collaboration Program(s).  For the avoidance of doubt, except as set forth in this Section 12.4, all other terms and conditions of this Agreement will apply to any such license granted pursuant to GSK’s exercise of its right hereunder.

12.4.3.           Upon the occurrence of a Change of Control of Isis, Isis will no longer have any rights and GSK will no longer have any obligations under Section 4.3.3.

12.5.                     Performance Warranty.  Each Party hereby acknowledges and agrees that it will be responsible for the full and timely performance as and when due under, and observance of all the covenants, terms, conditions and agreements set forth in, this Agreement by its Affiliates and Sublicensees.

12.6.                     Force Majeure.  No Party will be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying.  For purposes of this Agreement, force majeure is defined as causes beyond the reasonable control of a Party, which may include, without limitation, acts of God; acts, regulations, or laws of any government; war; terrorism; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, tornado, tsunami, explosion or storm; labor disturbances; pandemic; epidemic and failure of public utilities or common carriers.  In such event the Party so failing or delaying will immediately notify the other Party of such inability and of the period for which such inability is expected to continue.  The Party giving such notice will thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of ninety (90) days, after which time the Parties will negotiate in good faith any modifications of the terms of this Agreement that may be necessary to arrive at an equitable solution, unless the Party giving such notice has set out a reasonable timeframe and plan to resolve the effects of such force majeure and executes such plan within such timeframe.  To the extent possible, each Party will use reasonable efforts to minimize the duration of any force majeure.

12.7.                     Notices.  Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Isis, addressed to:	Isis Pharmaceuticals, Inc.
1896 Rutherford Road
Carlsbad, CA 92008
Attention: Chief Operating Officer & CFO
Fax: 760-918-3592

with a copy to:	Isis Pharmaceuticals, Inc.
1896 Rutherford Road
Carlsbad, CA 92008
Attention: General Counsel
Fax: 760-268-4922

If to GSK, addressed to:	Glaxo Group Limited
Glaxo Wellcome House, Berkeley Avenue,
Greenford. Middlesex
UB6 0NN, England
Facsimile: 44 20 8 047 6904
Attention: Company Secretary

with a copy to:	GlaxoSmithKline, LLC
2301 Renaissance Boulevard
Mail Code RN0220
King of Prussia, PA 19406
Attention: Vice President and
Associate General Counsel,
Legal Operations — Business Development
Fax: 610-787-7084

and a copy to:	Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540
Attention: Randall B. Sunberg
Fax: (609) 919-6701

or to such other address for such Party as it will have specified by like notice to the other Party; provided that notices of a change of address will be effective only upon receipt thereof.  If delivered personally or by facsimile transmission, the date of delivery will be deemed to be the date on which such notice or request was given.  If sent by overnight express courier service, the date of delivery will be deemed to be the next Business Day after such notice or request was deposited with such service.  If sent by certified mail, the date of delivery will be deemed to be the third (3rd) Business Day after such notice or request was deposited with the U.S. Postal Service.

12.8.                     Export Clause.  Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin.  Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

12.9.                     Waiver.  Neither Party may waive or release any of its rights or interests in this Agreement except in writing.  The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.  No waiver by either Party of any condition or term in any one or more instances will be construed as a continuing waiver or subsequent waiver of such condition or term or of another condition or term.

12.10.              Severability.  If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties will negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible.  Such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction.

12.11.              Entire Agreement.  This Agreement, together with the Schedules and Appendices hereto, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersedes and terminates all prior agreements and understanding between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

12.12.              Independent Contractors. Nothing herein will be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties.  Each Party is an independent contractor.  Neither Party will assume, either directly or indirectly, any liability of or for the other Party.  Neither Party will have the authority to bind or obligate the other Party and neither Party will represent that it has such authority.

12.13.              Headings. Headings used herein are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

12.14.              Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees will be maintained in accordance with U.S. Generally Accepted Accounting Principles (or any successor standard) in the case of Isis, and will be maintained in accordance with International Financial Reporting Standards in the case of GSK, consistently applied, except that the same need not be audited.

12.15.              Further Actions.  Each Party will execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

12.16.              Construction of Agreement.  The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement will be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement will be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

12.17.              Supremacy.  In the event of any express conflict or inconsistency between this Agreement and any Schedule or Appendix hereto, the terms of this Agreement will apply.  The Parties understand and agree that the Schedules and Appendices hereto are not intended to be the final and complete embodiment of any terms or provisions of this Agreement, and are to be updated from time to time during the Agreement Term, as appropriate and in accordance with the provisions of this Agreement.

12.18.              Counterparts. This Agreement may be signed in counterparts, each and every one of which will be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers.  Facsimile signatures and signatures transmitted via PDF will be treated as original signatures.

12.19.              Compliance with Laws. Each Party will, and will ensure that its Affiliates and Sublicensees will, comply with all relevant laws and regulations in exercising its rights and fulfilling its obligations under this Agreement.

[SIGNATURE PAGE FOLLOWS]

* - * - * - *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

GLAXO GROUP LIMITED

By:	/s/ Paul Williamson
Name:	Paul Williamson
Title:	For and on behalf of Edinburgh Pharmaceutical Industries Limited
Corporate Director

ISIS PHARMACEUTICALS, INC.

By:	/s/ B. Lynne Parshall
Name:	B. Lynne Parshall
Title:	Chief Operating Officer and
Chief Financial Officer

List of Appendices and Schedules

APPENDIX 1 — Definitions

APPENDIX 2(A) — Isis’ Development Candidate Designation Criteria for Rare Disease Programs / [***] Programs

APPENDIX 2(B) — Isis’ Development Candidate Designation Criteria for ID/Additional Programs

APPENDIX 3 — Isis’ Sanctioned Target Designation Checklist

APPENDIX 4 — Isis’ Manufacturing Cost Methodology

APPENDIX 5 — Collaboration Programs and Collaboration Targets

APPENDIX 6 — Examples Illustrating Indications

APPENDIX 7 — [***] Criteria for the Fifth (5th) Collaboration Program for [***]

APPENDIX 8(A) — PoC Success Criteria for Rare Disease Programs / [***] Programs

APPENDIX 8(B) — Phase 1 Success Criteria and PoC Success Criteria for ID/Additional Programs

SCHEDULE 2.1.2(c) — ROFN Terms

SCHEDULE 5.11.1 — Isis In-License Agreements

SCHEDULE 7.2.5(a) — Isis Core Technology Patents

SCHEDULE 7.2.5(b) — Isis Manufacturing and Analytical Patents

SCHEDULE 7.2.5(c) — Isis Product-Specific Patents

SCHEDULE 7.2.7 — Prior Agreements

SCHEDULE 11.3 — Press Release

SCHEDULE 12.4.1 — Applicable Option Exercise Payments in Change of Control

APPENDIX 1

DEFINITIONS

For purposes of this Agreement, the following capitalized terms will have the following meanings.

“Acceptance” means, with respect to an NDA filed for a Licensed Product, (a) in the United States, the receipt of written notice from the FDA in accordance with 21 C.F.R. § 314.101(a)(2) that such NDA is officially “filed,” (b) in the European Union, receipt by GSK of written notice of acceptance by the EMEA of such NDA for filing under the centralized European procedure in accordance with any feedback received from European Regulatory Authorities; provided that if the centralized filing procedure is not used, then Acceptance will be determined upon the acceptance of such NDA by the applicable Regulatory Authority in a Major Country in the EU, and (c) in Japan, receipt by GSK of written notice of acceptance of filing of such JNDA from the Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto).

“Affiliate” of an entity means any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a Party to this Agreement. An entity will be deemed to control another entity if it (i) owns, directly or indirectly, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such other entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the entity.  Notwithstanding the above, Regulus Therapeutics Inc. will not be deemed an “Affiliate” of Isis for the purposes of this Agreement under any circumstances.

“Agreement” will mean this Research, Development and License Agreement.

“Agreement Term” has the meaning set forth in Section 9.1.4.

“Alliance Management Activities” means the following:

(a)                                  Promoting the overall health of the Collaboration and relationship between the Parties;

(b)                                  Developing a mutually agreed alliance launch plan covering any activities and systems that the Parties need to implement within the first one hundred (100) days after the Effective Date to support the Collaboration;

(c)                                  Organizing JSC meetings, including agendas, drafting minutes, and publishing final minutes;

(d)                                  Creating and maintaining a current list of Collaboration Targets, Collaboration Programs (including whether such programs are Rare Disease Programs, CFB Programs or ID/Additional Programs), applicable Development Candidates and Back-Up Compounds, and Phase 2 PoC Trials, as determined pursuant to this Agreement;

(e)                                  Supporting the co-chairs of the JSC with organization of meetings, information exchange, meeting minutes, and facilitating dispute resolution as necessary;

(f)                                    Preparing status and progress reports on the above as determined necessary by the JSC;

(g)                                 Ensuring compliance in maintaining Isis’ Safety Database as outlined in Section 4.4; and

(h)                                 Ensuring proper approval of publications prior to submission as required in Section 11.6.

“Alliance Manager” has the meaning set forth in Section 1.3.5.

“Alnylam” means Alnylam Pharmaceuticals, Inc.

“Alnylam Agreement” means that certain Amended and Restated Strategic Collaboration and License Agreement dated April 28, 2009 entered into between Isis and Alnylam.

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“ANDA” means an Abbreviated New Drug Application and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any equivalent agency or governmental authority outside the U.S. (including any supra-national agency such as the EMEA in the EU).

“Annual” means a Calendar Year.

“Antisense” means the use of an ASO to modulate expression of a target gene.

“API” means the bulk active pharmaceutical ingredient manufactured in accordance with cGMP for a Development Candidate or Licensed Product.

“Applicable Law” or “Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including but not limited to any applicable rules, regulations, guidelines, or other requirements of the regulatory authorities that may be in effect from time to time.

“Approval” means, with respect to any Licensed Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use and sale of the Licensed Product in such jurisdiction in accordance with Applicable Laws. In jurisdictions where the applicable Regulatory Authority sets the pricing authorizations necessary for a Licensed Product, except for MAA Approval, Approval will not be deemed to have occurred if the final approval to market and sell the Licensed Product is being withheld because GSK (or its Affiliates or Sublicensee) and the Regulatory Authority have not yet determined pricing even if all other approvals, licenses, registrations or authorizations necessary for marketing, sale and/or use of such Licensed Product in such jurisdiction have been obtained.

“Aptamer” means an oligonucleotide that was designed to specifically bind, and does specifically bind, to a target protein.

“ASO” means an oligonucleotide compound, or analog, mimic or mimetic thereof, having a sequence that is at least six (6) bases long and that modulates expression of a gene target via the binding, partially or wholly, of such compound to the RNA of such gene target.

“Back-Up Compound” means, with respect to a given Compound for a given Collaboration Program, any Compound other than the lead Development Candidate developed under such Collaboration Program, that (i) is identified at the time the lead Development Candidate is identified and has the same or similar chemistry as the lead Development Candidate and (ii) is designed to inhibit the same Collaboration Target as the lead Development Candidate. A “Back-Up Compound” includes, without limitation, any Development Candidate in a given Collaboration Program that has been modified, for example, by formulation, linker to antibody or any other targeting approach.

“Bankruptcy Code” has the meaning set forth in Section 9.2.5(b).

“Base [***] Field” has the meaning set forth in Section 1.6.2(b).

“Base [***] Program” has the meaning set forth in Section 1.6.2(b).

“Breaching Party” has the meaning set forth in Section 9.2.2(a).

“Bring Down Date” has the meaning set forth in Section 7.2.

“Business Day” means any day other than a Saturday or Sunday on which banking institutions in both New York, New York and London, England are open for business.

“Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively, and will also include the period beginning on the Effective Date and ending on the last day of the Calendar Quarter in which the Effective Date falls.

“Calendar Year” means a year of 365 days (or 366 days in a leap year) beginning on January 1 (or, with respect to 2009, the Effective Date) and ending on December 31, and so on year-by-year.

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“[***] Data Package” has the meaning set forth in Section 1.6.2(c).

[***] means (i) the [***], so long as the [***] Program in the [***]remains the subject of a Collaboration Program or license granted under Section 4.1.1; and (ii) if GSK elects to pursue a [***] Program in the [***] (and pays Isis the applicable payments under [***]), the [***] will also include the [***] so long as the [***] remains the subject of a Collaboration Program or license granted under Section 4.1.1.

“[***] Notice” has the meaning set forth in Section 1.6.2(b).

“[***] Program” has the meaning set forth in Section 2.1.2(d).

“[***] Program” means a Collaboration Program focused on the gene target, [***] and will include (i) the Base [***] Program, (ii) the Same Compound-Expanded [***] Program if elected in accordance with Section 1.6.2, and (iii) the Different Compound-Expanded [***] Program if

elected in accordance with Section 1.6.2.

“[***] Program” has the meaning set forth in Section 2.1.2(d).

“cGMP” means current Good Manufacturing Practices as specified in the United States Code of Federal Regulations, ICH Guideline Q7A, or equivalent laws, rules, or regulations of an applicable Regulatory Authority at the time of manufacture.

“Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party which results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, (b)  a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party, (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business to which the subject matter of this Agreement relates, (d) the stockholders or equity holders of such Party will approve a plan of complete liquidation of such Party or an agreement for the sale or disposition by such Party of all or a substantial portion of such Party’s assets, other than pursuant to the transaction as described above or to an Affiliate, or (e) a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections by a Third Party for Board membership to be comprised of individuals whose election is not endorsed by a majority of the members of the Board immediately before the date of election.

“Claims” has the meaning set forth in Section 8.1.

“Clinical Studies” means human studies designed to measure the safety, efficacy, tolerability and/or appropriate dosage of a Compound, Licensed Compound or Licensed Product, as the context requires, including without limitation Phase 1 Trials, Phase 2 Trials (including any Phase 2 PoC Trial), Phase 3 Trials and any post-Approval studies (such as Phase 4 Trials).

“Collaboration” means the conduct of Collaboration Programs in accordance with this Agreement, including activities associated with any Back-Up Compounds and Follow-On Compounds in accordance with ARTICLE 1.

“Collaboration Patents” has the meaning set forth in Section 6.1.2.

“Collaboration Program” means (i) a research and development program set forth on APPENDIX 5 as of the Effective Date, (ii) the sixth (6th) research and development program added to this Agreement in accordance with Section 1.5.1, and (iii) any research and development program substituted into this Agreement in accordance with Section 1.5.2.

“Collaboration Program Research Plan” has the meaning set forth in Section 1.4.1(c)(ii).

“Collaboration Target” means a gene target that is the subject of (i) a Collaboration Program set forth on APPENDIX 5 as of the Effective Date, (ii) the sixth (6th) research and development program added to this Agreement in accordance with Section 1.5.1, or (iii) any research and development program substituted into this Agreement in accordance with Section 1.5.2.

“Collaboration Target Acceptance Criteria” has the meaning set forth in Section 1.5.1.

“Collaboration Term” has the meaning set forth in Section 1.2.

“Combination Product” will have the meaning assigned to such term in the definition of “Net Sales” below.

“Commercialize,” “Commercialization” or “Commercializing” means any and all activities directed to marketing, promoting, detailing, distributing, importing, having imported, exporting, having exported, selling or offering to sell a Licensed Product following receipt of Approval for such Licensed Product in the applicable country, including, without limitation, conducting pre-and post-Approval activities, including studies reasonably required to increase the market potential of the Licensed Product and studies to provide improved formulation and Licensed Product delivery, and launching and promoting the Licensed Product in each Major Country.

“Commercializing Party” means (a) GSK, with respect to any Licensed Compounds and any Licensed Products other than Discontinued Products, in each case which are being Developed and Commercialized by or on behalf of GSK, its Affiliates or Sublicensees hereunder, and (b) Isis, with respect to any Discontinued Products, in each case which are being Developed and Commercialized by or on behalf of Isis, its Affiliates or Sublicensees hereunder.

“Commercially Reasonable Efforts” means the carrying out of discovery, research, development or commercialization activities using good-faith commercially reasonable and diligent efforts, using the efforts that the applicable Party would reasonably devote to a compound or product of similar market potential or profit potential at a similar stage in development or product life resulting from its own research efforts, based on conditions then prevailing and taking into account, without limitation, issues of safety and efficacy, regulatory authority-approved labeling, product profile, the competitiveness of alternative products in the marketplace, the likely timing of the product’s entry into the market, the patent and other proprietary position, the likelihood of regulatory approval and other relevant scientific, technical and commercial factors.

“Competitive Infringement” has the meaning set forth in Section 6.5.1.

“Compound” means any ASO discovered by Isis that modulates the expression of a Collaboration Target via the binding, partially or wholly, of such ASO to the RNA of such Collaboration Target, and any salts, solvates, hydrates, hemihydrates, metabolites, enantiomers, racemates and all other optically active forms, prodrugs and conjugates of such ASO.

“Confidential Information” has the meaning set forth in Section 11.1.

“Control” or “Controlled” means, with respect to any patent or other intellectual property right, possession by a Party (including its Affiliates) of the right (whether by ownership, license or otherwise) to grant to the other Party access, ownership or a license, sublicense and/or other right to or under such patent or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding anything to the contrary under this Agreement, with respect to any Third Party that becomes an Affiliate of Isis after the Effective Date (as the result of a Change of Control wherein such Third Party acquires Isis), no intellectual property of such Third Party will be included in the licenses granted hereunder by virtue of such Third Party becoming an Affiliate of Isis, in each case where such intellectual property (1) existed at the time such Third Party became an Affiliate of Isis, or (2) is created by such Third Party after it becomes an Affiliate without using any Isis intellectual property.

“Cover,” “Covered” or “Covering” means, with respect to a patent, that, but for rights granted to a Person under such patent, the practice by such Person of an invention claimed in such patent would infringe a Valid Claim included in such patent, or in the case of a patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

“CREATE Act” has the meaning set forth in Section 6.8.

“Develop,” “Developing” or “Development” means with respect to a Compound or a Licensed Product, any and all discovery, characterization, or preclinical, clinical, or regulatory activity with respect to such Compound or Licensed Product to seek Approval (including the submission of all necessary filings with applicable Regulatory Authorities to support such preclinical and clinical activities and Approval), including human clinical trials conducted after Approval of such Licensed Product to seek Approval for additional Indications for such Licensed Product.

“Development Candidate” means any Compound targeting a Collaboration Target that is reasonably determined by Isis’ RMC in accordance with Isis’ standard procedures for designating development candidates as ready to start IND-Supporting Toxicology Studies except as otherwise set forth in APPENDIX 2(B) with respect to ID/Additional Programs. APPENDIX 2(A) lists examples of certain criteria Isis considers when determining whether a Compound should be designated a Development Candidate under the Rare Diseases Programs and the [***] Program.  APPENDIX 2(B) lists examples of certain criteria Isis considers when determining whether a Compound should be designated a Development Candidate under the ID/Additional Programs.

“Development Milestone Event” has the meaning set forth in Section 5.5.1.

“Different Compound-Expanded [***] Program” has the meaning set forth in Section 1.6.2(d).

“Disclosing Party” has the meaning set forth in Section 11.1.

“Discontinued Product” means (x) a Returned Candidate, and/or (y) any Compound or Licensed Product that is the subject of a termination in the event GSK terminates this Agreement (or the applicable license under this Agreement) under Section 9.2.1 or Isis terminates this Agreement (or the applicable license under this Agreement) under Section 9.2.2 or 9.2.3.

“Dispute” has the meaning set forth in Section 12.1.1.

“DMC” means Isis’ Development Management Committee, or any successor committee.

“Effective Date” has the meaning set forth in the Preamble of this Agreement.

“Election Notice” has the meaning set forth in Section 10.1.

“EMEA” means the European Medicines Agency and any successor entity thereto.

“European Union” or “EU” includes Austria, Belgium, Bulgaria, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, the United Kingdom, and any such other country or territory that may officially become part of the European Union after the Effective Date.

“Estimated Incremental Costs” has the meaning set forth in Section 1.6.2(d)(iii).

“Executives” has the meaning set forth in Section 12.1.1.

“Expanded [***] Field” has the meaning set forth in Section 1.6.2(b).

“Expert Panel” has the meaning set forth in Section 12.1.3.

“First [***] Election Deadline” has the meaning set forth in Section 1.6.2(b).

“Final [***] Election Deadline” has the meaning set forth in Section 1.6.2(c).

“First Commercial Sale” means the first sale of a Licensed Product by GSK, its Affiliate or a Sublicensee to a Third Party in a particular country after Approval of such Licensed Product has been obtained in such country.

“Follow-On Compound” means, with respect to a given Compound for a given Collaboration Program, any Compound other than the Development Candidate and Back-Up Compound developed under such Collaboration Program that is designed to inhibit the same Collaboration Target as such lead Development Candidate and Back-Up Compound but has a different chemistry.  For clarity, a “Follow-on Compound” will not include any Back-Up Compound to the lead Development Candidate in a given Collaboration Program.

“Generic Product” means a Third Party’s product(s) having the same or substantially the same active pharmaceutical ingredient as a Licensed Product and for which in the US an ANDA has been filed naming the Licensed Product as the reference listed drug or outside of the U.S., an equivalent process where bioequivalence to the Licensed Product has been asserted.

“GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable foreign regulatory standards.

“Good Data Management Practices” has the meaning set forth in Section 1.4.6(a).

“GSK” has the meaning set forth in the Preamble of this Agreement.

“GSK Collaboration Know-How” has the meaning set forth in Section 6.1.2.

“GSK Collaboration Patents” has the meaning set forth in Section 6.1.2.

“GSK Collaboration Technology” has the meaning set forth in Section 6.1.2.

“GSK Know-How” means any Know-How Controlled by GSK on the Effective Date and/or during the Collaboration Term, but specifically excluding the GSK Collaboration Know-How.

“GSK Know-How Royalty” has the meaning set forth in Section 5.9.2(b).

“GSK Orange Book Patents” means the Patent Rights that are listed with, and/or are required to be listed with, applicable Regulatory Authorities Covering any Licensed Product being Developed by GSK, its Affiliates or Sublicensees hereunder that GSK, its Affiliate or Sublicensee intends to, or has begun to, Commercialize, and that have become the subject of an NDA submitted to any applicable Regulatory Authority, such listings to include, without limitation, all so-called “Orange Book” listings required under the Hatch-Waxman Act and all so-called “Patent Register” listings as required in Canada.  For purposes of determining royalties payable under Section 5.9, GSK Orange Book Patents will include any and all foreign equivalent and counterpart Patent Rights to the Patent Rights described above.

“GSK Patent” means any Patent Rights included in the GSK Technology.

“GSK Patent Royalty” has the meaning set forth in Section 5.9.1.

“GSK Product-Specific Patents” means all Product-Specific Patents Controlled by GSK on or after the Effective Date.

“GSK Supported Pass-Through Costs” means (1) the licensing costs and payments payable by

Isis to Third Parties to the extent arising from Patent Rights, Know-How or other intellectual property rights that (i) are included in the Licensed Patents or Licensed Know-How; (ii) are necessary to Develop, Manufacture and/or Commercialize Compounds within a Collaboration Program, Licensed Compounds and/or Licensed Products; and (iii) [***]

“GSK Technology” means the GSK Collaboration Technology, Jointly-Owned Collaboration Technology, GSK Product-Specific Patents and any trademarks described in Section 4.1.5.

“HSR” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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“ID/Additional Program” means (i) the fifth (5th) Collaboration Program focused on [***]; and (ii) the sixth (6th), if any, Collaboration Program added to this Agreement in accordance with Section 1.5.1.

“IDJSC” has the meaning set forth in Section 1.3.6.

“IND” means an Investigational New Drug Application (as defined in the Food, Drug and Cosmetic Act, as amended) filed with the FDA or its foreign counterparts.

“IND-Supporting Toxicology Studies” means the pharmacokinetic and toxicology studies required to meet the requirements for filing an IND.

“Indemnitee” has the meaning set forth in Section 8.3.

“Indication” means, with respect to a Licensed Product, such Licensed Product’s interference with a gene to affect a specific primary endpoint of a pathophysiologic state, regardless of etiology.  For example only, in the disease of hypercholesterolemia, the reduction of LDL-C in different patient populations is considered the same Indication in each such population, irrespective of the fact that homozygous familial hypercholesterolemia (FH) patients, heterozygous FH patients, and severe hypercholesterolemia patients are distinct patient populations all having the same pathophysiologic state, as illustrated with examples set forth on APPENDIX 6 attached hereto.  Conversely, and for example only, in the disease, age-related macular degeneration (AMD), the improvement of visual acuity in a patient population is considered a different Indication for patients with wet AMD as compared to patients with dry AMD, irrespective of the fact the drug treats the same endpoint (i.e., visual acuity), because wet AMD versus dry AMD are distinct pathophysiologic states.

“Initiation of A Phase 1 Trial” means the first visit by the first human subject in a Phase 1 Trial during which dosing of a Development Candidate occurs.

“Initiation of A Phase 2 PoC Trial” means the first visit by the first human subject in a Phase 2 PoC Trial during which dosing of a Development Candidate occurs.

“Initiation of A Phase 3 Trial” means the first visit by the first human subject in a Phase 3 Trial during which dosing of a Licensed Compound or Licensed Product occurs.

“Integrated Product Plan” or “IPP” has the meaning set forth in Section 4.3.3.

“In Vivo Efficacy” means, on an ID/Additional Program-by-ID/Additional Program basis, the Development Milestone Event that is achieved hereunder upon the later of (i) demonstration of pharmacodynamic modulation in vivo or, with respect to the fifth (5th) Collaboration Program, achievement of the criteria set forth on APPENDIX 7, in each case as confirmed by the JSC (subject to the dispute resolution provisions in Section 12.1.3, if the Parties cannot reach consensus), or (ii) designation of a Development Candidate for such ID/Additional Program.

“Isis” means Isis Pharmaceuticals, Inc.

“Isis Collaboration Know-How” has the meaning set forth in Section 6.1.2.

“Isis Collaboration Patents” has the meaning set forth in Section 6.1.2.

“Isis Collaboration Technology” has the meaning set forth in Section 6.1.2.

“Isis Core Technology Patents” means all Patent Rights Controlled by Isis or its Affiliates on or after the Effective Date necessary or useful for the Development and/or Commercialization of Licensed Compounds and/or Licensed Products, in any case other than Isis Product-Specific Patents or Isis Manufacturing and Analytical Patents.  A list of Isis Core Technology Patents as of the Effective Date is set forth on SCHEDULE 7.2.5(a) attached hereto.

“Isis Database” has the meaning set forth in Section 4.4.1.

“Isis Follow-On Product” has the meaning set forth in Section 2.1.2(c).

“Isis In-License Agreements” has the meaning set forth in Section 5.11.1(a).

“Isis Know-How” means any Know-How Controlled by Isis or its Affiliates on or after the Effective Date, including any Jointly-Owned Collaboration Know-How and Isis Collaboration Know-How, necessary or useful for the Development and/or Commercialization of Licensed Compounds and/or Licensed Products. Isis Know-How does not include the Isis Manufacturing and Analytical Know-How.

“Isis Manufacturing and Analytical Know-How” means Know-How Controlled by Isis or its Affiliates on or after the Effective Date, including Jointly-Owned Collaboration Know-How that relates to the synthesis or analysis of Licensed Compounds and/or Licensed Products regardless of sequence or chemical modification. Isis Manufacturing and Analytical Know-How does not include the Isis Know-How.

“Isis Manufacturing and Analytical Patents” means Patent Rights Controlled by Isis or its Affiliates on or after the Effective Date, including Jointly-Owned Collaboration Patents, that claim methods and materials used in the synthesis or analysis of Licensed Compounds and/or Licensed Products regardless of sequence or chemical modification. A list of Isis Manufacturing and Analytical Patents as of the Effective Date is set forth on SCHEDULE 7.2.5(b) attached hereto.  Isis Manufacturing and Analytical Patents do not include the Product-Specific Patents or the Isis Core Technology Patents.

“Isis Orange Book Patents” means the Patent Rights that are listed with, and/or are required to be listed with, applicable Regulatory Authorities Covering any Discontinued Product being Developed by Isis, its Affiliates or Sublicensees hereunder, that Isis, its Affiliate or Sublicensees intend to, or has begun to, Commercialize, and that have become the subject of an NDA submitted to any applicable Regulatory Authority, such listings to include, without limitation, all so-called “Orange Book” listings required under the Hatch-Waxman Act and all so-called “Patent Register” listings as required in Canada.  For purposes of determining royalties payable under Section 5.10, Isis Orange Book Patents will include any and all foreign equivalent and counterpart Patent Rights to the Patent Rights described above.

“Isis Patents” means any Patent Rights included in the Licensed Patents.

“Isis Product-Specific Patents” means all Product-Specific Patents Controlled by Isis or its Affiliates on or after the Effective Date necessary or useful for the Development and/or Commercialization of Licensed Compounds and/or Licensed Products. A list of Isis Product-Specific Patents as of the Effective Date is set forth on SCHEDULE 7.2.5(c) attached hereto.  For purposes of clarification, any Isis Product-Specific Patents assigned to GSK as set forth in Section 6.2.2(b) will still be considered Isis Product-Specific Patents for determining the royalty term and applicable royalty rates under ARTICLE 5.

“Isis Supported Pass-Through Costs” means (1) the licensing costs and payments payable by Isis to Third Parties to the extent arising from any Third Party intellectual property in-licensed by Isis that is (i) included in the Licensed Patents or Licensed Know-How; and (ii) necessary to Develop, Manufacture and/or Commercialize Compounds within a Collaboration Program, Licensed Compounds and/or Licensed Products; and (2) all costs and payments of any kind owing to [***] or its affiliate under that certain [***]; provided, however, that “Isis Supported Pass-Through Costs” specifically excludes any licensing costs and payments owed to a Third Party that primarily claim or Cover [***].

“Japan NDA” or “JNDA” means the Japanese equivalent of an NDA filed with the Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto).

“JNDA Approval” means the Approval of a JNDA by the Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto) for the applicable Licensed Product in Japan.

“JNDA Filing” means the acceptance by the Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto) of the filing of a JNDA for the applicable Licensed Product.

“Joint Patent Committee” will have the meaning set forth in Section 6.1.3.

“Jointly-Owned Collaboration Know-How” has the meaning set forth in Section 6.1.2.

“Jointly-Owned Collaboration Patents” has the meaning set forth in Section 6.1.2.

“Jointly-Owned Collaboration Technology” has the meaning set forth in Section 6.1.2.

“JSC” has the meaning set forth in Section 1.3.1.

“Know-How” means inventions, technical information, know-how and materials, including technology, software, instrumentation, devices, data, compositions, formulas, biological materials, assays, reagents, constructs, compounds, discoveries, procedures, processes, practices, protocols, methods, techniques, results of experimentation or testing, knowledge, trade secrets, skill and experience, in each case whether or not patentable or copyrightable.

“Licensed Compound” means any Compound included in a Collaboration Program for which GSK has exercised its Option under Section 3.1 of this Agreement.

“Licensed IP” means the Licensed Patents and Licensed Know-How.

“Licensed Know-How” means Isis Manufacturing and Analytical Know-How, and Isis Know-How.

“Licensed Patents” means the Isis Product-Specific Patents, Isis Core Technology Patents and Isis Manufacturing and Analytical Patents.

“Licensed Product” means a pharmaceutical product having a Licensed Compound as its active ingredient.

“Losses” has the meaning set forth in Section 8.1.

“MAA Approval” means the receipt of the first Approval for the applicable Licensed Product in any EU country, and the grant of pricing and reimbursement approval for such Licensed Product at a level acceptable to GSK [***].

“MAA Filing” means filing with the EMEA of a marketing authorization application (“MAA”) for the applicable Licensed Product under the centralized European procedure.  If the centralized EMEA filing procedure is not used, MAA Filing will be achieved upon the first filing of an MAA for the applicable Licensed Product in any Major Country.

“Major Country” will mean any of the following countries: the United States, Japan, the United Kingdom, Germany, France, Italy or Spain and, [***].

“Major EU Markets” means the United Kingdom, France, Germany, Italy and Spain.

“Manufacture” or “Manufacturing” means any activity involved in or relating to the manufacturing, quality control testing (including in-process, release and stability testing), releasing or packaging, for pre-clinical and clinical purposes, of API, a Compound, or a Licensed Product.

“Milestone Event” means a Development Milestone Event or a Sales Milestone Event, as the case may be.

“NDA” means a New Drug Application filed with the FDA after completion of clinical trials to obtain Approval for the applicable Licensed Product in the United States.

“NDA Approval” means the Approval of an NDA by the FDA for the applicable Licensed Product in the U.S.

“NDA Filing” means the acceptance by the FDA of the filing of an NDA for the applicable Licensed Product.

“Net Sales” means, with respect to any Licensed Product, the gross invoiced sales of such Licensed Product sold by either (i) GSK, its Affiliates or Sublicensees or (ii) as the case requires, Isis, its Affiliates or Sublicensees (in each case, the “Selling Party”), in finished product form, packaged and labeled for sale, under this Agreement in arm’s-length sales to Third Parties, less the following deductions which are actually incurred, allowed, paid, accrued or specifically allocated to the Third Party customer by the Selling Party (to the extent actually taken by such Third Party customer), on such sales for:  (a) customary trade, quantity, and cash discounts; (b) customary and reasonable credits, rebates and chargebacks (including those to managed-care entities and government agencies including Medicare and Medicaid), and allowances or credits to customers on account of rejection or returns (including, but not limited to, wholesaler and retailer returns) or on account of retroactive price reductions affecting such Licensed Product; (c) freight, postage and duties, and transportation charges relating to such Licensed Product, including handling and insurance thereto; (d) sales taxes, value added taxes (VAT), and other taxes directly linked to the sales of such Licensed Product to the extent included in the gross amount invoiced; (e) actual bad debt, in an amount up to 2% of Net Sales; (f) commissions allowed or paid to Third Party distributors, brokers, or agents relating to such Licensed Product other than sales personnel, sales representatives, and sales agents employed by the Selling Party; and (g) any other items actually deducted from gross invoiced sales amounts as reported by such Party in its financial statements in accordance with, in the case of GSK’s Net Sales, the International Financial Reporting Standards, applied on a consistent basis, and, in the case of Isis’ Net Sales, the U.S. generally accepted accounting principles applied on a consistent basis.

Net Sales will not include any transfer or sale between or among a Party and any of its Affiliates or direct Sublicensees unless as part of a commercial sale and the paying party is the end user of the relevant Licensed Product.

A Licensed Product provided to patients free of charge for compassionate use will not be included in Net Sales.

In the event a Licensed Product is sold as part of a Combination Product (as defined below), the Net Sales from the Licensed Product, for the purposes of determining royalty payments, will be determined by multiplying the Net Sales (as determined without reference to this paragraph) of the Combination Product by the fraction A/A+B, where A is the average net sales price (determined substantially in accordance with the above) of the Licensed Product when sold separately in finished form and B is the average net sales price (determined substantially in accordance with the above) of the other therapeutically active pharmaceutical compound(s) included in the Combination Product when sold separately in finished form, each during the applicable royalty period or, if sales of all compounds did not occur in such period, then in the most recent royalty reporting period in which sales of all occurred.  In the event that such average net sales price cannot be determined for both the Licensed Product and all other therapeutically active pharmaceutical compounds included in the Combination Product, Net Sales for the purposes of determining royalty payments will be calculated as above, but the average net sales price in the above equation will be replaced by a good-faith estimate of the fair market value of the compound(s) for which no such price exists.  As used above, the term “Combination Product” means any pharmaceutical product which consists of a Licensed Product and any other therapeutically active pharmaceutical compound(s).

“Non-Breaching Party” has the meaning set forth in Section 9.2.2(a).

“Objective” has the meaning set forth in Section 1.1.

[***]

“Option” means GSK’s exclusive option set forth in Section 3.1 to exclusively license a Collaboration Program.

“Option Deadline” has the meaning set forth in Section 3.1.

“Option Exercise Effective Date” has the meaning set forth in Section 3.2.3.

“Party” or “Parties” means GSK and Isis individually or collectively.

“Patent Costs” will mean the reasonable fees and expenses paid to outside legal counsel, and filing, maintenance and other reasonable out-of-pocket expenses paid to Third Parties, incurred in connection with the Prosecution and Maintenance of Patent Rights.

“Patent Rights” means (a) patents, patent applications and similar government-issued rights protecting inventions in any country or jurisdiction however denominated, (b) all priority applications, divisionals, continuations, substitutions, continuations-in-part of and similar applications claiming priority to any of the foregoing, and (c) all patents and similar government-issued rights protecting inventions issuing on any of the foregoing applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of (a), (b) or (c).

“Permitted Licenses” means (1) licenses granted by Isis before and after the Effective Date to any Third Party under the Isis Core Technology Patents, the Isis Manufacturing and Analytical Patents, or the Isis Manufacturing and Analytical Know-How (but not under the Isis Product-Specific Patents) to (a) use oligonucleotides (or supply oligonucleotides to end users) in quantities not to exceed [***] per oligonucleotide per end user solely to conduct Pre-Clinical Research, or (b) enable such Third Party to broadly manufacture or formulate oligonucleotides, where such Third Party is primarily engaged in providing contract manufacturing or services and is not engaged in drug discovery, development or commercialization; and (2) material transfer agreement with academic collaborators or non-profit institutions to conduct noncommercial research on gene targets.

“Person” will mean any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

“Phase 1 Trial” means a Clinical Study in any country, the principle purpose of which is a preliminary determination of safety in healthy individuals or patients that would satisfy the requirements of 21 CFR 312.2(a), or an equivalent clinical study required by a Regulatory Authority in a jurisdiction outside of the United States.

“Phase 1 Trial Design/Endpoints for an ID/Additional Program” means the clinical trial design and primary/secondary endpoints for an ID/Additional Program (i) to be discussed in consultation with the IDJSC and subject to GSK’s decision making authority, mutually agreed by Isis and GSK at such time, if at all, as a Development Candidate is ready to initiate a Phase 1 Trial and (ii) intended by GSK to meet both sets of the Phase 1 Success Criteria set forth in APPENDIX 8(B).

“Phase 2 PoC Data Package” means, with respect to a particular Development Candidate, [***]

“Phase 2 PoC Trial” means, with respect to a Collaboration Program, the first phase 2a Clinical Study(ies) in human patients designed to provide evidence of short-term safety, efficacy and tolerability of a Development Candidate within such Collaboration Program.  For clarity, for an ID/Additional Program, the first Clinical Study in HBV infected patients shall not be deemed a Phase 2 PoC Trial, unless otherwise mutually agreed in writing by GSK and Isis.

“Phase 2 PoC Trial Costs” means internal and/or external expenses and costs of a Phase 2 PoC Trial, including, without limitation, investigator grants, laboratory services, clinical PK assays, carcinogenicity studies, CMC studies, CRO services and pass-throughs, pharmacovigilance and risk management activities, costs for packaging, distribution and reconciliation (including labels and translations, inventory control, IVRS, off-site storage and destruction), data management (including EDC), clinical study reports, drug costs (API, Compound or drug product containing a Compound) at Isis’ Cost of Goods, investigator meetings, monitoring, DSMB costs, program-specific travel, metabolomics assays, courier services, clinical trial liability insurance costs (allocated to such trial) quality assurance costs for auditing clinical trial activities and preclinical studies support (report reviews and CMC review). Isis’ internal costs with respect to its employees performing such activities will be calculated at the FTE Rate at such time.

(a)                                  “Cost of Goods” means, with respect to units of Compound or drug product containing such Compound manufactured by or on behalf of Isis, the fully absorbed cost incurred by Isis to manufacture such Compound and such drug product as calculated and determined in good faith by Isis using the procedures and methodologies described in APPENDIX 4 which are used by Isis to calculate and determine the cost incurred by Isis to manufacture compounds and products for Isis’ Third Party collaboration partners.

(b)                                  “FTE” means the equivalent of the work of one (1) employee with appropriate professional scientific and/or technical or managerial experience, working on a dedicated full-time basis for one (1) year (consisting of at least a total of one thousand eight hundred twenty (1,820) hours per year of dedicated effort, excluding vacations and holidays) of work. Overtime will not be counted toward the number of hours that are used to calculate the FTE contribution.

(c)                                  “FTE Rate” means the fully burdened rate Isis charges its Third Party collaboration partners for Isis FTEs.

“Phase 2 Trial” means a Clinical Study conducted in any country that is intended to explore a variety of doses, dose response and duration of effect to generate initial evidence of clinical safety and activity in a target patient population, that would satisfy the requirements of 21 CFR 312.21(b), or an equivalent Clinical Study required by a Regulatory Authority in a jurisdiction outside of the United States.  A “Phase 2 Trial” includes a Phase 2 PoC Trial.

“Phase 3 Trial” means a pivotal Clinical Study (whether or not denominated as a “Phase 3” Clinical Study under applicable regulations) in human patients that is of the size and design agreed to by a Regulatory Authority to be appropriate to establish that the Licensed Product is safe and effective for its intended use; to define warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed; and to support Approval of such Licensed Product.

“Phase 4 Trial” means a Clinical Study in any country which is conducted after Approval of a Licensed Product has been obtained from an appropriate Regulatory Authority, consisting of trials conducted voluntarily for enhancing marketing or scientific knowledge of an approved Indication and trials conducted due to request or requirement of a Regulatory Authority.

“Platform Blocking IP” means Third Party intellectual property that is necessary to Develop and/or Commercialize a particular Licensed Product, where the financial obligations for which would have been considered Isis Supported Pass-Through Costs had Isis Controlled such Platform Blocking IP on the Effective Date.

“PoC Cost Limit” has the meaning set forth in Section 1.7.1.

“PoC Success Criteria” means the criteria to be discussed and, subject to [***] promptly mutually agreed by Isis and GSK at such time, if at all, as a Collaboration Program reaches the Development Candidate stage (as may be further refined through consultations with the JSC).  APPENDIX 8(A) lists PoC Success Criteria for the Rare Diseases Programs and the [***] Program and APPENDIX 8(B) lists Phase 1 Success Criteria and PoC Success Criteria for ID/Additional Program.

“PoC Trial Completion Notice” has the meaning set forth in Section 3.1.

“PoC Trial Design/Endpoints” means the clinical trial design and primary/secondary endpoints (i) to be discussed in consultation with the JSC and subject to [***], mutually agreed by Isis and GSK at such time, if at all, as a Development Candidate is ready to initiate a Phase 2 PoC Trial and (ii) intended by GSK to meet the PoC Success Criteria.

“Pre-Clinical Research” means pre-clinical research including gene function, gene expression and target validation research using cells and animals, which may include small pilot toxicology studies but excludes pharmacokinetic and toxicology studies required to meet the regulations for filing an IND, Development and Commercialization.

“Pre-Clinical Studies” means in vitro and in vivo studies of a Compound, not in humans, including those studies conducted in whole animals and other test systems, designed to determine the toxicity, bioavailability, and pharmacokinetics of a Compound and whether the Compound has a desired effect.

“Prior Agreements” means the agreements listed on SCHEDULE 7.2.7 attached hereto.

“Proceeding” means an action, suit or proceeding.

“Product-Specific Patents” means Patents Controlled by a Party or any of its Affiliates on or after the Effective Date, including any Collaboration Patents, claiming (i) the specific composition of matter of a Licensed Compound and/or a Licensed Product, or (ii) methods of using a Licensed Compound and/or a Licensed Product as a therapeutic; provided however, patents Controlled by Isis or any of its Affiliates that (x) include claims that are directed to subject matter applicable to ASOs in general, or (y) include an ASO, the sequence of which targets a Collaboration Target and a gene target that is not a Collaboration Target, will not be considered Product-Specific Patents, and in the case of (x) and (y), such patents will be considered Isis Core Technology Patents.

“Product Development Plan” has the meaning set forth in Section 4.3.3.

“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent Right, the preparing, filing, prosecuting and maintenance of such Patent Right, as well as handling re-examinations, reissues, and requests for patent term extensions with respect to such Patent Right, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular Patent.  For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” will not include any other enforcement actions taken with respect to a Patent Right.

“Rare Disease” means (i) a disease or condition for which the intended drug affects fewer than 200,000 people in the United States or, if the drug is a vaccine, diagnostic drug, or preventive drug, the persons to whom the drug will be administered in the United States are fewer than 200,000 per year as specified in Sec. 316.21(b) of the Federal Food, Drug and Cosmetic Act (the “Act”), or (ii) a diseases or conditions affecting 200,000 or more people, or for a vaccine, diagnostic drug, or preventive drug to be administered to 200,000 or more persons per year in the United States, there is no reasonable expectation that costs of research and development of the drug for the indication can be recovered by sales of the drug in the United States as specified in Sec. 316.21(c) of the Act.

“Rare Disease Program” means the respective Collaboration Programs focused on each of the Collaboration Targets, [***], or the [***] or any replacement target for such targets as determined in accordance with Section 1.5.2, which replacement target may or may not be primarily associated with a Rare Disease.

“Receiving Party” has the meaning set forth in Section 11.1.

“Reduced Option Payment” has the meaning set forth in Section 12.4.

“Regulatory Authority” means any governmental authority, including the FDA, EMEA or Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto), that has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the marketing and sale of a Licensed Product in any country.

“Returned Candidate” means any Development Candidate for which GSK’s exclusive Option under Section 3.1 has expired.

“Reverse Royalties” has the meaning set forth in Section 5.10.1.

[***]

[***]

“[***] Election Deadline” has the meaning set forth in Section 1.6.1.

“[***] Sanction Notice” has the meaning set forth in Section 1.6.1.

“RMC” means Isis’ Research Management Committee, or any successor committee.

“Sales Milestone Event” has the meaning set forth in Section 5.7.

“Same Compound-Expanded [***] Program” has the meaning set forth in Section 1.6.2(c).

“Sanctioned Target” means a Collaboration Target with respect to which therapeutic potential has been demonstrated in pre-clinical disease models and such Collaboration Target has received approval by Isis’ RMC to expend resources to identify a human Development Candidate, all in accordance with Isis’ standard processes.  APPENDIX 3 lists examples of certain criteria Isis considers when determining whether a gene target should be approved as a Sanctioned Target.  As of the Effective Date, [***] are each Sanctioned Targets.

“Significant Sequence Homology” means, with respect to an ASO Isis is practicing and the Compound being Developed or Commercialized under the CFB Program, the ASO comprises [***] or more identical, contiguous nucleobases of such Compound sequence. For example only, an ASO with a sequence comprising [***] or more identical, contiguous nucleobases of a Compound having a sequence that is [***] nucleobases in length has Significant Sequence Homology. Conversely, an ASO with a sequence comprising [***] or less identical, contiguous nucleobases of such Compound having a sequence that is [***] nucleobases in length does not have Significant Sequence Homology.

“Sublicensee” means a Third Party to whom a Party or its Affiliates or Sublicensees has granted a sublicense or license under any Licensed IP or GSK Technology, as the case may be, licensed to such Party in accordance with the terms of this Agreement.

[***]

“Termination Payment” has the meaning set forth in Section 9.2.1.

“Third Party” means a Person or entity other than the Parties or their respective Affiliates.

“Third Party Obligations” means any financial and non-financial encumbrances, restrictions, or limitations imposed by an agreement between Isis and a Third Party that relate to a Compound, Licensed Product and/or a Collaboration Target, including, without limitation, field or territory restrictions, covenants, milestone payments, diligence obligations, sublicense revenue, royalties, or other payments.

[***]

“UK Tax Certification” has the meaning set forth in Section 5.14.2.

“United States” or “U.S.” means the fifty states of the United States of America and all of its territories and possessions and the District of Columbia.

“Unvalidated Collaboration Program” has the meaning set forth in Section 1.5.2.

“Valid Claim” means a claim of any issued or unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

“Voluntarily Terminated Collaboration Program” has the meaning set forth in Section 9.2.1.

APPENDIX 2(A)

Isis’ Development Candidate Designation Criteria for Rare Disease Programs / [***] Programs

[***]

APPENDIX 2(B)

Isis’ Development Candidate Designation Criteria for ID/Additional Programs

Milestone: Candidate Selection Criteria

[***]

Appendix 3

Target Sanction Checklist

[***]

APPENDIX 4

2010 Estimate of API Cost per Kilogram

(000’s)

[***]

APPENDIX 5

Collaboration Programs and Collaboration Targets

	Collaboration Target	Collaboration Program

1	[***]	[***]

2	[***]	[***]

3	[***]	[***]

4	[***]	[***]

5	[***]	[***]

APPENDIX 6

Examples Illustrating Indications

Primary endpoint(s)	pathophysiologic state, disease, human condition regardless of etiology

weight loss	obesity

LDL, Total Cholesterol	Hypercholesterolemia

HbA1c	Type 2 diabetes

breast tumor size	breast cancer

airway restriction	asthma

APPENDIX 7

[***] Criteria for ID/Additional Program for [***]

[***]

APPENDIX 8(A)

PoC Success Criteria for Rare Disease Programs / [***] Programs

[***]

APPENDIX 8(B)

Phase I Success Criteria and PoC Success Criteria for ID/Additional Programs

[***]

SCHEDULE 2.1.2(c)

ROFN Terms

If Isis (a) has a good-faith desire to offer a Third Party an exclusive license to such Isis Follow-On Product, or (b) Initiates a Phase 3 Trial for such Isis Follow-On Product, then Isis will promptly (but in any case within thirty (30) days) provide written notice to GSK, and Isis will promptly deliver to GSK evaluation materials reasonably relevant to such Isis Follow-On Product and no less than those materials provided to applicable Third Parties, including information consistent with the information Isis is required to disclose as part of a Phase 2 PoC Data Package.  GSK will then have forty-five (45) days to notify Isis in writing whether GSK desires to exclusively license such Isis Follow-On Product.  If GSK provides Isis with timely written notice that GSK desires to exclusively license such Isis Follow-On Product, then Isis and GSK will, in good faith, use commercially reasonable efforts to conclude a written license agreement within one hundred twenty (120) days.  If GSK fails to timely notify Isis that GSK desires to exclusively license such Isis Follow-On Product, or if despite good faith commercially reasonable efforts GSK and Isis are unable to reach an agreement within one hundred twenty (120) days after Isis’ receipt of such notice from GSK, then Isis may grant an exclusive license to any Third Party to such Isis Follow-On Product on economic terms which, when taken as a whole, are no more favorable to any such Third Party than the terms last offered under this right of first negotiation by GSK to Isis.

SCHEDULE 5.11.1

ISIS IN-LICENSE AGREEMENTS

(RELEVANT TO COLLABORATION PROGRAMS AS OF THE EFFECTIVE DATE)

[***]

SCHEDULE 7.2.5(a)

ISIS CORE TECHNOLOGY PATENTS

[***]

SCHEDULE 7.2.5(b)

Isis Manufacturing and Analytical Patents

[***]

SCHEDULE 7.2.5(c)

Isis Product-Specific Patents

[***]

SCHEDULE 7.2.7

PRIOR AGREEMENTS

[***]

***************

AGREEMENTS CREATING THIRD PARTY OBLIGATIONS

(AS OF THE EFFECTIVE DATE)

[***]

Schedule 11.3

GSK and Isis Pharmaceuticals collaborate on RNA therapeutics for rare and infectious diseases

•                  GSK has right to license and commercialize compounds at clinical proof-of-concept

•                  Isis gives GSK access to expertise in discovery and development of anti-RNA therapeutics

LONDON, United Kingdom, and CARLSBAD, Calif., March 31, 2010 — GlaxoSmithKline (NYSE: GSK) and Isis Pharmaceuticals Inc. (Nasdaq: ISIS) announced today a new strategic alliance that will apply the Isis antisense drug discovery platform to seek out and develop new therapeutics against targets for rare and serious disease, including infectious diseases and some conditions causing blindness.

Under the terms of the agreement, which covers up to six programs, Isis will receive an upfront $35 million payment from GSK and is eligible to receive on average up to $20 million in milestones per program up to Phase 2 proof of concept (PoC). GSK will have the option to license compounds at PoC, and will be responsible for all further development and commercialization.  Isis will be eligible to receive license fees and milestone payments, totaling nearly $1.5 billion, in the event all six programs are successfully developed for one or more indications and commercialized through to pre-agreed sales targets. In addition Isis will receive up to double-digit royalties on sales, from any product that is successfully commercialized.

“As a platform, the Isis antisense approach offers us an exciting opportunity to target certain severe diseases in a way that has not previously been possible,” said Dr. Patrick Vallance, Senior Vice-President and Head of Drug Discovery at GSK.  “Isis Pharmaceuticals is a leader in antisense technology, and this new alliance will enhance our discovery platform in this promising research area.”

Antisense therapies target the proteins involved in disease processes through the RNA that is involved in building these proteins. The Isis discovery platform develops specific therapies that bind to messenger RNA (mRNA) and inhibit the production of disease-causing proteins. Isis recently announced data from a Phase 3 trial in heterozygous familial hypercholesterolemia patients that demonstrated the therapeutic effect of this approach.

This alliance provides GSK with access to Isis’ expertise in drug discovery and development of RNA-targeted therapeutics, with Isis retaining responsibility for the discovery and development of compounds to the alliance targets from inception to POC.

“We are excited to be working with GSK to apply antisense technology to these new therapeutic areas.  We are particularly excited to work on the novel targets GSK brought to the alliance,” said Dr. Stanley T. Crooke, Chairman and Chief Executive Officer for Isis Pharmaceuticals.  “This alliance is exactly the type of deal we want to do.  We retain control of the discovery and early development of our drugs while working together with a very high-quality partner to maximize the value of the drugs in late-stage development and commercialization.”

Isis will hold an investor conference call and live audio webcast today, March 31, 2010 at 8:30 a.m. ET to provide detailed information on its new strategic alliance with GSK.

About RNA-targeted therapeutics

RNA-targeted therapeutics, or antisense therapies such as oligonucleotides, represents an opportunity for a new drug class.  Where most other medicines are small molecules or biologics that target a specific protein in a diseases process, antisense therapies prevent protein synthesis by eliminating the mRNA - the template or pattern that guides the production of the protein.

About Isis Pharmaceuticals

Isis is exploiting its expertise in RNA to discover and develop novel drugs for its product pipeline and for its partners.  The Company has successfully commercialized the world’s first antisense drug and has 22 drugs in development.  Isis’ drug development programs are focused on treating cardiovascular, metabolic, and severe neurodegenerative diseases and cancer.  Isis’ partners are developing antisense drugs invented by Isis to treat a wide variety of diseases.  Isis and Alnylam Pharmaceuticals are joint owners of Regulus Therapeutics Inc., a company focused on the discovery, development and commercialization of microRNA therapeutics.  Isis also has made significant innovations beyond human therapeutics resulting in products that other companies, including Abbott, are commercializing.  As an innovator in RNA-based drug discovery and development, Isis is the owner or exclusive licensee of over 1,600 issued patents worldwide.  Additional information about Isis is available at www.isispharm.com.

About GlaxoSmithKline

GlaxoSmithKline — one of the world’s leading research-based pharmaceutical and healthcare companies — is committed to improving the quality of human life by enabling people to do more, feel better and live longer.

GlaxoSmithKline Enquiries:

UK Media enquiries:	Philip Thomson	(020) 8047 5502
	Claire Brough	(020) 8047 5502
	Stephen Rea	(020) 8047 5502
	Alexandra Harrison	(020) 8047 5502
	Jo Revill	(020) 8047 5502

US Media enquiries:	Nancy Pekarek	(919) 483 2839
	Mary Anne Rhyne	(919) 483 2839
	Kevin Colgan	(919) 483 2839
	Sarah Alspach	(919) 483 2839

European Analyst/Investor enquiries:	David Mawdsley	(020) 8047 5564
	Sally Ferguson	(020) 8047 5543
	Gary Davies	(020) 8047 5503

US Analyst/ Investor enquiries:	Tom Curry	(215) 751 5419
	Jen Hill Baxter	(215) 751 7002

Isis Pharmaceuticals’ Contacts:

Kristina Lemonidis	Amy Blackley, Ph.D.
Director, Investor Relations	Assistant Director, Corporate Communications
760-603-2490	760-603-2772

GSK Cautionary statement regarding forward-looking statements

Under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, GSK cautions investors that any forward-looking statements or projections made by GSK, including those made in this announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Factors that may affect GSK’ s operations are described under ‘Risk Factors’ in the ‘Business Review’ in the company’ s Annual Report on Form 20-F for 2008.

Isis Safe Harbor Statement

This press release includes forward-looking statements regarding Isis’ strategic alliance with GSK, and Isis’ research and development opportunities in disease areas including rare and infectious diseases.  Any statement describing Isis’ goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement.  Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such products.  Isis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements.  Although Isis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Isis.  As a result, you are cautioned not to rely on these forward-looking statements.  These and other risks concerning Isis’ programs are described in additional detail in Isis’ annual report on Form 10-K for the year ended December 31, 2009, which is on file with the SEC.  Copies of this and other documents are available from the Company.

Isis Pharmaceuticals is a registered trademark of Isis Pharmaceuticals, Inc.  Regulus Therapeutics is a trademark of Regulus Therapeutics Inc.

SCHEDULE 12.4.1

Applicable Option Exercise Payments in Change of Control

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